Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333‑294267

PROXY STATEMENT FOR ANNUAL MEETING OF

DIGIMARC CORPORATION

PROXY STATEMENT/PROSPECTUS

A REORGANIZATION AND HOLDING COMPANY MERGER IS PROPOSED
YOUR VOTE IS IMPORTANT

Dear Shareholders of Digimarc Corporation:

It is my pleasure to invite you to attend the 2026 Annual Meeting of Shareholders (“Annual Meeting”) of Digimarc Corporation (“Digimarc” or the “Company”), to be held on April 30, 2026 at 11:00 a.m. Pacific Daylight Time, at the headquarters of the Company, 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

At the Annual Meeting, you will be asked to consider and act upon the following actions:

(1)

a proposal to approve an agreement and plan of reorganization, including the agreement and plan of merger attached thereto (the “Reorganization Agreement”) to effect a transaction in which Digimarc will become a wholly owned subsidiary of Digimarc Parent, Inc. (f/k/a Deschutes Parent, Inc.), a newly formed Oregon corporation (“Holdings”), immediately followed by a conversion of Digimarc into an Oregon limited liability company, and each outstanding share of common stock, $0.001 par value per share, of Digimarc (“Company Common Stock”) will be exchanged for one share of common stock, $0.001 par value per share, of Holdings (“Holdings Common Stock”), and each outstanding share of preferred stock, $0.001 par value per share, of Digimarc (“Company Preferred Stock”) will be exchanged for one share of preferred stock, $0.001 par value per share, of Holdings (“Holdings Preferred Stock”) (together, the “Reorganization” and the proposal, the “Reorganization Proposal”);

(2)	a proposal to elect eight directors for a term of one year (the “Election Proposal”);

(3)	a proposal to ratify the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2026 (the “Ratification Proposal”);

(4)	a proposal to approve, by non-binding vote, the compensation paid to our named executive officers (the “Compensation Proposal”);

(5)

a proposal to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reorganization Proposal (the “Adjournment Proposal”); and

(6)	to conduct any other business properly brought before the meeting.

If the Reorganization Proposal is approved and the transactions contemplated by the Reorganization Agreement, which we refer to as the “Reorganization,” are completed, we will become a wholly owned subsidiary of Holdings, and your shares will automatically be exchanged for the same number of shares of Holdings, which will be substantially equivalent in all material respects to the rights, powers, and economic ownership of the shares of Company Common Stock you currently hold. Our Board of Directors, after considering various other approaches to maximize shareholder value by (a) realizing substantial cash savings, (b) reducing shareholder dilution, (c) increasing the Company’s ability to attract and retain key talent needed to drive and support company growth as well as provide for robust succession planning and (d) directly tying the realization of equity compensation, including time-based awards, to shareholder value creation, and after discussing the alternatives with our outside legal, tax and compensation advisors, adopted and approved and decided to recommend for your approval the Reorganization Proposal described in the attached proxy statement/prospectus. For a more detailed description of the expected benefits of the Reorganization, please refer to the section entitled “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization” in the accompanying proxy statement/prospectus.

After the completion of the Reorganization, we expect that shares of Holdings Common Stock will trade on The Nasdaq Stock Market LLC under the symbol “DMRC,” the same ticker symbol currently used by the Company. We intend to rename Holdings to “Digimarc Corporation” following the Reorganization.

Our Board of Directors has unanimously determined that the Reorganization Proposal and the Reorganization Agreement and the transactions contemplated thereby, including the Reorganization, as well as the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal, are fair to, advisable and in the best interests of, the Company and its shareholders. Accordingly, our Board of Directors has unanimously approved the Reorganization Agreement and recommends that you vote “FOR” the Reorganization Proposal, “FOR” the Election Proposal, “FOR” the Ratification Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is very important. We cannot complete the Reorganization and realize the expected benefits described in the section entitled “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization” in the accompanying proxy statement/prospectus unless holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast vote to approve the Reorganization Proposal. If you fail to vote on the Reorganization Proposal, it will have the same effect as if you were to vote against the Reorganization Proposal.

Details regarding the business to be conducted at our Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

On or around March 24, 2026, we expect to mail to our shareholders the proxy statement/prospectus for our Annual Meeting of Shareholders (the “Proxy Statement”), a proxy card, and our Annual Report for the fiscal year ended December 31, 2025 (collectively the “proxy materials”). The Proxy Statement and proxy card will provide instructions on how to vote online or by telephone, and how to receive printed proxy materials by mail.

WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE PROMPTLY. YOU MAY VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE, OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND OUR ANNUAL MEETING, YOU WILL HAVE THE RIGHT TO REVOKE YOUR PROXY AND VOTE DURING THE MEETING. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKERAGE FIRM, BANK, OR OTHER NOMINEE TO VOTE YOUR SHARES.

We encourage you to read the accompanying proxy statement/prospectus carefully because it explains the proposed Reorganization, the documents related to the Reorganization and other related matters. You can also obtain other information about us from documents that we have filed with the Securities and Exchange Commission. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 20.

On behalf of the Board of Directors, thank you for your continued interest in and support for Digimarc Corporation.

Sincerely,

/s/ Katie Kool

Katie Kool

Chairman, Digimarc Corporation Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated March 24, 2026 and is being first mailed to Digimarc Corporation shareholders on or about March 24, 2026.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Digimarc Parent, Inc. (f/k/a Deschutes Parent, Inc.), constitutes a prospectus of Digimarc Parent, Inc. under Section 5 of the Securities Act, with respect to the shares of common stock of Digimarc Parent, Inc. to be issued to Digimarc Corporation shareholders pursuant to the Reorganization Agreement. This document also constitutes a proxy statement of Digimarc Corporation under Section 14(a) of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus with respect to the Reorganization. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus with respect to the Reorganization. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Digimarc Corporation shareholders nor the issuance by Digimarc Parent, Inc. of its common stock in connection with the Reorganization will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ADDITIONAL INFORMATION

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Digimarc Corporation, which we refer to as the “Company,” with respect to the solicitation of proxies by the Company for the annual meeting described within, and a prospectus of Digimarc Parent, Inc., which we refer to as “Holdings,” for the shares of common stock of Holdings to be issued to Company shareholders in connection with the proposed Reorganization. As permitted under the rules of the SEC, this proxy statement/prospectus incorporates important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents incorporated by reference into this proxy statement/prospectus, including copies of financial statements and management’s discussion and analysis, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” beginning on page 96. You may also obtain copies of these documents, without charge, from the Company by writing or calling:

Digimarc Corporation

8500 SW Creekside Place

Beaverton, Oregon 97008

Telephone: (503) 469-4800

You also may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the proxy solicitor for the Reorganization at the following address and telephone numbers:

D.F. King & Co., Inc.

28 Liberty Street

53rd Floor

New York, New York 10005

Shareholders may call toll-free: (877) 674-6273

Email: digimarc@dfking.com

To receive timely delivery of the documents in advance of the Annual Meeting, you should make your request no later than April 23, 2026, which is five business days before the Annual Meeting.

In addition, you may obtain copies of documents filed by the Company with the SEC on the Company’s website at www.digimarc.com/investors/quarterly-earnings. We are not incorporating the contents of the websites of the Company or any other entity into this proxy statement/prospectus.

i

Digimarc Corporation 8500 S.W. Creekside Place Beaverton, Oregon 97008

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2026

Dear Shareholders of Digimarc Corporation:

You are cordially invited to attend the 2026 Annual Meeting (“Annual Meeting”) of Shareholders of Digimarc Corporation, an Oregon corporation (“Digimarc,” the “Company,” “we,” “us” or “our”). The meeting will be held on April 30, 2026, at 11:00 a.m. Pacific Daylight Time, at the headquarters of the Company, 8500 S.W. Creekside Place, Beaverton, Oregon 97008. At the Annual Meeting, our shareholders will be asked:

(1)

To approve an agreement and plan of reorganization, including the agreement and plan of merger attached thereto (the “Reorganization Agreement”) to effect a transaction in which Digimarc will become a wholly owned subsidiary of Digimarc Parent, Inc. (f/k/a Deschutes Parent, Inc.), a newly formed Oregon corporation (“Holdings”), immediately followed by a conversion of Digimarc into an Oregon limited liability company, and each outstanding share of common stock, $0.001 par value per share, of Digimarc (“Company Common Stock”) will be exchanged for one share of common stock, $0.001 par value per share, of Holdings (“Holdings Common Stock”), and each outstanding share of preferred stock, $0.001 par value per share, of Digimarc (“Company Preferred Stock”) will be exchanged for one share of preferred stock, $0.001 par value per share, of Holdings (“Holdings Preferred Stock”) (together, the “Reorganization,” and the proposal, the “Reorganization Proposal”);

(2)	To elect eight directors for a term of one year (the “Election Proposal”);

(3)	To ratify the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2026 (the “Ratification Proposal”);

(4)	To approve, by non-binding vote, the compensation paid to our named executive officers (the “Compensation Proposal”);

(5)

To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reorganization Proposal (the “Adjournment Proposal”); and

(6)	To conduct any other business properly brought before the meeting.

Our Board of Directors has approved the proposed Reorganization Agreement and unanimously determined that the Reorganization Proposal and the Reorganization Agreement and the transactions contemplated thereby, including the Reorganization, as well as the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal, are fair to, advisable and in the best interests of, the Company and its shareholders, and unanimously recommends that shareholders vote “FOR” the Reorganization Proposal, “FOR” the Election Proposal, “FOR” the Ratification Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

The items of business listed above are more fully described in the proxy statement/prospectus accompanying this Notice. The record date for the Annual Meeting is March 6, 2026 (the “Record Date”). Only shareholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

Regardless of the number of shares you own, your vote is important. Therefore, even if you currently plan to attend the Annual Meeting, please vote or submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Both telephone and internet voting are available. For specific instructions on voting, please refer to the instructions in the proxy card. If you do attend the Annual Meeting and wish to vote electronically, you may withdraw your proxy at that time.

The proxy statement/prospectus of which this Notice is a part provides a detailed description of the Reorganization and the Reorganization Agreement and the other matters to be considered at the Annual Meeting. We urge you to carefully read this proxy statement/prospectus (including the Annexes hereto) and any documents incorporated by reference herein in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 20.

By Order of the Board of Directors,

/s/ Charles Beck

Charles Beck
Secretary

Beaverton, Oregon
March 24, 2026

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers Regarding the Annual Meeting and Proposals.”

Digimarc Corporation 8500 S.W. Creekside Place Beaverton, Oregon 97008

FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2026

This Proxy Statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2026 Annual Meeting of Shareholders (“Annual Meeting”) of Digimarc Corporation (sometimes referred to as “we,” “us,” “our,” the “Company,” or “Digimarc”), which will be held on April 30, 2026, at 11:00 a.m. Pacific Daylight Time at the headquarters of the Company, 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

On or around March 24, 2026, we began sending this Proxy Statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card to all shareholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we are also sending, along with this Proxy Statement, our Annual Report, which includes our financial statements for the year ended December 31, 2025.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2026

This Proxy Statement, the Notice of Annual Meeting of Shareholders, our form proxy card and our Annual Report are available for viewing, printing and downloading at www.proxyvote.com. To view these materials please have your 16-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026, which includes our financial statements for the fiscal year ended December 31, 2025, on the SEC’s website at www.sec.gov, or on our website at www.digimarc.com/investors/quarterly-earnings. You may also obtain a printed copy of our Annual Report on Form 10-K, which includes our financial statements, free of charge, by sending a written request to Charles Beck, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Digimarc Corporation, 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

TABLE OF CONTENTS

ABOUT THIS PROXY STATEMENT/PROSPECTUS	i
ADDITIONAL INFORMATION	i
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING AND PROPOSALS	2
SUMMARY	13
RISK FACTORS	20
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	22
PROPOSAL 1: REORGANIZATION PROPOSAL	26
OPERATIONS OF THE DIGIMARC BOARD AND ITS COMMITTEES	39
DIRECTOR COMPENSATION	48
PROPOSAL 2: ELECTION PROPOSAL	50
REPORT OF THE AUDIT COMMITTEE OF THE DIGIMARC BOARD	57
PROPOSAL 3: RATIFICATION PROPOSAL	58
MANAGEMENT TEAM	59
EXECUTIVE COMPENSATION	61
PROPOSAL 4: COMPENSATION PROPOSAL	84
PROPOSAL 5: ADJOURNMENT PROPOSAL	85
INFORMATION ABOUT DIGIMARC AND HOLDINGS	86
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	87
DESCRIPTION OF HOLDINGS’ SECURITIES	89
COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE REORGANIZATION	91
LEGAL MATTERS	95
EXPERTS	95
SHAREHOLDER PROPOSALS	95
ANNUAL MEETING MATERIALS	95
OTHER BUSINESS	96
WHERE YOU CAN FIND ADDITIONAL INFORMATION	96

ANNEX A – AGREEMENT AND PLAN OF REORGANIZATION	A-1
ANNEX B – AGREEMENT AND PLAN OF MERGER	B-1
ANNEX C – ARTICLES OF INCORPORATION OF HOLDINGS	C-1
ANNEX D – BYLAWS OF HOLDINGS	D-1

v

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus, and in documents incorporated by reference in this proxy statement/prospectus, contain “forward-looking” information, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “assumption,” “believes,” “continue,” “could,” “estimates,” “expects,” “foresees,” “forecasts,” “intends,” “goals,” “judgment,” “may,” “might,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “targets,” “will,” “would” and the negative of these terms or other similar expressions. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of the Company, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to:

●	the risk that we may not obtain the expected benefits of the Reorganization;

●	the risk that certain conditions of the Reorganization may not be satisfied, or completed on a timely basis, if at all;

●	the risk that the listing of Holdings Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) may not be treated as a substitution listing event under applicable Nasdaq listing rules;

●

the risk that if the Reorganization were to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”), the shareholders of Digimarc may be required to pay substantial U.S. federal income taxes; and

●	the risk that the Company’s business could be adversely affected if the Reorganization is not approved.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the matters and factors described in the section entitled “Risk Factors” below or in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026, as updated from time to time by Digimarc’s subsequent filings with the SEC, which are incorporated by reference into this proxy statement/prospectus. These statements are based on information available to us as of the date of this proxy statement/prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

Consequently, all of the forward-looking statements made in this proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this caption, the information contained in this proxy statement/prospectus, including under the section “Risk Factors,” and the information incorporated by reference herein. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Digimarc or Holdings. Actual results may differ materially from those discussed in this proxy statement/prospectus. All forward-looking statements speak only as of the date of this proxy statement/prospectus and neither Digimarc nor Holdings assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING AND THE PROPOSALS

Set forth below are some key questions and answers to provide you with more information about the Annual Meeting. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement/prospectus. We urge you to review the entire proxy statement/prospectus and accompanying materials carefully.

Why am I receiving these materials?

These proxy materials are being provided because the Board of Directors of Digimarc (the “Digimarc Board”) is soliciting your proxy to vote at our Annual Meeting, which will be held on April 30, 2026, at 11:00 a.m. Pacific Daylight Time at the headquarters of the Company, 8500 S.W. Creekside Place, Beaverton, Oregon 97008, in order to, among other things, obtain the shareholder approval necessary to adopt the Reorganization Agreement (as defined below). The adoption of the Reorganization Agreement requires the affirmative vote by holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast. It is important that shareholders vote their shares on this matter, in addition to the other proposals provided herein, regardless of the number of shares owned.

This document is being delivered to you as both a proxy statement and a prospectus in connection with the Reorganization. It is the proxy statement by which the Digimarc Board is soliciting proxies from Digimarc shareholders to vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting. In addition, this document is the prospectus of Holdings pursuant to which it will issue Holdings Common Stock to the Digimarc shareholders in connection with the Reorganization.

This proxy statement/prospectus, along with the accompanying Notice of Annual Meeting of Shareholders and proxy card, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.

We have sent you this proxy statement/prospectus, the Notice of Annual Meeting of Shareholders, the proxy card and a copy of our Annual Report because you owned shares of Company Common Stock on March 6, 2026 (the “Record Date”). We intend to commence distribution of these proxy materials to shareholders on or around March 24, 2026.

What are the proposals I will be voting on at the Annual Meeting?

As a stockholder, you are entitled and requested to:

1.

approve the agreement and plan of reorganization (the “Agreement and Plan of Reorganization”), including the agreement and plan of merger attached thereto (the “Merger Agreement” and, together with the Agreement and Plan of Reorganization, the “Reorganization Agreement”) pursuant to which Digimarc will become a wholly owned subsidiary of Digimarc Parent, Inc. (f/k/a Deschutes Parent, Inc.), a newly formed Oregon corporation, immediately followed by a conversion of Digimarc into an Oregon limited liability company (“Digimarc LLC”), and each outstanding share of common stock, $0.001 par value per share, of Digimarc (“Company Common Stock”) will be exchanged for one share of common stock, $0.001 par value per share, of Holdings (“Holdings Common Stock”), each outstanding share of preferred stock, $0.001 par value per share, of Digimarc (“Company Preferred Stock”) will be exchanged for one share of preferred stock, $0.001 par value per share, of Holdings (“Holdings Preferred Stock”), and each option to purchase shares of Company Common Stock will be assumed by Holdings and become exercisable for the equivalent number of shares of Holdings Common Stock, each share of restricted Company Common Stock (“Company Restricted Stock”) will be exchanged for one share of restricted Holdings Common Stock (“Holdings Restricted Stock”) and remain subject to the same terms and conditions as were applicable to such shares of Company Restricted Stock, each restricted stock unit (“RSU”) to be settled in shares of Company Common Stock will be assumed by Holdings and remain subject to the same terms and conditions as were applicable to such RSU award, but will be converted into an award with respect to the same number of shares of Holdings Common Stock, and each performance-based restricted stock unit (“PRSU”) to be settled in shares of Company Common Stock will be assumed by Holdings and remain subject to the same terms and conditions as were applicable to such PRSU award, but will be converted into an award with respect to the same number of shares of Holdings Common Stock (together, the “Reorganization,” and the proposal, the “Reorganization Proposal”);

2.	approve the election of eight directors to serve for a term of one year (the “Election Proposal”);

3.	approve the ratification of the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2026 (the “Ratification Proposal”);

4.	approve, by non-binding vote, the compensation paid to our named executive officers (the “Compensation Proposal”); and

5.

approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reorganization Proposal (the “Adjournment Proposal”).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

What shareholder vote is required for the approval of each proposal at the Annual Meeting?

The following are the vote requirements for the approval of the proposals at the Annual Meeting:

●

Reorganization Proposal: Approval of the Reorganization Proposal requires the affirmative vote by holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote “AGAINST” this proposal.

●

Election Proposal: Directors are elected by a plurality of the votes cast with respect to such director. This means that, with respect to the Election Proposal, nominees receiving the most “For” votes will be elected. “Withhold” votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote.

●

Ratification Proposal: To be approved, the Ratification Proposal must receive more “For” votes than “Against” votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Because the Ratification Proposal is considered a “routine” proposal, brokers are permitted to vote in their discretion on the Ratification Proposal and, thus, we do not expect to receive any broker-non votes on this proposal.

●

Compensation Proposal: To be approved, the Compensation Proposal must receive more “For” votes than “Against” votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. The advisory approval of our named executive officer compensation for the year ended December 31, 2025 is advisory and non-binding in nature and cannot overrule any decisions made by the Digimarc Board.

●

Adjournment Proposal: To be approved, the Adjournment Proposal must receive more “For” votes than “Against” votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast on this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes will be counted as present for purposes of determining the presence of a but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote.

How does the Digimarc Board recommend that I vote at the Annual Meeting?

The Digimarc Board unanimously (i) determined that the Reorganization Agreement and the transactions contemplated thereby, including the Reorganization Proposal, as well as the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal, are fair to, advisable and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable the Reorganization Agreement, the Reorganization, the Reorganization Proposal, the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal and the other transactions contemplated thereby, (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Reorganization Agreement, that the Company’s shareholders vote to adopt the Reorganization Agreement; and (iv) determined to recommend that the Company’s shareholders vote to approve the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal.

The Digimarc Board unanimously recommends that Digimarc shareholders vote “FOR” the Reorganization Proposal, “FOR” the Election Proposal, “FOR” the Ratification Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement/prospectus was first made available, we knew of no matters that need to be acted on at the Annual Meeting, other than those discussed in this proxy statement/prospectus.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on March 6, 2026, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 22,093,287 shares of Company Common Stock outstanding. Each holder of Company Common Stock has the right to one vote for each share of Company Common Stock held as of the Record Date.

Registered Shareholders. If your shares of Company Common Stock are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions (“Broadridge”), then you are considered the shareholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered shareholders as “shareholders of record.”

Street Name Shareholders. If your shares of Company Common Stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in “street name” or a street name shareholder, and the proxy materials were forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not attend the Annual Meeting and vote your shares of Company Common Stock at the Annual Meeting unless you follow your broker’s procedures for voting. Throughout this proxy statement/prospectus, we refer to shareholders who hold their shares through a broker, bank, or other nominee as “street name shareholders.”

How do I vote?

If on March 6, 2026, your shares were registered directly in your name with our transfer agent, Broadridge, then you are a shareholder of record. Shareholders of record may vote by using the Internet, by telephone, or by mail as described below. Shareholders of record may also attend the Annual Meeting and vote. If you hold shares through a broker, bank, or other nominee, please refer to your proxy card, or other information forwarded by your broker, bank, or other nominee to see which voting options are available to you.

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You may vote via the Internet at www.proxyvote.com by following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 29, 2026. Easy-to-follow instructions are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 29, 2026. Easy-to-follow voice prompts are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by mail by completing and mailing in the paper proxy card you received. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the Annual Meeting.

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You may vote in person at the meeting by attending the meeting and casting your vote. Street name holders must obtain a legal proxy from their broker, bank, or other nominee and bring the legal proxy to the meeting in order to vote in person at the meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the Reorganization Proposal, “For” the Election Proposal, “For” the Ratification Proposal, “For” the Compensation Proposal and “For” the Adjournment Proposal. However, if you are not a shareholder of record, and your shares are held instead through a broker, bank, or other nominee, you must provide voting instructions to the shareholder of record of the shares in accordance with the shareholder of record’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who will solicit proxies on behalf of the Digimarc Board?

Digimarc solicits proxies by mail and by direct contact to eligible shareholders. Besides this solicitation by mail, our directors, officers, and other employees may solicit proxies. These persons will not receive any additional compensation for assisting in the solicitation. We will also request that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners. We will reimburse these persons and our transfer agent for their reasonable out-of-pocket expenses incurred in forwarding these materials. In addition, we have retained D.F. King & Co., Inc. (“D.F. King”) to act as our proxy solicitor in connection with the proposals to be acted upon at the Annual Meeting.

Who is paying for this proxy solicitation?

We are making this solicitation of proxies on behalf of the Digimarc Board and will pay the solicitation costs. Our directors, officers, and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person, or by telecommunication. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners. In addition, we have retained D.F. King to solicit proxies for a fee not to exceed $20,000, plus reasonable out-of-pocket expenses, to act as our proxy solicitor in connection with the proposals to be acted upon at the Annual Meeting. Pursuant to our agreement with D.F. King, they will provide advice regarding proxy solicitation issues and solicit proxies from our shareholders on our behalf in connection with the Annual Meeting.

If you have any questions about submitting your proxy or require assistance, please contact our proxy solicitor at:

D.F. King & Co., Inc.

28 Liberty Street

53rd Floor

New York, New York 10005

Shareholders may call toll-free: (877) 674-6273

Email: digimarc@dfking.com

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may accomplish this in one of the following ways:

●	by entering a new vote by Internet or by telephone,
●	by delivering a written notice of revocation to the Secretary of Digimarc,
●	by submitting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or
●	by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote your shares at the Annual Meeting.

Any written notice revoking a proxy should be sent to Digimarc Corporation, Attention: Charles Beck, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, 8500 S.W. Creekside Place, Beaverton, Oregon 97008, or hand delivered to the Secretary at or before the vote at the Annual Meeting.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the meeting, who will separately count “For” and “Against” votes, votes “Withheld,” abstentions, and broker non-votes. Withheld votes, abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If your shares are held by your broker, bank or other nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. If you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See below for more information regarding: “What are “broker non-votes”?” and “Which proposals are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Under Nasdaq rules, brokers, banks or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine.”

Generally, a broker non-vote occurs on an item when (a) a broker, bank or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. On non-discretionary items for which you do not give your broker, bank or other nominee instructions, the shares will be treated as broker non-votes. Accordingly, if you own shares through a broker, bank or other nominee, please be sure to instruct your broker, bank or other nominee how to vote to ensure that your vote is counted on each of the proposals.

What proposals are considered “routine” or “non-routine”?

Under current NYSE rules, even though we are a Nasdaq-listed company, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, election of directors (even if not contested), executive compensation (including any advisory shareholder vote on executive compensation) and certain corporate governance proposals, even if these proposals are supported by management. Any election of a member of the Digimarc Board, whether contested or uncontested, is considered “non-routine,” and, therefore, brokers do not have discretion to vote your shares held in street name for the Election Proposal in the absence of instructions from you. We also believe that the Reorganization Proposal, the Compensation Proposal and the Adjournment Proposal are each “non-routine” and therefore, if your shares are held through a broker, nominee, fiduciary, or other custodian, your broker does not have discretion to vote the shares with respect to those proposals and your shares will not be voted on those proposals unless you provide voting instructions to your broker.

Any abstentions will have the same effect as a vote “AGAINST” the Reorganization Proposal. The failure to vote will have the same effect as a vote “AGAINST” the Reorganization Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Reorganization Proposal. Any abstentions or broker non-votes will have no effect on the Election Proposal, the Compensation Proposal or the Adjournment Proposal.

We believe the Ratification Proposal is a “routine” proposal and thus your broker has discretion to vote the shares with respect to that proposal.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A majority of the votes entitled to be cast on the matter constitutes a quorum for action on that matter.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Withheld votes, abstentions and broker non-votes will be counted towards the quorum requirement.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the proxy materials and annual report to multiple shareholders who share the same address unless we received contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any shareholders at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

Digimarc Corporation
Attn: Investor Relations
8500 S.W. Creekside Place
Beaverton, Oregon 97008

Phone: (503) 469-4800
Fax: (503) 520-0407

Shareholders who hold shares in street name may contact their broker, bank, or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

When are shareholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must follow the guidelines outlined in SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before November 24, 2026. If you wish to submit a proposal to be presented at the 2027 Annual Meeting of Shareholders, but which will not be included in the Company’s proxy materials, including to nominate a director, your notice must be received by the Secretary of Digimarc at 8500 S.W. Creekside Place, Beaverton, Oregon 97008, no earlier than December 31, 2026, and no later than January 30, 2027; provided, however, that if the 2027 Annual Meeting of Shareholders is held before March 31, 2027 or after June 29, 2027, then your proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are advised to review our bylaws (the “Digimarc Bylaws”), which contain additional requirements about advance notice of shareholder proposals and director nominations. In addition to satisfying the foregoing advance notice requirements under the Digimarc Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2027.

Why is Digimarc proposing the Reorganization?

Digimarc is proposing the Reorganization as a means for Holdings to realize expected substantial cash savings, primarily through the institution of an alternative long-term equity incentive arrangement (the “Long-Term Equity Incentive”) for key management and executive employees. The Long-Term Equity Incentive is also designed to reinforce pay-for-performance principles, strengthening long-term alignment of key management and executive employees’ compensation with Holdings growth strategy and shareholder value creation, while reducing share dilution relative to traditional equity awards.

Holdings expects to realize substantial cash savings when compared to Digimarc’s current share-based incentive plan because (a) awards under the Long-Term Equity Incentive will not require cash tax withholding, which Digimarc has historically implemented through a practice of withholding shares of Company Common Stock in satisfaction of required withholding of income tax liability upon vesting of awards and then paying such income tax withholding amounts, in cash, to the Internal Revenue Service, and (b) employer taxes with respect to such key employees will not be due on awards under the Long-Term Equity Incentive.

In addition to these expected cash savings, Digimarc believes the Long-Term Equity Incentive also maximizes shareholder value in several other ways. First, participation by key employees in the Long-Term Equity Incentive is expected to reduce share dilution to holders of Holdings Common Stock because grantees may realize more after-tax value per unit of equity in Digimarc LLC than they would under a share-based plan and, therefore, fewer profits interest equity units (“Equity Units”) are expected to be required to be granted to incentivize employees. Second, the Digimarc Board also considered Digimarc’s ability to compete for and retain key employees in a highly competitive market for technical and commercial talent. The Reorganization is expected to provide additional flexibility in designing and administering equity incentives that align employee incentives with long-term shareholder value creation. We expect that the ability for new and existing employees to participate in the Long-Term Equity Incentive will aid the Company in attracting and retaining the key talent needed to drive and support company growth as well as provide for robust succession planning. Third, the ability for participants in the Long-Term Equity Incentive to realize any value in respect of awards granted under this arrangement, including time-based grants, depends on the extent that Digimarc LLC generates a profit, further aligning compensation with shareholder value creation as compared to restricted stock, RSU, and PRSU awards. For additional discussion regarding the ability for participants in the Long-Term Equity Incentive to realize any value in respect of awards granted under this arrangement, please see the section below entitled, “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization.”

What will the name of the public company be following the Reorganization?

The name of the public company following the Reorganization is intended to be “Digimarc Corporation,” the same as it currently is.

What will be the business of Holdings after the Reorganization?

The sole activity of Holdings immediately after the Reorganization will be to hold 100% of the equity of Digimarc. The consolidated assets, liabilities and shareholders’ equity of Holdings immediately following the Reorganization will be the same as the consolidated assets, liabilities and shareholders’ equity of Digimarc immediately prior to the Reorganization. Overall, the consolidated company’s business will remain the same immediately after the Reorganization.

Will the Reorganization impact the consolidated financial statements of the Company?

No. The consolidated financial statements of Holdings immediately following the Reorganization will be the same as the consolidated financial statements of Digimarc immediately prior to the Reorganization. The Reorganization will also have no effect on Digimarc’s historical consolidated financial statements.

What will happen to my shares of Company Common Stock after the Reorganization?

If the Reorganization is approved, we will send you a letter of transmittal that will explain how to obtain book-entry shares of Holdings Common Stock in exchange for your shares of Company Common Stock. Exchange of any book-entry shares will be effected in accordance with Broadridge’s customary procedures with respect to securities represented by book entry.

What will I receive in the Reorganization for my shares of Company Common Stock?

You will receive one share of Holdings Common Stock in exchange for each share of Company Common Stock that you hold at the time of the Reorganization.

Will Holdings Common Stock have a different CUSIP than Company Common Stock?

Yes.

What if I fail to exchange my Company Common Stock for Holdings Common Stock?

If you fail to surrender your certificates representing Company Common Stock, you will not receive book-entry shares representing Holdings Common Stock. In that case, you will not receive any distributions made with respect to Holdings Common Stock and you will not be able to transfer your book-entry shares of Holdings Common Stock until the certificates representing your shares of Company Common Stock are surrendered. Should holders choose not to surrender their certificate(s), any unexchanged shares, their Holdings Common Stock entitlement, and any future distributions they may be entitled to will eventually be subject to escheatment regulations.

Exchange of any book-entry shares will be effected in accordance with Broadridge’s customary procedures with respect to securities represented by book entry, and you will not be required to take any action to effect such exchange.

Will Holdings Common Stock be publicly traded?

Yes. After the Reorganization, we expect that Holdings Common Stock will be listed for trading on Nasdaq under the symbol “DMRC,” the same ticker symbol currently used by the Company. We will not complete the Reorganization unless and until Holdings Common Stock is approved for listing on Nasdaq or unless and until such condition is waived.

Will my ownership position in Digimarc be diluted in the Reorganization?

No. You will own indirectly the same portion of Digimarc immediately after the Reorganization that you own directly immediately prior to the Reorganization. Moreover, in addition to our expectation that fewer Equity Units will be required to be granted to incentivize employees under the Long-Term Equity Incentive, certain key employees who otherwise would be issued equity incentive awards under the 2018 Incentive Plan may instead be issued Equity Units under the Long-Term Equity Incentive. For additional discussion of the Equity Units, including a description of any income allocations to holders of such Equity Units and the rights of such holders of Equity Units to receive Tax Distributions (as defined below), please see the section below titled “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization.”

Separate from the grant of any Equity Units by the Company, the Company anticipates that, following the completion of the Reorganization, members of management may invest cash in Digimarc LLC in exchange for a number of common units of Digimarc LLC to be determined based upon the fair market value of such common units at such time. Such investments will not be made directly into Holdings and, therefore, your direct ownership position in Holdings is not expected to be diluted by reason of such investments into Digimarc LLC. Holdings’ percentage ownership in Digimarc LLC would be diluted by reason of such investments into Digimarc LLC. However, because such investments in Digimarc LLC will be made through cash contributions to Digimarc LLC, such investments are not expected to dilute the value of Holdings’ ownership in Digimarc LLC as of the date of such investments in Digimarc LLC.

Will my voting power be impacted as a result of the Reorganization?

No. The rights and powers of Holdings Common Stock, as in effect immediately after the Reorganization, will be substantially equivalent in all material respects to the rights and powers of Company Common Stock as in effect immediately prior to the Reorganization.

Will there be any change to the rights of shareholders after the Reorganization?

No, the rights of shareholders will not be materially changed after the Reorganization. There are no differences between the Digimarc Bylaws and the bylaws of Holdings (“Holdings Bylaws”). The only differences between our articles of incorporation (the “Digimarc Articles of Incorporation”) and the articles of incorporation of Holdings (“Holdings Articles of Incorporation”) are as set forth in the section entitled “Comparison of Shareholder Rights Before and After the Reorganization” beginning on page 91.

What will be the effect on the expenses related to the Reorganization if the Reorganization is not approved by shareholders?

All expenses related to the Reorganization, including legal and accounting fees and expenses incurred by the Company and expenses and costs of preparing, mailing and soliciting proxies pursuant to this proxy statement/prospectus, will be paid by the Company whether or not the Reorganization is approved by the Company’s shareholders.

What are the U.S. federal income tax consequences of the Reorganization on the shareholders of Digimarc?

In the opinion of Perkins Coie LLP, the Reorganization should constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes and, accordingly, Digimarc shareholders should (1) recognize no gain or loss upon the conversion of their shares of Company Common Stock into shares of Holdings Common Stock; (2) have an initial tax basis in their Holdings Common Stock that is the same as their adjusted tax basis in their existing Company Common Stock; and (3) have a holding period for their Holdings Common Stock that includes their holding period for their existing Company Common Stock. For further information, see “Proposal 1: Reorganization Proposal—Material Federal Income Tax Consequences.”

After the Reorganization, will Holdings have the same directors and executive officers as the Company?

Yes. The directors and executive officers of Holdings immediately after the Reorganization will be the same as Digimarc’s directors and executive officers immediately prior to the Reorganization.

Will Digimarc equity and other long-term incentive awards be affected by the Reorganization?

Each option to purchase shares of Company Common Stock, whether vested or unvested, will be assumed by Holdings and remain subject to the same terms and conditions as were applicable to such option, but be converted into an option to purchase a number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock immediately prior to the Reorganization, with a per share exercise price equal to the per share exercise price applicable to such option immediately prior to Reorganization. For example, if you currently hold options to purchase 10,000 shares of Company Common Stock at a price of $1.00 per share, as a result of the Reorganization your options will be exercisable for 10,000 shares of Holdings Common Stock at a price of $1.00 per share.

Each share of Company Restricted Stock will be assumed by Holdings and remain subject to the same terms and conditions as were applicable to such shares Company Restricted Stock prior to the Reorganization, but will be exchanged for one share of Holdings Restricted Stock and remain subject to the same terms and conditions as were applicable to such shares of Company Restricted Stock prior to the Reorganization. For example, if you currently hold 10,000 shares of Company Restricted Stock, as a result of the Reorganization your shares of Company Restricted Stock will be exchanged for 10,000 shares of Holdings Restricted Stock.

Each Digimarc RSU award will be assumed by Holdings and remain subject to the same terms and conditions as were applicable to such Digimarc RSU award prior to the Reorganization, but will be converted into an award with respect to a number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock immediately prior to the Reorganization. For example, if you currently hold RSUs to be settled with 10,000 shares of Company Common Stock, as a result of the Reorganization your RSUs will be converted into an award to be settled with 10,000 shares of Holdings Common Stock.

Each Digimarc PRSU award will be assumed by Holdings and remain subject to the same terms and conditions as were applicable to such Digimarc PRSU award prior to the Reorganization, but will be converted into an award with respect to a number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock immediately prior to the Reorganization. For example, if you currently hold PRSUs to be settled, at target performance, with 10,000 shares of Company Common Stock, as a result of the Reorganization your PRSUs will be converted into an award to be settled, at target performance, with 10,000 shares of Holdings Common Stock.

What vote is required to approve the Reorganization?

Under Oregon law, the Digimarc Articles of Incorporation and the Digimarc Bylaws, the affirmative vote of the holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast is required to approve the Reorganization.

Will I have dissenters’ rights in connection with the Reorganization?

No. Under the Oregon Business Corporation Act (the “OBCA”), a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of (only to the extent the shareholder is entitled to vote thereon), a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business (with certain exceptions), or certain specified charter amendments. Under the OBCA, unless the articles of incorporation provide otherwise (which neither the Digimarc Articles of Incorporation nor the Holdings Articles of Incorporation do), dissenters’ rights do not apply to the holders of any class or series that were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters’ rights is to be approved. Because Digimarc’s shares are registered on Nasdaq, dissenters’ rights do not apply to the Reorganization.

When is the Reorganization expected to be completed?

Assuming we receive the requisite shareholder approval at the Annual Meeting, we currently expect to complete the Reorganization promptly thereafter. However, we cannot assure completion of the Reorganization by any particular date, if at all.

What if the Reorganization is not approved by the shareholders?

The Reorganization will not occur, you will continue to hold shares of Company Common Stock and the expected benefits to shareholders of the Reorganization described in the section entitled, “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization” will not be realized.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus regarding the Reorganization and may not contain all of the information that may be important to you in evaluating the proposed Reorganization. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this proxy statement/prospectus and in the annexes. To understand fully the proposed Reorganization, we strongly encourage you to read this proxy statement/prospectus, the annexes and our most recent Annual Report on Form 10-K for the year ended December 31, 2025. We have included page references in this summary to direct you to a more complete discussion in this proxy statement/prospectus.

Digimarc (see page 26)

Digimarc is building the trust layer for the modern world. As artificial intelligence (“AI”) accelerates how people produce, share, and interact with the world, the risks of fraud, counterfeiting, and misinformation are growing exponentially. The impacts of these threats are evidenced by:

●     Consumers demanding more transparency into how, where, and by whom products are made.

●     Brands and creators facing rampant counterfeiting and IP theft.

●     Retailers losing hundreds of billions of dollars annually to shrink and theft.

●     Enterprises experiencing an increase in information leaks and digital manipulation.

●     AI-generated content blurring reality, sowing confusion and mistrust.

●     Regulators increasing pressure on companies to prove product authenticity and data integrity.

Our innovative, highly scalable, and ultra-secure solutions make it possible for consumers, businesses, and intelligent systems to instantly verify what’s real, protect what matters, and transact with confidence. Our solutions for retail loss prevention, product authentication, and digital trust and integrity are built to counter the speed and sophistication of today’s AI-enabled threats. Trusted by a consortium of the world’s central banks (the “Central Banks”) to deter the counterfeiting of global currency, we exist to protect the truth in every interaction, spanning both the physical and digital worlds.

Our commercial solutions run on the Illuminate® platform—a high-performance, hyper-scalable, and ultra-secure software as a service (“SaaS”) cloud-based platform for digital connectivity. Tested and trusted by the most highly demanding and mission-critical ecosystems in the world, the Illuminate platform provides the tools for the application of advanced digital watermarks and dynamic Quick Response (“QR”) codes, Application Programming Interfaces (“APIs”) that allow for direct integration into other mission critical systems, AI-assisted authentication workflows, and a centralized repository for capturing insights about digital interactions as well as automating activities based on that information.

The foundational digital watermarking technology used in our commercial solutions is backed by decades of innovation and inventions. It is also the same technology we use to deter digital counterfeiting of global currencies as part of our almost 30-year relationship with the Central Banks. This relationship was the first commercially successful large-scale use of our technologies and today protects hundreds of billions of banknotes in circulation around the world.

Holdings (see page 27)

Holdings is an Oregon corporation and wholly owned subsidiary of Digimarc. Holdings was recently formed for the purpose of effecting the Reorganization. If the Reorganization is approved and consummated, Digimarc would become a wholly owned subsidiary of Holdings after the Reorganization. We intend to rename Holdings to “Digimarc Corporation” following the Reorganization in accordance with the Reorganization Agreement.

Merger Sub (see page 27)

Merger Sub is an Oregon corporation and a wholly owned subsidiary of Holdings. Merger Sub was recently formed for the purpose of effecting the Reorganization and will cease to exist if the Reorganization is approved and consummated.

Reasons for the Reorganization (see page 27)

Digimarc is proposing the Reorganization as a means for Holdings to realize expected substantial cash savings, primarily through the institution of the Long-Term Equity Incentive for key management and executive employees. The Long-Term Equity Incentive is also designed to reinforce pay-for-performance principles, strengthening long-term alignment of key management and executive employees’ compensation with Holdings growth strategy and shareholder value creation, while reducing share dilution relative to traditional equity awards.

Holdings expects to realize substantial cash savings when compared to Digimarc’s current share-based incentive plan because (a) awards under the Long-Term Equity Incentive will not require cash tax withholding, which Digimarc has historically implemented through a practice of withholding shares of Company Common Stock in satisfaction of required withholding of income tax liability upon vesting of awards and then paying such income tax withholding amounts, in cash, to the Internal Revenue Service, and (b) employer taxes with respect to such key employees will not be due on awards under the Long-Term Equity Incentive.

In addition to these expected cash savings, Digimarc believes the Long-Term Equity Incentive also maximizes shareholder value in several other ways. First, participation by key employees in the Long-Term Equity Incentive is expected to reduce share dilution to holders of Holdings Common Stock because grantees may realize more after-tax value per unit of equity in Digimarc LLC than they would under a share-based plan and, therefore, fewer Equity Units are expected to be required to be granted to incentivize employees. Second, the Digimarc Board also considered Digimarc’s ability to compete for and retain key employees in a highly competitive market for technical and commercial talent. The Reorganization is expected to provide additional flexibility in designing and administering equity incentives that align employee incentives with long-term shareholder value creation. We expect that the ability for new and existing employees to participate in the Long-Term Equity Incentive will aid the Company in attracting and retaining the key talent needed to drive and support company growth as well as provide for robust succession planning. Third, the ability for participants in the Long-Term Equity Incentive to realize any value in respect of awards granted under this arrangement, including time-based grants, depends on the extent that Digimarc LLC generates a profit, further aligning compensation with shareholder value creation as compared to restricted stock, RSU, and PRSU awards. For further discussion regarding the ability for participants in the Long-Term Equity Incentive to realize any value in respect of awards granted under this arrangement, please see the section below titled, “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization.”

Summary of the Reorganization (see page 26)

At the time of the Reorganization:

●     each share of Company Common Stock issued and outstanding immediately prior to the merger will be converted upon the effectiveness of the merger into the right to receive one share of Holdings Common Stock;

●     each share of Company Preferred Stock issued and outstanding immediately prior to the merger will be converted upon the effectiveness of the merger into the right to receive one share of Holdings Preferred Stock;

●     each option to purchase a share of Company Common Stock outstanding immediately prior to the consummation of the merger will be assumed by Holdings upon the consummation of the merger and will become exercisable for a share of Holdings Common Stock;

●     each share of Company Restricted Stock will be exchanged for one share of Holdings Restricted Stock and remain subject to the same terms and conditions as were applicable to such shares of Company Restricted Stock;

●     each RSU to be settled in shares of Company Common Stock outstanding immediately prior to the merger will be assumed by Holdings upon the consummation of the merger and will remain subject to the same terms and conditions as were applicable to such RSU award, but will be converted into an award with respect to the same number of shares of Holdings Common Stock;

●     each PRSU to be settled in shares of Company Common Stock outstanding immediately prior to the merger will be assumed by Holdings upon the consummation of the merger and will remain subject to the same terms and conditions as were applicable to such PRSU award, but will be converted into an award with respect to the same target number of shares of Holdings Common Stock;

●     each share of common stock of Merger Sub held by Holdings immediately prior to the merger will be automatically converted upon the consummation of the merger into one share of Company Common Stock;

●     each share of Holdings Common Stock held by Digimarc immediately prior to the merger will be surrendered to Holdings for cancellation and will be cancelled simultaneously with the effectiveness of the merger; and

●     upon the consummation of the merger, Holdings will assume and continue the Company’s obligations under the 2008 Incentive Plan (as defined below) and 2018 Incentive Plan.

The rights, powers, and economic ownership of Holdings Common Stock, as in effect immediately after the Reorganization, will be substantially equivalent in all material respects to the rights, powers, and economic ownership of Company Common Stock as in effect immediately prior to the Reorganization.

After the merger, Digimarc will be converted into an Oregon limited liability company and continue as a wholly owned subsidiary of Holdings. Completion of the Reorganization may be deferred by the Digimarc Board or an authorized officer following the Annual Meeting if the Digimarc Board or an authorized officer determines that deferral would be in the best interests of the Company and its shareholders.

The Agreement and Plan of Reorganization, attached as Annex A and incorporated herein by reference, and the Merger Agreement, attached as Annex B and incorporated herein by reference, may be terminated and the Reorganization abandoned prior to the filing of the articles of merger, whether before or after approval by Digimarc shareholders, if the Digimarc Board determines that the Reorganization for any reason would not be in the best interests of Digimarc and its shareholders.

If the Reorganization is implemented, the number of authorized shares of capital stock of Holdings will be the same as the number of authorized shares of capital stock of Digimarc, namely:

●     50,000,000 shares of common stock, $0.001 par value per share; and

●     2,500,000 shares of preferred stock, $0.001 par value per share.

Board of Directors and Management of Holdings (see page 33)

Immediately after the Reorganization, the executive officers of Holdings will be the same persons who serve as executive officers of Digimarc immediately prior to the Reorganization, and the directors of Holdings will be the same directors who serve as directors of Digimarc immediately prior to the Reorganization.

Listing of Holdings Common Stock (see page 30)

After the Reorganization, we expect that Holdings Common Stock will be listed for trading on Nasdaq under the symbol “DMRC,” the same ticker symbol currently used by the Company. We will not complete the Reorganization unless and until Holdings Common Stock is approved for listing on Nasdaq or unless this condition is waived by Digimarc.

Conditions to the Reorganization (see page 34)

The Reorganization is subject to the satisfaction or waiver of the following conditions:

●     receipt by Digimarc of any consents, approvals or authorizations that Digimarc deems necessary or appropriate;

●     approval of the Reorganization and adoption of the Reorganization Agreement by holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast as of April 30, 2026;

●     adoption and approval of the Reorganization Agreement by the Holdings Board and Digimarc, the sole shareholder of Holdings;

●     adoption and approval of the Reorganization Agreement by the board of directors of Merger Sub and Holdings, the sole shareholder of Merger Sub; and

●     the listing of Holdings Common Stock on Nasdaq being treated as a substitution listing event in connection with the Reorganization or, in the alternative, approval for listing by Nasdaq of Holdings Common Stock to be issued in the Reorganization.

Effective Time of the Reorganization (see page 34)

The Reorganization will become effective immediately upon the filing of articles of merger with the Secretary of State of the State of Oregon (or at such later time that may be specified in the articles of merger), which the Company expects to occur promptly following approval of the Reorganization at the Annual Meeting.

Tax Consequences (see page 36)

In the opinion of Perkins Coie LLP, the Reorganization should constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes and, accordingly, Digimarc shareholders generally should recognize neither gain nor loss for U.S. federal income tax purposes as a result of the Reorganization; however, you should consult your own tax adviser to determine the specific tax consequences of the Reorganization to you. For further information, see “Proposal 1: Reorganization Proposal—Material Federal Income Tax Consequences” beginning on page 26 of this proxy statement/prospectus.

Accounting Consequences (see page 37)

The consolidated assets and liabilities of Holdings will be recorded at the historical cost of Digimarc as reflected on the consolidated financial statements of Digimarc immediately prior to the Reorganization. Accordingly, the consolidated financial statements of Holdings immediately following the Reorganization will be the same as the consolidated financial statements of Digimarc immediately prior to the Reorganization. The Reorganization will also have no effect on Digimarc’s historical consolidated financial statements.

Exchange of Stock Certificates (see page 35)

Holders of certificated securities will be asked to surrender to the Company’s transfer agent, Broadridge, certificates representing those securities, in exchange for the applicable book-entry securities of Holdings in accordance with the procedures set forth in a letter of transmittal that will, as soon as practicable after the Reorganization, be mailed by the Company’s transfer agent to the record holders of the certificates representing those securities. Upon proper surrender to the Company’s transfer agent of a certificate representing Company Common Stock for exchange and cancellation, together with a properly completed letter of transmittal, the holder of that certificate will be entitled to receive in exchange therefor book-entry securities representing the equivalent amount of Holdings Common Stock. Exchange of any book-entry securities will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entry.

Book-Entry and Uncertificated Shares (see page 36)

Exchange of any book-entry securities will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entry and you will not be required to take any action to effect such exchange.

Interests of Directors and Executive Officers and Significant Shareholders (see page 37)

Certain of the Company’s executive officers and directors own Company Common Stock, and/or options to purchase shares of Company Common Stock, shares of Company Restricted Stock, RSUs to be settled in shares of Company Common Stock and/or PRSUs to be settled in shares of Company Common Stock and, to that extent, their interest in the Reorganization is the same as that of the other holders of Company Common Stock.

Risk Factors (see page 20)

There are risks and uncertainties related to the occurrence or nonoccurrence of the Reorganization that you should carefully consider in deciding how to vote on the Reorganization. If any of these risks occur, the Company’s business and the value of the Company Common Stock could be materially adversely affected.

Other Effects of the Reorganization (see page 35)

Holdings’ consolidated financial condition after the Reorganization will be the same as that of Digimarc before the Reorganization. Therefore, the financial data for Digimarc, presented on a pro forma basis to give effect to the proposed Reorganization, would look the same at Digimarc’s current financial condition.

Dissenters’ Rights (see page 35)

No holder of Company Common Stock will have dissenters’ rights in connection with the Reorganization because the Company Common Stock is listed on Nasdaq, and we expect that the Holdings Common Stock will be listed on Nasdaq on the effective date of the Reorganization.

Expenses (see page 38)	All expenses related to the Reorganization will be paid by the Company, whether or not the Reorganization is approved.

Vote Required for the Reorganization (see page 38)	The affirmative vote of the holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast is required to approve the Reorganization.

Digimarc Board Recommendation for the Reorganization (see page 38)	The Digimarc Board recommends you vote “FOR” the Reorganization.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference herein, including, among others, the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” in considering whether to vote in favor of the Reorganization Proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. In addition, you should pay particular attention to the risks described below.

We may not obtain the expected benefits of the Reorganization.

We believe our reorganization into a holding company structure will provide us with benefits in the future, as described under “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization” beginning on page 27.The Company may not obtain the expected benefits of the Reorganization, including substantial cash savings associated with reduced tax withholding payments and payroll taxes, a reduction in dilution to holders of Holdings Common Stock, the ability of the Company to attract and retain key talent, and the direct tying of the realization of equity compensation, including time-based awards, to shareholder value creation. Additionally, if the IRS were to determine that the Equity Units failed to constitute a “profits interest” for U.S. federal income tax purposes and, instead, constituted a compensatory award to the applicable recipient, the Company generally would be subject to payroll withholding and reporting obligations and additional taxes, penalties and interest may be imposed on the Company in respect of grants of Equity Units. As a result, we may incur the costs of implementing the Reorganization Proposal without realizing the possible benefits. These costs include the increased administrative costs and expenses associated with keeping separate records for Holdings and Digimarc LLC.

The Reorganization is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. If we fail to complete the Reorganization, we cannot obtain the expected benefits of the Reorganization, and we may suffer administrative losses based on our efforts to seek the Reorganization.

The Reorganization Agreement contains conditions to closing the Reorganization that must be fulfilled (or, as permitted by law, waived by the parties) in order to complete the Reorganization. These conditions include, among other customary conditions, the approval by Digimarc shareholders of the Reorganization and the adoption by Digimarc shareholders of the Reorganization Agreement, listing of the Holdings Common Stock on Nasdaq, and obtaining required consents, approvals, or authorizations, if any. Several of these conditions, such as obtaining Digimarc shareholder approval and the Nasdaq listing, are partially or largely outside of the control and timing of Holdings and Digimarc and may be driven by factors unrelated to the Reorganization or the parties thereto, including administrative backlog. Please see “Proposal 1: Reorganization Proposal—Conditions to the Reorganization,” beginning on page 34, for a more detailed discussion. We cannot predict whether and when these other conditions will be satisfied. Any failure to complete or delay in completing the Reorganization could cost the Company additional time, effort and attention, as well as cause us not to realize some or all of the expected benefits that we expect as a result of completing the Reorganization successfully within its expected time frame.

Nasdaq may not treat the listing of Holdings Common Stock as a substitution listing event or list the Holdings Common Stock on its exchange, which could prevent consummation of the Reorganization.

It is a closing condition to the Reorganization that the Holdings Common Stock be approved for listing on Nasdaq, subject only to official notice of a substitute listing event or official notice of issuance, as applicable. If the Reorganization is successfully completed, we expect that the Holdings Common Stock will be listed for trading on Nasdaq under the symbol “DMRC,” the same ticker symbol currently used by the Company. However, there can be no assurance that the listing of Holdings Common Stock on Nasdaq will be treated as a substitution listing event or, in the alternative, that Holdings will be approved for listing on Nasdaq. If the listing of Holdings Common Stock on Nasdaq is not treated as a substitution listing event or if Holdings is not approved for listing on Nasdaq, neither Digimarc nor Holdings would be required to consummate the Reorganization. Even if the Holdings Common Stock is listed on Nasdaq, the public market for the Holdings Common Stock may not be liquid, or Holdings may be unable to maintain the listing on Nasdaq in the future.

If the Reorganization were to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, the holders of Company Common Stock may be required to pay substantial U.S. federal income taxes as a result of the Reorganization.

In the opinion of Perkins Coie LLP, the Reorganization should constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (“IRS”) or the courts. We do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Reorganization, and consequently we do not assure you that the IRS or a court of law will treat the Reorganization in the manner described above. If the IRS were to successfully challenge the treatment of the Reorganization, a U.S. Holder (as defined in “Proposal 1: Reorganization Proposal—Material Federal Income Tax Consequences”) of Company Common Stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of Company Common Stock for Holdings Common Stock in the Reorganization. The deductibility or use of any losses may be subject to disallowance or significant limitations under the Code. For a more complete discussion of the material U.S. federal income tax consequences of the Reorganization, see the section entitled “Proposal 1: Reorganization Proposal—Material Federal Income Tax Consequences” beginning on page 36.

The risks applicable to Digimarc are applicable to Holdings.

Immediately after completion of the Reorganization, the risks that apply to Digimarc, including those risks described in Digimarc’s most recent Annual Report on Form 10-K and in its subsequently filed quarterly reports on Form 10-Q, will also be applicable to Holdings.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Digimarc is providing this proxy statement/prospectus to its shareholders as of the Record Date in connection with the solicitation of proxies to be voted at the Annual Meeting (or any adjournment or postponement of the Annual Meeting).

General

Together with the proxy statement/prospectus, Digimarc is also sending shareholders the Notice of Annual Meeting of Shareholders and a form of proxy card that is solicited by the Digimarc Board for use at the Annual Meeting to be held on April 30, 2026 at 11:00 a.m., Pacific Daylight Time, at the headquarters of the Company, 8500 S.W. Creekside Place, Beaverton, Oregon 97008, and any adjournments or postponements of the Annual Meeting.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 22,093,287 shares of Company Common Stock outstanding. Each holder of Company Common Stock has the right to one vote for each share of Company Common Stock held as of the Record Date.

Registered Shareholders

If shares of Company Common Stock are registered directly in your name with our transfer agent, Broadridge, then you are considered the shareholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Annual Meeting. Throughout this proxy statement/prospectus, we refer to these registered shareholders as “shareholders of record.”

Street Name Shareholders

If shares of Company Common Stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in “street name” or a street name shareholder and the proxy materials were forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not attend the Annual Meeting and vote at the Annual Meeting unless you follow your broker’s procedures for voting. Throughout this proxy statement/prospectus, we refer to shareholder who hold their shares through a broker, bank, or other nominee as “street name shareholder.”

The Proposals and Required Vote

At the Annual Meeting, holders of Company Common Stock will be asked to consider and vote on the following proposals:

●

Proposal No. 1 (Reorganization Proposal): The proposal to adopt the Reorganization Agreement and the transactions contemplated thereunder. To be approved, the Reorganization Proposal must receive the affirmative vote of holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote “AGAINST” the Reorganization Proposal.

●

Proposal No. 2 (Election Proposal): The proposal to elect eight directors to serve until the 2027 Annual Meeting of Shareholders. Directors are elected by a plurality of the votes cast with respect to such director. This means that, with respect to the Election Proposal, nominees receiving the most “For” votes will be elected. “Withheld” votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote.

●

Proposal No. 3 (Ratification Proposal): The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. To be approved, the Ratification Proposal must receive more “For” votes than “Against” votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Because the Ratification Proposal is considered a “routine” proposal, brokers are permitted to vote in their discretion on the Ratification Proposal and, thus, we do not expect to receive any broker-non votes on this proposal.

●

Proposal No. 4 (Compensation Proposal): The proposal to approve, on an advisory basis, our named executive officer compensation for the year ended December 31, 2025, as disclosed herein. To be approved, the Compensation Proposal must receive more “For” votes than “Against” votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. The advisory approval of our named executive officer compensation for the year ended December 31, 2025 is advisory and non-binding in nature and cannot overrule any decisions made by the Digimarc Board.

●

Proposal No. 5 (Adjournment Proposal): The proposal to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reorganization Proposal. To be approved, the Adjournment Proposal must receive more “For” votes than “Against” votes cast at the Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered votes cast on this proposal and will therefore have no effect on the outcome of the vote.

On all matters, each share of Company Common Stock held on the Record Date has one vote.

Under current NYSE rules, even though we are a Nasdaq-listed company, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, election of directors (even if not contested), executive compensation (including any advisory shareholder vote on executive compensation) and certain corporate governance proposals, even if these proposals are supported by management. Any election of a member of the Digimarc Board, whether contested or uncontested, is considered “non-routine,” and therefore, brokers do not have discretion to vote your shares held in street name for the Election Proposal in the absence of instructions from you. We also believe that the Reorganization Proposal, Compensation Proposal and Adjournment Proposal are each “non-routine” and therefore, if your shares are held through a broker, bank or other nominee, your broker, bank or other nominee does not have discretion to vote the shares with respect to those proposals and your shares will not be voted on those proposals unless you provide voting instructions to your broker, bank or other nominee.

Any abstentions will have the effect of votes “AGAINST” the Reorganization Proposal. The failure to vote will have the same effect as a vote “AGAINST” the Reorganization Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Reorganization Proposal. Any abstentions or broker non-votes will have no effect on the Election Proposal, the Compensation Proposal and the Adjournment Proposal.

We believe the Ratification Proposal is a “routine” proposal and thus your broker has discretion to vote the shares with respect to that proposal.

The holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast must vote to approve the Reorganization Proposal at the Annual Meeting as a condition to the completion of the Reorganization. If holders of Company Common Stock fail to approve the Reorganization Proposal by the requisite vote, the Reorganization will not occur.

Recommendation of the Digimarc Board

The Digimarc Board unanimously (i) determined that the Reorganization Proposal and the Reorganization Agreement and the transactions contemplated thereby, including the Reorganization, as well as the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal, are fair to, advisable and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable the Reorganization Agreement, the Reorganization, the Reorganization Proposal, the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal and the other transactions contemplated thereby, (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Reorganization Agreement, that the Company’s shareholders vote to adopt the Reorganization Agreement; and (iv) determined to recommend that the Company’s shareholders vote to approve the Election Proposal, the Ratification Proposal, the Compensation Proposal and the Adjournment Proposal.

The Digimarc Board unanimously recommends that Digimarc shareholders vote “FOR” the Reorganization Proposal, “FOR” the Election Proposal, “FOR” the Ratification Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

If on March 6, 2026, your shares were registered directly in your name with our transfer agent, Broadridge, then you are a shareholder of record. Shareholders of record may vote by using the Internet, by telephone, or by mail as described below. Shareholders may also attend the Annual Meeting and vote in person. If you hold shares through a broker, bank, or other nominee, please refer to your proxy card, or other information forwarded by your broker, bank, or other nominee to see which voting options are available to you.

●

You may vote via the Internet at www.proxyvote.com by following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 29, 2026. Easy-to-follow instructions are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

●

You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 29, 2026. Easy-to-follow voice prompts are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

●

You may vote by mail by completing and mailing in the paper proxy card you received. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the Annual Meeting.

●

You may vote in person at the meeting by attending the meeting and casting your vote. Street name holders must obtain a legal proxy from their broker, bank, or other nominee and bring the legal proxy to the meeting in order to vote in person at the meeting.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on (a) the Reorganization Proposal; (b) the Ratification Proposal; (c) the Compensation Proposal and (d) the Adjournment Proposal. You may vote “FOR” or “WITHHOLD” for each director up for election in the Election Proposal.

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted FOR each of the below proposals:

●	the Reorganization Proposal;

●	the Election Proposal;

●	the Ratification Proposal;

●	the Compensation Proposal; and

●	the Adjournment Proposal.

Revocation of Proxies

You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy card with a later date.

●

You may send a written notice indicating that you are revoking your proxy to Digimarc Corporation, Attention: Charles Beck, Executive Vice President, Chief Financial Officer and Secretary, 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

●	You may attend the Annual Meeting and vote or provide written notice revoking a proxy. Simply attending the meeting will not, by itself, revoke your proxy.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A majority of the votes entitled to be cast on the matter constitutes a quorum for action on that matter. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.

If a quorum is not present or represented by proxy at the Annual Meeting, the chairman of the Annual Meeting may adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented. The shareholders present at the Annual Meeting will not have authority to adjourn the Annual Meeting.

Expenses of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners. In addition, we have retained D.F. King to solicit proxies for a fee not to exceed $20,000, plus reasonable out-of-pocket expenses, to act as our proxy solicitor in connection with the proposals to be acted upon at the Annual Meeting. Pursuant to our agreement with D.F. King, they will provide advice regarding proxy solicitation issues and solicit proxies from our shareholders on our behalf in connection with the Annual Meeting.

If you have any questions about submitting your proxy or require assistance, please contact our proxy solicitor at:

D.F. King & Co., Inc.

28 Liberty Street

53rd Floor

New York, New York 10005

Shareholders may call toll-free: (877) 674-6273

Email: digimarc@dfking.com

PROPOSAL 1: REORGANIZATION PROPOSAL

Explanatory Note Regarding the Reorganization Agreement

This section of this proxy statement/prospectus describes the material provisions of the Reorganization Agreement, but it does not describe all of the terms of the Reorganization Agreement and may not contain all of the information about the Reorganization Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Reorganization, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus, and the Merger Agreement, which is attached as Annex B to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. The rights and obligations of the Company are governed by the express terms and conditions of the Reorganization Agreement and not by this summary or any of the other information contained in this proxy statement/prospectus. You are urged to read the full text of the Reorganization Agreement because it is the legal document that governs the Reorganization.

The Reorganization Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Reorganization Agreement, the Reorganization, the Company, and its respective affiliates and businesses, which is contained in, or incorporated by reference into, this proxy statement/prospectus (including the annexes hereto), as well as in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments thereto, and other filings that the Company has made or will make with the SEC. See “Where You Can Find Additional Information” beginning on page 96.

The Principal Parties

Digimarc Corporation

Digimarc is building the trust layer for the modern world. As AI accelerates how people produce, share, and interact with the world, the risks of fraud, counterfeiting, and misinformation are growing exponentially. The impacts of these threats are evidenced by:

●	Consumers demanding more transparency into how, where, and by whom products are made.

●	Brands and creators facing rampant counterfeiting and IP theft.

●	Retailers losing hundreds of billions of dollars annually to shrink and theft.

●	Enterprises experiencing an increase in information leaks and digital manipulation.

●	AI-generated content blurring reality, sowing confusion and mistrust.

●	Regulators increasing pressure on companies to prove product authenticity and data integrity.

Our innovative, highly scalable, and ultra-secure solutions make it possible for consumers, businesses, and intelligent systems to instantly verify what’s real, protect what matters, and transact with confidence. Our solutions for retail loss prevention, product authentication, and digital trust and integrity are built to counter the speed and sophistication of today’s AI-enabled threats. Trusted by the Central Banks to deter the counterfeiting of global currency, we exist to protect the truth in every interaction, spanning both the physical and digital worlds.

Our commercial solutions run on the Illuminate® platform—a high-performance, hyper-scalable, and ultra-secure SaaS cloud-based platform for digital connectivity. Tested and trusted by the most highly demanding and mission-critical ecosystems in the world, the Illuminate platform provides the tools for the application of advanced digital watermarks and dynamic QR codes, APIs that allow for direct integration into other mission critical systems, AI-assisted authentication workflows, and a centralized repository for capturing insights about digital interactions as well as automating activities based on that information.

The foundational digital watermarking technology used in our commercial solutions is backed by decades of innovation and inventions. It is also the same technology we use to deter digital counterfeiting of global currencies as part of our almost 30-year relationship with the Central Banks. This relationship was the first commercially successful large-scale use of our technologies and today protects hundreds of billions of banknotes in circulation around the world.

The principal place of business of Digimarc is 8500 S.W. Creekside Place, Beaverton, Oregon 97008, and its telephone number is (503) 469‑4800. Our website address is www.digimarc.com. Information on our website is not incorporated by reference into or otherwise part of the proxy statement/prospectus. The Company Common Stock is listed on Nasdaq under the symbol “DMRC.” Additional information about Digimarc is included in documents incorporated by reference in this proxy statement/prospectus. Please see “Where You Can Find Additional Information” beginning on page 96.

Digimarc Parent, Inc.

Holdings is an Oregon corporation and wholly owned subsidiary of Digimarc. Holdings was recently formed for the purpose of effecting the Reorganization. If the Reorganization is approved and consummated, Digimarc would become a wholly owned subsidiary of Holdings after the Reorganization. We intend to rename Holdings to “Digimarc Corporation” following the Reorganization in accordance with the Reorganization Agreement.

The principal place of business of Holdings is 8500 S.W. Creekside Place, Beaverton, Oregon 97008, and its telephone number is (503) 469‑4800.

Deschutes Merger Sub, Inc.

Merger Sub is an Oregon corporation and a wholly owned subsidiary of Holdings. Merger Sub was recently formed for the purpose of effecting the Reorganization and will cease to exist if the Reorganization is approved and consummated.

The principal place of business of Merger Sub is 8500 S.W. Creekside Place, Beaverton, Oregon 97008, and its telephone number is (503) 469‑4800.

Reasons for the Reorganization

Digimarc is proposing the Reorganization as a means for Holdings to realize expected substantial cash savings, primarily through the institution of the Long-Term Equity Incentive for key management and executive employees. The Long-Term Equity Incentive is also designed to reinforce pay-for-performance principles, strengthening long-term alignment of key management and executive employees’ compensation with Holdings growth strategy and shareholder value creation, while reducing share dilution relative to traditional equity awards.

Holdings expects to realize substantial cash savings when compared to Digimarc’s current share-based incentive plan because (a) awards under the Long-Term Equity Incentive will not require cash tax withholding, which Digimarc has historically implemented through a practice of withholding shares of Company Common Stock in satisfaction of required withholding of income tax liability upon vesting of awards and then paying such income tax withholding amounts, in cash, to the Internal Revenue Service, and (b) employer taxes with respect to such key employees will not be due on awards under the Long-Term Equity Incentive.

In addition to these expected cash savings, Digimarc believes the Long-Term Equity Incentive also maximizes shareholder value in several other ways. First, participation by key employees in the Long-Term Equity Incentive is expected to reduce share dilution to holders of Holdings Common Stock because grantees may realize more after-tax value per unit of equity in Digimarc LLC than they would under a share-based plan and, therefore, fewer Equity Units are expected to be required to be granted to incentivize employees. Second, the Digimarc Board also considered Digimarc’s ability to compete for and retain key employees in a highly competitive market for technical and commercial talent. The Reorganization is expected to provide additional flexibility in designing and administering equity incentives that align employee incentives with long-term shareholder value creation. We expect that the ability for new and existing employees to participate in the Long-Term Equity Incentive will aid the Company in attracting and retaining the key talent needed to drive and support company growth as well as provide for robust succession planning. Third, the ability for participants in the Long-Term Equity Incentive to realize any value in respect of awards granted under this arrangement, including time-based grants, depends on the extent that Digimarc LLC generates a profit, further aligning compensation with shareholder value creation as compared to restricted stock, RSU, and PRSU awards. Under the Long-Term Equity Incentive, participants will receive Equity Units in Digimarc LLC. An Equity Unit is expected primarily to have value insofar as, once vested, it is redeemable for a share of Holdings Common Stock or, at Holdings’ election, for cash, and only to the extent that Digimarc LLC generates the requisite profit and/or value appreciation, as determined under the Digimarc LLC Agreement (as defined below), after the date of grant. From the date of issuance, a participant will generally be allocated, for tax purposes, his or her share, based on percentage interest, of the taxable income or loss generated by Digimarc LLC. A participant would also receive tax distributions (which would be treated as an advance of distributions, and would reduce any future cash distributions dollar-for-dollar) to the extent that he or she does not otherwise receive sufficient cash distributions (based on percentage interest) from Digimarc LLC to satisfy his or her estimated tax liability on such taxable income, if any (“Tax Distributions”). Once an Equity Unit has vested and has appreciated in value equal to that of a share of Holdings Common Stock, the participant will be entitled to redeem such unit for a share of Holdings Common Stock or, at Holdings’ election, for cash. Unless and until such vesting and sufficient profits and/or value appreciation occurs, there is no ability for a participant to redeem his or her Equity Units and receive Holdings Common Stock. The proposed holding company structure is intended to provide Digimarc with greater flexibility in designing long-term equity compensation programs that align employee incentives directly with shareholder value creation, while also enabling more efficient equity utilization and supporting Digimarc’s ability to attract and retain key technical and commercial talent.

In evaluating the Long-Term Equity Incentive, the Digimarc Board and Compensation Committee, in consultation with independent compensation and tax advisors, considered alternative approaches and determined the Long-Term Equity Incentive appropriately balances cash savings, incentive alignment and shareholder dilution considerations.

Pursuant to the limited liability company operating agreement (the “Digimarc LLC Agreement”) that will govern Digimarc LLC after the Reorganization and any applicable award agreement, certain key employees who otherwise in the ordinary course of the Compensation Committee’s operations would be issued long-term equity incentive awards under the Digimarc Corporation 2018 Incentive Plan, as amended (the “2018 Incentive Plan”) may instead be issued Equity Units under the Long-Term Equity Incentive. All awards under the Long-Term Equity Incentive will be subject to approval by the Compensation Committee, including determination of grant size, vesting conditions, and performance requirements. Thereafter, to the extent that Digimarc LLC generates the requisite profit and/or value appreciation, such Equity Units may, at the election of the unitholder, be redeemed by Digimarc LLC for a certain number of shares of Holdings Common Stock (a “Unit Conversion”), or at Holdings’ election, for cash. As a result of any such Unit Conversion, the employee would hold shares of Holdings Common Stock.

Taken together, the Digimarc Board believes the proposed structure supports long-term shareholder value by enabling more efficient equity utilization, generating meaningful cost savings, aligning compensation more directly with performance, and strengthening Digimarc’s ability to attract and retain the talent needed to execute its strategy.

Reorganization Agreement

As depicted in the diagrams starting on page 31, pursuant to the terms of the Reorganization Agreement:

Reorganization

●	Merger Sub will be merged with and into Digimarc. Digimarc will survive, and the separate existence of Merger Sub will cease;

●	Digimarc will become a wholly owned subsidiary of Holdings;

●	Digimarc, as the surviving corporation, will succeed (to the extent permitted and/or provided by applicable law) to all of the rights, assets, liabilities and obligations of Merger Sub;

●	after the merger, Digimarc will be converted into an Oregon limited liability company and continue as a wholly owned subsidiary of Holdings;

●

the corporate existence of Digimarc will continue unaffected and unimpaired by the Reorganization, except that, upon the consummation of the Reorganization, all of the outstanding shares of Company Common Stock will be owned by Holdings and, after the merger, will be converted to limited liability company interests pursuant to Digimarc’s conversion into an Oregon limited liability company; and

●	Holdings will be renamed to “Digimarc Corporation” following the Reorganization in accordance with the Reorganization Agreement.

Conversion of Shares

●

each share of Company Common Stock issued and outstanding immediately prior to the merger will be converted upon the effectiveness of the merger into the right to receive one share of Holdings Common Stock;

●

each share of Company Preferred Stock issued and outstanding immediately prior to the merger will be converted upon the effectiveness of the merger into the right to receive one share of Holdings Preferred Stock;

●

each option to purchase a share of Company Common Stock outstanding immediately prior to the consummation of the merger will be assumed by Holdings upon the consummation of the merger and will become exercisable for a share of Holdings Common Stock;

●

each share of Company Restricted Stock will be exchanged for one share of Holdings Restricted Stock and remain subject to the same terms and conditions as were applicable to such shares of Company Restricted Stock;

●

each RSU to be settled in shares of Company Common Stock outstanding immediately prior to the merger will be assumed by Holdings upon the consummation of the merger and will remain subject to the same terms and conditions as were applicable to such RSU award, but will be converted into an award with respect to the same number of shares of Holdings Common Stock;

●

each PRSU to be settled in shares of Company Common Stock outstanding immediately prior to the merger will be assumed by Holdings upon the consummation of the merger and will remain subject to the same terms and conditions as were applicable to such PRSU award, but will be converted into an award with respect to the same target number of shares of Holdings Common Stock;

●	each share of common stock of Merger Sub held by Holdings immediately prior to the merger will be automatically converted upon the consummation of the merger into one share of Company Common Stock;

●

each share of Holdings Common Stock and Holdings Preferred Stock held by Digimarc immediately prior to the merger will be surrendered to Holdings for cancellation and will be cancelled simultaneously with the effectiveness of the merger; and

●	upon the consummation of the merger, Holdings will assume and continue the Company’s obligations under the 2008 Incentive Plan and the 2018 Incentive Plan.

Articles of Incorporation and Bylaws

●

the Digimarc Articles of Incorporation and Digimarc Bylaws as in effect immediately prior to the merger will continue to be the articles of incorporation and bylaws, respectively, of Digimarc from and after the effective time of the merger until the conversion of Digimarc into a limited liability company. Upon the effectiveness of the conversion of Digimarc into a limited liability company, the internal affairs of Digimarc will be governed by its articles of organization and limited liability company operating agreement as set forth below;

●	the Holdings Articles of Incorporation, which form is attached hereto as Annex C, will be substantially similar to the current Digimarc Articles of Incorporation;

●	the Holdings Bylaws, which form is attached hereto as Annex D, will be substantially similar to the current Digimarc Bylaws.

The rights and powers of the Holdings Common Stock, as in effect immediately after the Reorganization, will be substantially equivalent in all material respects to the rights and powers of the Company Common Stock as in effect immediately prior to the Reorganization. Please see “—Material Federal Income Tax Consequences” beginning on page 36 for a discussion of the tax effects of the Reorganization.

After the merger and pursuant to the conversion of Digimarc into a limited liability company, the articles of incorporation and bylaws of Digimarc will no longer be in effect, and Digimarc will be governed by articles of organization and a limited liability company operating agreement to reflect the fact that Digimarc will be a wholly owned subsidiary of Holdings, will be an Oregon limited liability company, and will no longer be a publicly traded company.

Pursuant to the Reorganization Agreement, the Board of Directors may abandon the Reorganization, without any further action by shareholders, at any time prior to filing the articles of merger with the Secretary of State of the State of Oregon, whether before or after adoption of the Reorganization Agreement by the shareholders, if the Board of Directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its shareholders.

Listing of Holdings Common Stock

The listing of Holdings Common Stock on Nasdaq being treated as a substitution listing event in connection with the Reorganization or, in the alternative, approval for listing by Nasdaq of Holdings Common Stock is a condition to closing the Reorganization, pursuant to the terms of the Reorganization Agreement. Therefore, we expect the Holdings Common Stock to be approved for listing on Nasdaq prior to the completion of the Reorganization unless this requirement is otherwise waived by Digimarc. In that instance, where this requirement is waived, the Reorganization would give rise to dissenters’ rights under Oregon law. After the Reorganization, we expect that the Holdings Common Stock will be listed for trading on Nasdaq under the symbol “DMRC,” the same ticker symbol currently used by the Company. We will not complete the Reorganization unless and until the Holdings Common Stock is approved for listing on Nasdaq or this condition has been waived.

Structure Charts

Depicted below are diagrams describing the Reorganization.

Current Structure

Current Structure with Merger Subsidiaries

Merger Steps

Final Proposed Structure

(1)	As Equity Unit holders convert Equity Units, they become Common Shareholders.

Effects of the Reorganization on Shareholders

After the Reorganization, the shares of common stock and preferred stock of Holdings will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock and preferred stock of Digimarc now authorized. Each shareholder’s percentage ownership of Holdings Common Stock immediately after the Reorganization will not be altered and each shareholder’s indirect economic ownership of Digimarc LLC immediately after the Reorganization will approximate such shareholder’s economic ownership of Digimarc immediately prior to the Reorganization.

The Holdings Common Stock issued pursuant to the Reorganization will be fully paid and non-assessable. The Reorganization is not intended as, and will not have the effect of, a “going-private transaction” covered by Rule 13e‑3 under the Exchange Act. Following the Reorganization, Holdings will continue to be subject to the periodic reporting requirements of the Exchange Act. Please see “—Material Federal Income Tax Consequences” beginning on page 36 for a discussion of the tax effects of the Reorganization.

Board of Directors and Management

Immediately after the Reorganization, the Holdings Board will consist of the same eight individuals who comprise the Digimarc Board immediately before completion of the Reorganization, which directors are to be elected at the Annual Meeting.

Immediately after the Reorganization, the Holdings Board will have committees identical to the committees currently established by the Digimarc Board, which, after the Reorganization, will have the same members as the current comparable committees of the Digimarc Board. Each committee of Holdings will have a charter that is identical to such committee’s charter prior to the Reorganization.

The individuals who are executive officers of Digimarc immediately before the completion of the Reorganization will be the only executive officers of Holdings immediately following the Reorganization, holding corresponding offices.

There will be no change in the compensation amounts or benefits of the directors or executive officers of Digimarc as a result of the Reorganization. As described in the Compensation Discussion and Analysis, the form of the equity incentive grant to Riley McCormack approved in December 2025 will change as a result of the Reorganization. Any future changes to the form of equity incentive grants to existing or new directors or executive officers will be decided in the normal course of business of the Holdings Board, considering the shareholder value benefits of the Long-Term Equity Incentive.

Conditions to the Reorganization

The consummation of the Reorganization is subject to the satisfaction or waiver of the following conditions:

●	receipt by Digimarc of any consents, approvals or authorizations that Digimarc deems necessary or appropriate;

●

approval of the Reorganization and adoption of the Reorganization Agreement by holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast as of March 6, 2026;

●	adoption and approval of the Reorganization Agreement by the Holdings Board and Digimarc, the sole shareholder of Holdings;

●	adoption and approval of the Reorganization Agreement by the board of directors of Merger Sub and Holdings, the sole shareholder of Merger Sub; and

●

the listing of Holdings Common Stock on Nasdaq being treated as a substitution listing event in connection with the Reorganization or, in the alternative, approval for listing by Nasdaq of the Holdings Common Stock.

If the shareholders of Digimarc do not approve the Reorganization, Digimarc will continue to operate in its current form, and Holdings and Merger Sub will be dissolved.

Except for compliance with applicable Oregon law and United States securities and tax laws, no regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the Reorganization.

Deferral and Abandonment

Completion of the Reorganization may be deferred by the Digimarc Board or any authorized officer following the Annual Meeting if the Digimarc Board or an authorized officer determines that deferral would be in the best interests of Digimarc and its shareholders. The Reorganization Agreement may be terminated and the Reorganization abandoned prior to the filing of the articles of merger with the Secretary of State of the State of Oregon, whether before or after approval by the shareholders, if the Digimarc Board determines that consummation of the Reorganization would not, for any reason, be in the best interests of Digimarc and its shareholders.

Effective Time

The Reorganization will become effective immediately upon the filing of the articles of merger with the Secretary of State of the State of Oregon (or at such later time that may be specified in the articles of merger). We expect that the articles of merger will be filed and the Reorganization will be effective promptly following approval by the shareholders at the Annual Meeting.

Other Effects of the Reorganization

Holdings’ consolidated financial condition after the Reorganization would be the same as that of Digimarc before the Reorganization. Therefore, the financial data for Digimarc, presented on a pro forma basis to give effect to the proposed Reorganization, would look the same as Digimarc’s current financial condition. For example, there is no expected change in (1) the historical and pro forma per share data, (2) the book value per share and (3) the income (loss) per share from continuing operations of Digimarc prior to the Reorganization and Holdings after the Reorganization. As such, for clarity and conciseness, pro forma and comparative financial information is not included in this proxy statement/prospectus.

Dissenters’ Rights

Under the OBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of (only to the extent the shareholder is entitled to vote thereon), a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business (with certain exceptions), or certain specified charter amendments. Under the OBCA, unless the articles of incorporation provide otherwise (which neither the Digimarc Articles of Incorporation nor Holdings Articles of Incorporation do), dissenters’ rights do not apply to the holders of any class or series that were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters’ rights is to be approved. Because Digimarc’s shares are registered on Nasdaq, dissenters’ rights do not apply to the Reorganization.

Exchange of Stock Certificates

Holders of certificated securities will be asked to surrender to the Company’s transfer agent certificates representing those securities, in exchange for the applicable book-entry securities of Holdings in accordance with the procedures set forth in a letter of transmittal that will, as soon as practicable after the Reorganization, be mailed by the Company’s transfer agent to the record holders of the certificates representing those securities. Upon proper surrender to the Company’s transfer agent of a certificate representing Company Common Stock for exchange and cancellation, together with a properly completed letter of transmittal, the holder of that certificate will be entitled to receive in exchange therefor book-entry securities representing the equivalent securities of Holdings. Exchange of any book-entry securities will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entry.

Restrictions on Dividends and Distributions for Certificated Shares of Company Common Stock

Shareholders who fail to exchange their Company Common Stock certificates by surrendering such certificates, together with a properly completed letter of transmittal, to the Company’s transfer agent will not receive book-entry shares representing Holdings Common Stock. Any dividends declared or distributions made on shares of Holdings Common Stock which such holders have a right to receive will be retained by Holdings until such holders surrender their certificates in exchange for book-entry shares of Holdings Common Stock or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. In no event will the Company’s transfer agent, the Company or Holdings be liable to any holder for dividends or distributions on shares of Holdings Common Stock delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

After the effective time of the Reorganization, there shall be no transfers on the stock transfer books of Digimarc of the securities that were issued and outstanding immediately prior to the effective time of the Reorganization. If, after the effective time of the Reorganization, certificates representing shares of Company Common Stock are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares of Company Common Stock, and no book-entry shares shall be issued representing the shares of Holdings Common Stock for which shares of Company Common Stock are exchanged unless and until the certificate representing such shares (if certificated) is delivered to the Company’s transfer agent together with a properly completed letter of transmittal (or such other documents as are satisfactory to Holdings and the Company’s transfer agent in their sole discretion). In addition, it will be a condition to the issuance of any book-entry shares of Holdings Common Stock in a name other than the name in which the surrendered Company Common Stock certificate is registered that the person requesting the issuance of such book-entry shares either pay to the Company’s transfer agent any transfer or other taxes required by reason of the issuance of book-entry shares representing Holdings Common Stock in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Company’s transfer agent that such tax has been paid or is not applicable.

Book-Entry and Uncertificated Shares

Exchange of any book-entry shares will be effected in accordance with the transfer agent’s customary procedures with respect to securities represented by book entries and you will not be required to take any action to effect such exchange.

Material Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences relating to the Reorganization as of the date hereof. Except where noted, this summary deals only with shareholders who hold their Company Common Stock as a capital asset. This summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions now in effect, all of which are subject to change, which changes may or may not be retroactive.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Company Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Company Common Stock is a shareholder who is not a U.S. holder.

This summary is based upon provisions of the Code, and regulations, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a shareholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a shareholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to shareholders who may be subject to special tax rules, such as: partnerships; financial institutions; insurance companies; real estate investment trusts; regulated investment companies; grantor trusts; tax-exempt organizations; dealers or traders in securities or currencies; shareholders who hold Company Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar; shareholders who actually or constructively own 5 percent or more of the Company's voting stock; shareholders who hold Company Preferred Stock or who acquired their Company Common Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation; or a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, Medicare contributions tax “net investment income” or other tax consequences of the Reorganization.

If any entity classified as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of an owner of that entity generally will depend on the status of the owner and the activities of the entity.

Each shareholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reorganization, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

In the opinion of Perkins Coie LLP, in reliance on certain factual representations provided by us and certain other facts and assumptions, the Reorganization should qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code. Assuming the Reorganization so qualifies, (i) no gain or loss will be recognized by a U.S. holder upon the conversion of his, her or its shares of Company Common Stock into shares of Holdings Common Stock; (ii) a U.S. holder will have an initial tax basis in his, her or its Holdings Common Stock that is the same as his, her or its adjusted tax basis in his, her or its existing Company Common Stock surrendered; and (iii) a U.S. holder will have a holding period for his, her or its Holdings Common Stock that includes his, her or its holding period for his, her or its existing Company Common Stock surrendered.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. We do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Reorganization, and consequently we do not assure you that the IRS or a court of law will treat the Reorganization in the manner described above. If the IRS were to successfully challenge the treatment of the Reorganization, a U.S. Holder of Company Common Stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of Company Common Stock for Holdings Common Stock in the Reorganization. The deductibility or use of any losses may be subject to disallowance or significant limitations under the Code.

Accounting Consequences

The consolidated assets and liabilities of Holdings will be recorded at the historical cost of Digimarc as reflected on the consolidated financial statements of Digimarc immediately prior to the Reorganization. Accordingly, the consolidated financial statements of Holdings immediately following the Reorganization will be the same as the consolidated financial statements of Digimarc immediately prior to the Reorganization. For this reason, pro forma and comparative financial information regarding Holdings and its consolidated subsidiaries giving effect to the Reorganization have not been included in this proxy statement/prospectus. Similarly, no selected historical pro forma financial information has been included in this proxy statement/prospectus because the Reorganization will have no effect on Digimarc’s historical consolidated financial statements.

Interests of Directors, Executive Officers and Significant Shareholders in the Reorganization

All of the Company’s directors and its executive officers own Company Common Stock, or options to purchase shares of Company Common Stock, shares of Company Restricted Stock, RSUs to be settled in Company Common Stock, or PRSUs to be settled in Company Common Stock, and to that extent, their interest in the Reorganization is the same as the interest in the Reorganization of the Company’s shareholders generally.

As of March 6, 2026, the Company’s directors and executive officers beneficially owned 5,745,714 shares of Company Common Stock, representing approximately 26% of the voting power of the Company Common Stock. Each director and executive officer of the Company has advised the Company that he or she plans to vote all of his or her shares of Company Common Stock in favor of the Reorganization Proposal. The affirmative vote of the holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast on the Record Date is required to approve the Reorganization Proposal (with each share of Company Common Stock having one vote).

As described in the Compensation Discussion and Analysis, the form of the equity incentive grant to Mr. McCormack approved in December 2025 will depend on whether the Reorganization Proposal is approved by the Company’s shareholders.

Expenses

All expenses related to the Reorganization, including fees and expenses of the Company’s attorneys and accountants and expenses and costs of preparing, mailing and soliciting proxies pursuant to this proxy statement/prospectus, will be paid by the Company whether or not the Reorganization is approved by the Company’s shareholders.

Vote Required

Assuming that a quorum is present, approval of the Reorganization Proposal requires the affirmative vote of the holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast.

Recommendation of the Digimarc Board

THE DIGIMARC BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REORGANIZATION PROPOSAL.

OPERATIONS OF THE DIGIMARC BOARD AND ITS COMMITTEES

Digimarc Board Meetings and Attendance

The Digimarc Board had five formal meetings in 2025, together with a number of informational sessions between meetings. Each current serving director attended over 80% of the aggregate number of meetings of the Digimarc Board and of applicable committees on which they served in 2025. We encourage but do not require director attendance at our annual meeting of shareholders. Three of the seven directors serving on the date of Digimarc’s annual meeting of shareholders held on May 7, 2025 attended the 2025 annual meeting of shareholders.

Digimarc Board Leadership and Structure

Katie Kool serves as Chair of the Digimarc Board and is also an independent director. As the Chair of the Digimarc Board, Ms. Kool works closely with our Chief Executive Officer and Digimarc Board member, Riley McCormack, the other Digimarc Board members, and the leadership team to engage with and represent the shareholder community, strengthen the Company’s work in and commitment to sustainability practices, and address new ways to enhance overall Digimarc Board and Company operations.

Digimarc Board Independence

The Digimarc Board has been, and continues to be, a strong proponent of board independence. Currently, all our directors other than the Chief Executive Officer, including each member of the Digimarc Board’s Audit Committee, Compensation and Talent Management Committee, and Governance, Nominating, and Sustainability Committee, are independent directors under the Nasdaq listing rules.

The Digimarc Board believes that Digimarc’s corporate governance principles and policies ensure that strong and independent directors will continue to effectively oversee Digimarc’s management and key issues related to long-range business plans, long-range strategic matters and risks, and integrity. The following are keys to independent oversight:

●

The independent directors meet at regularly scheduled Digimarc Board meetings, in an executive session chaired by the Chair of the Digimarc Board without the Chief Executive Officer or other management present.

●

In addition to presiding over these executive sessions, the Chair of the Digimarc Board serves as the principal liaison between the independent directors and management and determines information to be sent to the Digimarc Board, meeting agendas, and meeting schedules.

●	Each director is encouraged to suggest items for the Digimarc Board agenda and to raise at any Digimarc Board meeting subjects that are not on the agenda for that meeting.

●

The independent Chair of the Digimarc Board’s significant, clearly delineated duties and responsibilities are highly effective in providing oversight of management and direct accountability to shareholders by ensuring that the Digimarc Board’s views and directives are communicated to and understood by management.

●

Our corporate governance principles provide that the Digimarc Board and all Digimarc Board committees, including those whose members are exclusively independent directors, may seek financial, legal, or other expert advice from a source independent of management, with funding provided by Digimarc.

Digimarc Board Committees

The Digimarc Board had three standing committees for 2025: an Audit Committee, a Compensation and Talent Management Committee, and a Governance, Nominating, and Sustainability Committee. The current members of these committees as of the date of this proxy statement are set forth in the following table:

Members of the Digimarc Board Committees

Non-Employee Directors	Audit	Governance, Nominating, and Sustainability	Compensation and Talent Management
LaShonda Anderson-Williams		Member	Chair
Rishi Bajaj	Member	Member
Sheila Cheston	Member	Chair	Member
Sandeep Dadlani	Member
Katie Kool	Member		Member
Dana Mcilwain	Chair	Member
Michael Park		Member	Member

The Digimarc Board’s Role in Risk Oversight

The Roles of Management and the Digimarc Board. Digimarc’s management is responsible for identifying, assessing, and managing the material risks facing Digimarc. The Digimarc Board performs an important role in the review and oversight of risks, and generally oversees Digimarc’s risk management practices and processes, with a strong emphasis on financial and entity-level controls.

Delegation to Digimarc Board Committees. The Digimarc Board has delegated primary oversight of the management of risks to its committees. In particular, the Digimarc Board has delegated:

●

To the Audit Committee, financial and accounting risks, and information technology security risks, which include risks to the security of our infrastructure and systems, cybersecurity risks, as well as artificial intelligence (“AI ”) governance;

●	To the Compensation and Talent Management Committee, compensation risks, employment policy risks, benefit program risks, and key personnel retention risks; and

●

To the Governance, Nominating, and Sustainability Committee, environmental and social risks, governance and compliance risks related to confidential reporting (via a “hotline”), personnel actions, ethics, related-party transactions, conflicts of interests and litigation, and other entity-level risks.

Each of these committees reviews these specific risk areas on a quarterly basis and routinely reports to the Digimarc Board regarding that committee’s oversight and findings.

Routine Reporting and Review Process. To permit the Digimarc Board and its committees to perform their respective risk-oversight roles, individual members of management who supervise Digimarc’s risk management report directly to the Digimarc Board or the relevant committee of the Digimarc Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. In addition, the Digimarc Board oversees and participates annually in a process of risk assessment that is designed to identify the most salient enterprise risks facing Digimarc’s business and to evaluate how the Company’s corporate strategies align with those risks.

Annual Risk Assessment and Review. On an annual basis, the Chief Financial Officer of Digimarc prepares, and the executive management team reviews, a master risk assessment analysis (which provides an aggregate listing of strategic, financial, employee, operational, legal, compliance, internal process, and similar risks) and provides to the Digimarc Board the assessment of the immediacy and intensity of the risks. The analysis focuses on the various types of risks that can affect the operations and financial performance of the Company. The management team identifies and categorizes the key risks facing the Company and then ranks these risks as to their seriousness and probability based on management’s assessment of the risk relative to Digimarc’s operating environment. Taking into consideration Digimarc’s risk controls and mitigation plans, the Digimarc Board reviews management’s analysis to identify and assess the degree and likelihood of the risks profiled. Having directors who are both knowledgeable about and sensitive to various aspects of the market and industry risks facing our business ensures that risks are reviewed from multiple vantage points.

Finally, the Digimarc Board oversees organizational structure, policies, and procedures at Digimarc, such as the Code of Business Conduct and other internal policies and guidelines designed to support Digimarc’s corporate governance guidelines and to comply with the laws, rules, and regulations that apply to Digimarc’s business operations. Policies and procedures also allow the Digimarc Board to receive information from employees, vendors, and other interested parties. For example, the Digimarc Board maintains a hotline where employees, vendors, and other interested parties may anonymously report suspected violations of any applicable law by any employee or agent, questionable accounting or auditing matters, or other ethical or legal matters. The Chair of the Digimarc Board, the Chair of the Governance, Nominating, and Sustainability Committee, and the Chair of the Audit Committee receive any communication received via this hotline by default (as long as that individual is not named in the communication).

Audit Committee

We have a standing Audit Committee of the Digimarc Board, consisting of Mr. Mcilwain (Chair), Mr. Bajaj, Ms. Cheston, Mr. Dadlani, and Ms. Kool. Mr. Bajaj was appointed to the Audit Committee in September 2025. During 2025, the Audit Committee had four formal meetings. The Digimarc Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.digimarc.com, on the Company/Corporate-Governance page.

The Audit Committee is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, internal control over financial reporting, and other duties assigned by the Digimarc Board. The committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements.

The committee is also responsible for overseeing risks in the areas of information technology, cybersecurity standards, and AI governance, and overseeing the training and testing within those areas.

The committee serves as our Qualified Legal Compliance Committee.

The committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue an audit report on our financial statements and internal controls over financial reporting, and to perform other audit, review, and attestation services for us. The committee is responsible for resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting.

The Digimarc Board has determined that each of the members of the Audit Committee:

●	meets the requirements for “independence” set forth in Nasdaq Listing Rules 5605(a)(2) and 5605(c)(2) and applicable SEC rules; and

●	has the requisite financial sophistication called for by Nasdaq Listing Rule 5605(c)(2).

The Digimarc Board also has determined that each of Mr. Mcilwain, Mr. Bajaj, and Ms. Kool satisfy the requirements for an “audit committee financial expert” in compliance with Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Compensation and Talent Management Committee

We have a standing Compensation and Talent Management Committee, consisting of Ms. Anderson-Williams (Chair), Ms. Cheston, Ms. Kool, and Mr. Park. The committee had five formal meetings in 2025. The committee has a written charter, a copy of which is available on our website, www.digimarc.com, on the Company/Corporate-Governance page. The Digimarc Board has determined that all members of the Compensation and Talent Management Committee are “independent” as that term is defined in Nasdaq Listing Rules 5605(a)(2) and 5605(d)(2).

The committee has the authority and responsibility to:

●	review, establish and approve, on an annual basis, the philosophy and strategy for the compensation of the executive officers and overall compensation strategy of the Company;

●	administer our annual and long-term compensation plans;

●	review and make recommendations to the Board with respect to director compensation;

●	review and discuss with management annual compensation matters, if applicable;

●	recommend to the Digimarc Board inclusion of a Compensation Discussion and Analysis in the annual report on Form 10-K and the proxy statement, if applicable;

●	create and approve a Compensation and Talent Management Committee Report;

●	review and approve compensation agreements and arrangements between us and our executive officers;

●	perform other duties and functions assigned by the Board from time to time that are consistent with the committee’s charter, the Digimarc Bylaws, and governing law;

●	review and oversee the Company’s human capital management, pay equity initiatives, policies, programs and processes relating to talent management, retirement plans, and similar policies and programs;

●	review and oversee succession planning for the executive leadership team;

●

provide oversight of an effective shareholder outreach program, in coordination with the Audit Committee and the Governance, Nominating, and Sustainability Committee, and participate in outreach to shareholders as appropriate;

●	provide oversight on matters such as stock ownership guidelines, compensation recoupment or claw-back provisions, and similar policies and programs; and

●	review and ensure the accuracy and completeness of the Compensation Discussion and Analysis and the say-on-pay materials in the Company’s proxy statement.

The committee’s role includes a particular focus on the compensation of our executive officers and non-employee directors and the administration of our equity incentive plans and significant employee benefit programs. The committee may, under its charter, delegate any of its responsibilities to subcommittees of the committee as necessary and appropriate.

Governance, Nominating, and Sustainability Committee

We have a standing Governance, Nominating, and Sustainability Committee, consisting of Ms. Cheston (Chair), Ms. Anderson-Williams, Mr. Bajaj, Mr. Mcilwain, and Mr. Park. Mr. Bajaj was appointed to the Governance, Nominating, and Sustainability Committee in September 2025. The committee had four formal meetings in 2025. The Digimarc Board has adopted a written charter for the committee, a copy of which is posted on our website at www.digimarc.com, on the Company/Corporate-Governance page. The Digimarc Board has determined that all members of the committee are “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

The Digimarc Board has delegated to the committee the responsibility for:

●

the quality and integrity of our corporate governance practices and for optimizing the composition and competence of the Digimarc Board and its committees by searching for and recommending individuals for election to the Digimarc Board;

●

the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements, which includes monitoring compliance with the Sarbanes-Oxley Act of 2002;

●

the review, monitoring, and general oversight of other governance laws and regulations, and the development, monitoring, and enforcement of the corporate governance principles applicable to the Company;

●	the structure of the Digimarc Board and its committees, and the oversight of annual evaluations of the Digimarc Board and the committees;

●	recruitment of individuals to become members of the Digimarc Board and evaluating their qualifications under the guidelines described under “Director Nomination Policy” below;

●

the Company’s sustainability efforts, including alignment of the Company’s policies and practices with the environmental, social, and governance guidelines of governmental and institutional investor constituencies, and the Company’s policies and programs involving human capital and shareholder outreach; and

●	the performance of other duties and functions as requested by the Digimarc Board from time to time consistent with the committee’s charter, the Digimarc Bylaws and governing law.

Nomination Functions and Processes

Director Nomination Policy

The Governance, Nominating, and Sustainability Committee has a formal written policy addressing the nominating process, a copy of which is available on our website at www.digimarc.com, attached as an exhibit to the Governance, Nominating, and Sustainability Committee charter located on the Company/Corporate-Governance page of the site. Pursuant to its written policy addressing the nominating process:

●

The Governance, Nominating, and Sustainability Committee welcomes and encourages recommendations of director candidates from our shareholders and will consider any director candidates recommended by our shareholders, provided that the information regarding director candidates who are recommended is submitted to the committee in compliance with the terms of its policy. Director candidate recommendations from shareholders must be provided in writing, include prescribed information, and be sent to Digimarc’s Secretary at the address of our principal executive offices.

●

In evaluating a potential candidate’s qualifications for nomination to the Board, the Governance, Nominating, and Sustainability Committee will consider the potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Digimarc Board. Operational and leadership experiences in our strategic areas are important elements of the director search criteria. Although the Digimarc Board does not maintain a specific policy with respect to Digimarc Board diversity, the Digimarc Board believes that it should be a diverse body, and the Governance, Nominating, and Sustainability Committee will consider whether a potential candidate would contribute to a broad variety of opinions, perspectives, backgrounds, and personal and professional experiences on the Digimarc Board.

●

The Governance, Nominating, and Sustainability Committee also reviews annually the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Digimarc Board. Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with their service as a director, and attend at least 75% of all Board and applicable committee meetings.

Director Identification and Evaluation Process

The Governance, Nominating, and Sustainability Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, involves an internal assessment of the qualifications and performance of incumbent members of the Digimarc Board, compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates, and, as appropriate, preparing and presenting to the Digimarc Board an analysis with regard to a candidate. The committee will identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, will effectively serve the shareholders’ long-term interests and contribute to our overall corporate goals.

There are no differences in the manner in which the Governance, Nominating, and Sustainability Committee evaluates nominees for director positions based on whether the nominee is recommended by a shareholder or identified by the Governance, Nominating, and Sustainability Committee. The committee may, from time to time, pay professional search firms to assist in the identification and evaluation of potential director nominees.

Sustainability Functions and Processes

Digimarc Board Oversight of Sustainability

Digimarc’s approach to sustainability is firmly embedded in our corporate strategy. We are committed to managing our impact on the world and the material sustainability risks and opportunities facing us as a business. Further, we recognize the potential of our technology to solve important sustainability challenges. The Governance, Nominating, and Sustainability Committee is the highest body within the organization with responsibility for this range of topics, reflecting the strategic importance of sustainability.

Ethical Supply Chain and Protection of Basic Human Rights

Digimarc has published a Vendor Code of Conduct designed to help ensure the ethical treatment of workers and the protection of basic human rights, including the right to collective bargaining, freedom from human trafficking, and livable wage and fair contracting provisions. We also perform a corporate values assessment in our analysis of a good supplier/partner relationship.

Pay Equity

A core priority for Digimarc is pay equity – ensuring employees are paid fairly, relative to their experiences and contributions, and that there are no material differences by gender or race/ethnicity. We continue to proactively review employee pay decisions across our geographies to ensure continued equity, and we provide pay transparency by publicly disclosing the compensation range for all new U.S.-based job listings.

Corporate Governance Functions and Processes

Obtaining and Considering Stakeholder Feedback

Each committee reviews its charter documents annually and considers potential updates. A key part of this continuous improvement is hearing from stakeholders regarding their views. The Digimarc Board solicits and encourages all forms of information to be provided to the Digimarc Board and/or its members. All such communications shall be in written form, addressed to the Digimarc Board or to one or more individual members of the Digimarc Board, and sent care of the Secretary of the Company, at the address of the Company’s principal executive offices or via fax to (503) 520-0407. The Secretary of the Company shall promptly provide all such communication to the applicable member(s) of the Digimarc Board or the entire Digimarc Board.

Officer and Director Stock Ownership Guidelines

The Digimarc Board believes that it is important for its members and executive officers to hold significant baseline amounts of Company stock to align their interests with those of long-term shareholders. In 2024, the Digimarc Board updated our stock ownership guidelines and established the following levels of required holdings:

●	For non-employee directors: 6x their regular annual Digimarc Board service cash retainer;

●	For the Chief Executive Officer: 6x annual base pay;

●	For the Chief Financial Officer: 3x annual base pay; and

●	For the other named executive officers: 2x annual base pay.

To calculate the number of shares necessary to satisfy our Stock Ownership Guidelines, we include the following shares: (1) shares owned directly (or indirectly through a 401(k) plan or Employee Stock Purchase Plan); and (2) unvested restricted stock awards, unvested RSUs that vest based solely on continued service, and PRSUs that have been earned based on performance but remain subject to time-based vesting. For converting the targeted value to a number of shares, we use the higher of the 20-day moving average price of Company Common Stock at the end of our most recent fiscal year or at the end of each fiscal quarter of the most recent fiscal year.

Non-employee directors, our Chief Executive Officer, and all named executive officers are required to retain 50% of net vested securities until the individual is in compliance with the guideline ownership requirement.

As of December 31, 2025, our Chief Executive Officer and four other named executive officers exceeded the enhanced guidelines. As of December 31, 2025, seven directors then serving exceeded the enhanced guidelines.

From time to time, the Compensation and Talent Management Committee will review and update (as appropriate) the rules and standards governing our Stock Ownership Guidelines, including the following:

●	which equity holdings count toward the ownership requirement;

●	the share price used to calculate the value of ownership for compliance purposes, including the duration of the measurement period;

●	holding and accumulation requirements;

●	the duration of any phase-in period for new officers and directors to come into compliance with the guidelines;

●	the nature and extent of any hardship provisions;

●	the frequency of compliance reporting; and

●	any remedial actions for non-compliance.

Succession Planning

Succession planning for the executive leadership team is expressly delegated to the Compensation and Talent Management Committee for regular consideration. The Chief Executive Officer and the Digimarc Board discuss succession planning in executive session on at least an annual basis. In addition, every year, a more formal submission and report is provided by the management team, including the internal candidates to fill positions, and what is required to prepare them to succeed to more senior positions, or whether an outside candidate would be required.

Digimarc Board Performance Evaluations

The Chair of the Governance, Nominating, and Sustainability Committee leads a board assessment process annually. The assessments include an evaluation of the performance of the Board, its committees, and its individual members. The performance assessment and feedback for each director is shared with the director individually by the Chair of the Digimarc Board and/or the Chair of the Governance, Nominating, and Sustainability Committee. The overall review of the Digimarc Board is shared with the entire Digimarc Board, as is the feedback for each respective committee. Results from the assessment process help inform the Chair, committee Chairs, and directors of potential areas for improvement. The Digimarc Board does not believe that directors should expect to be re-nominated as a matter of course. The board assessment process is a determinative factor in decisions related to individual director tenure, committee leadership, and leadership of the Digimarc Board.

Resignation Requirement on Change of Employment

The Digimarc Board also has adopted a policy that requires any director who experiences a substantial change in principal employment responsibility to tender the director’s resignation from the Digimarc Board, unless the change was anticipated by the Governance, Nominating, and Sustainability Committee at the time of the director’s nomination or election to the Digimarc Board. Upon receipt of a resignation offered under these circumstances, the Governance, Nominating, and Sustainability Committee will review the director’s change in employment responsibilities to evaluate whether the director’s continued service is appropriate.

Resignation Requirement on Failure to Achieve a Majority Vote

In 2022, the Digimarc Board adopted amendments to its Corporate Governance Guidelines to require the resignation of any director who does not receive a majority vote in an uncontested election of directors (defined as an election where the number of persons properly nominated for election as directors at a meeting of shareholders does not exceed the number of directors to be elected at such meeting). Under this policy, any nominee for director who fails to receive a majority vote (meaning a nominee who receives a greater number of votes “WITHHELD” from their election than votes “FOR” such election) must promptly tender a resignation to the Digimarc Board following certification of the shareholder vote. Additional information on this requirement is set forth on page 50.

Corporate Governance Materials

In furtherance of our commitment to upholding the highest legal and ethical conduct in fulfilling our responsibilities, the Digimarc Board has adopted and published corporate governance guidelines and three codes of ethics and business conduct, two of which apply to our Chief Executive Officer, our Chief Financial Officer, our Controller, and other finance personnel. The primary governance materials include:

●

Our Corporate Governance Guidelines, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. These Corporate Governance Guidelines provide a framework for the Digimarc Board to assist in the governance and oversight of the affairs of Digimarc.

●

Our Code of Business Conduct, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. The Code of Business Conduct applies to every officer, director, and employee of Digimarc and its subsidiaries, and their immediate family members, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations.

●

Our Code of Ethics for Financial Personnel, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. This Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and every officer, director, and employee of Digimarc who performs or influences financial transactions and reporting on behalf of Digimarc, and their immediate family members.

●

Our Standards of Professional Conduct for Legal Personnel, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. The guidelines are in addition to the codes described above and assist legal personnel in understanding the broader responsibilities that apply to the profession.

Related Transactions

Our Governance, Nominating, and Sustainability Committee, in executing the responsibilities delegated to it, reviews and considers all transactions between Digimarc and our officers, directors, principal shareholders, and affiliates, and approves, rejects, or ratifies these transactions. The committee has determined that any transactions between Digimarc and its officers, directors, principal shareholders, and affiliates should be on terms no less favorable to us than could be obtained from unaffiliated third parties. Digimarc maintains written policies governing these transactions. Our Audit Committee also reviews any transactions with related parties. There were no related person transactions in 2025.

Shareholder Communications with the Board of Directors

The Digimarc Board encourages communication from all shareholders. All communications must be in written form, addressed to the Digimarc Board or to one or more individual members of the Digimarc Board, and sent care of the Secretary of Digimarc at the address of our principal executive offices (8500 S.W. Creekside Place, Beaverton, Oregon 97008) or via fax to (503) 520-0407. The Secretary will promptly provide all communications to the applicable member(s) of the Digimarc Board or the entire Digimarc Board, as specified by the shareholder.

DIRECTOR COMPENSATION

The Compensation and Talent Management Committee undertakes an annual review of director compensation and periodically makes adjustments. In 2024, the Committee’s compensation consultant benchmarked the compensation of the Company’s directors against the compensation paid to directors of Digimarc’s peer group. Based on the consultant’s recommendations, no changes to director compensation were made in 2025. The Digimarc Board also maintained the limit of $500,000 on the aggregate value of total annual cash and equity compensation for any non-employee director.

The Director Compensation Program

Cash Compensation

The Digimarc Board has approved an annual cash retainer for each non-employee director of $50,000 per annum. In addition, the Digimarc Board has approved an additional annual cash retainer in the amount of $40,000 for the Chair of the Digimarc Board and $15,000 for each of the Chairs of the Audit Committee, the Compensation and Talent Management Committee, and the Governance, Nominating, and Sustainability Committee.

Directors are not compensated for meeting attendance. These cash retainers are compensation for all committee, chair, and other roles undertaken by the respective director, including attendance at regular, special, and informational committee and Digimarc Board meetings. The cash retainers are paid quarterly in arrears.

Equity Compensation

In accordance with the Equity Compensation Program for Non-Employee Directors under the 2018 Incentive Plan, when a non-employee director is first elected or appointed to the Digimarc Board, the director is automatically granted shares of Company Restricted Stock having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant.

On the date of each Annual Meeting, each non-employee director automatically receives an annual grant of Company Restricted Stock having an aggregate value of approximately $100,000, unless the Compensation and Talent Management Committee exercises its power to make an alternative grant.

If a non-employee director is first elected or appointed to the Digimarc Board between annual meetings, the director will automatically receive a pro-rated annual grant of Company Restricted Stock on the date that the director is first elected or appointed to the Digimarc Board. Restrictions on this Company Restricted Stock lapse on the anniversary of the grant date, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders.

Election to Receive Cash Retainer in Equity

Starting in 2023, the Digimarc Board updated the director compensation program to enable non-employee directors to elect to receive all or a portion of their cash retainer in equity. At the Digimarc Board meeting held in the first quarter of each year, each non-employee director may make a one-time, annual election to be paid 0%, 50%, or 100% of their annual cash retainer for that year in common shares of Digimarc stock (the “elected amount”), instead of cash. Starting in 2025, that election also applied to any applicable Digimarc Board or Committee Chair retainers. The Company will issue common shares under the 2018 Incentive Plan with a value equal to the elected amount on the same date as such quarterly payments are or would have been made in cash and forego the corresponding cash payments.

Other Compensation

All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business, or for continuing education related to their Digimarc Board service. No other perquisites or benefits are paid to directors.

Summary of the Director Compensation Program

Following is a summary of the cash and equity compensation program for our non-employee directors:

Annual Cash Retainer	$50,000
Additional Annual Cash Retainer (Chair of the Digimarc Board)	$40,000
Additional Annual Cash Retainer (Chair of each of the Audit Committee, Compensation and Talent Management Committee, and Governance, Nominating, and Sustainability Committee)	$15,000
Annual Restricted Stock Grant (Continuing Director)	$100,000 value
Initial Restricted Stock Grant (New Director)	$200,000 value

Table of 2025 Non-Employee Director Compensation

The following table provides information on compensation of our non-employee directors for the year ended December 31, 2025. Directors who are also Digimarc employees receive no additional compensation for their services as directors. During 2025, Mr. McCormack was the only director who was an employee of Digimarc. Mr. McCormack’s compensation is discussed in this proxy statement under the heading “Executive Compensation.”

2025 Non-Employee Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash (1)	Stock Awards Value (2)	Total
LaShonda Anderson-Williams	$65,000	$100,001	$165,001
Rishi Bajaj (3)	$21,289	$277,290	$298,579
Sheila Cheston	$65,000	$100,001	$165,001
Sandeep Dadlani	$50,000	$100,001	$150,001
Katie Kool	$90,000	$100,001	$190,001
Dana Mcilwain	$65,000	$100,001	$165,001
Michael Park	$50,000	$100,001	$150,001

(1)

Non-employee directors of the Company receive a $50,000 annual cash retainer. The Digimarc Board Chair and the Committee Chairs receive an additional annual cash retainer in the amounts set forth in the Summary Table of Director Compensation above. All cash retainers are paid quarterly in arrears. In 2025, non-employee directors were allowed to receive part or all their annual $50,000 cash retainer in common stock. The following directors were paid a portion of this earned cash retainer in common stock. Ms. Anderson-Williams earned $32,479 in shares, Mr. Bajaj earned $21,280 in shares, Ms. Cheston earned $32,479 in shares, Mr. Dadlani earned $49,989 in shares, Mr. Mcilwain earned $32,479 in shares, and Mr. Park earned $49,989 in shares.

(2)

On May 7, 2025, each of Mses. Anderson-Williams, Cheston, and Kool and Messrs. Dadlani, Mcilwain, and Park were granted shares of restricted stock, consisting of an annual grant of restricted stock with aggregate value of approximately $100,000. The number of restricted shares totaled 7,758 each. On July 29, 2025, Mr. Bajaj received an initial grant of 16,302 shares of restricted stock and a grant of 6,297 shares of restricted stock based on the pro-rated amount based on the number of days between his initial election and the prior annual meeting. These amounts represented the grant date fair value for the restricted stock granted to the indicated non-employee director in 2025, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeiture. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. As of December 31, 2025, there were no outstanding stock options held by any non-employee director. As of December 31, 2025, the total number of unvested restricted shares held by each non-employee director serving during at least part of 2025, including the shares granted as described above, was as follows: Ms. Anderson-Williams, 9,965; Mr. Bajaj, 22,599, Ms. Cheston, 12,848; Mr. Dadlani, 7,758; Ms. Kool, 7,758; Mr. Mcilwain, 12,848; Mr. Park, 11,482.

(3)	Mr. Bajaj was elected to the Board on July 27, 2025, and began service on July 29, 2025.

PROPOSAL 2: ELECTION PROPOSAL

The Nomination and Election Process

The Digimarc Bylaws authorize the number of directors to be set by resolution of the Digimarc Board. The Digimarc Board has fixed the number of directors at eight. Eight directors have been nominated for election by the holders of Company Common Stock at the Annual Meeting. These eight directors would each serve a one-year term that will expire at the 2027 annual meeting of shareholders, or until a successor has been qualified and elected.

The Chair of the Digimarc Board works with outside counsel to conduct a board assessment process annually. The assessment includes an evaluation of the Digimarc Board, its committees, and its individual members. The performance and feedback for each director is shared with them individually by the Chair of the Digimarc Board. In addition, each committee Chair receives feedback for their respective committee from the Chair, and the overall review of the Digimarc Board is shared with the entire Digimarc Board. Results from the assessment process help inform the Chair, committee Chairs, and the other directors of potential areas for improvement. The Digimarc Board does not believe that directors should expect to be re-nominated as a matter of course. The board assessment process is a determinative factor in decisions related to individual director tenure, committee leadership, and leadership of the Digimarc Board.

The proxy holders named herein or their substitutes will vote the proxy at the Annual Meeting or any adjournment or postponement of the Annual Meeting for the election of the eight nominees as directors unless the shareholder of record instructs that their authority to vote is withheld. Shares held through a broker, bank or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker, bank or other nominee to vote the shares in favor of that proposal.

Resignation Requirement on Failure to Achieve a Majority Vote

In 2022, the Digimarc Board adopted amendments to its Corporate Governance Guidelines to require that any director tender the director’s resignation if the director does not receive a majority vote in an uncontested election of directors (defined as an election where the number of persons properly nominated for election as directors at a meeting of shareholders does not exceed the number of directors to be elected at such meeting). Under this policy, any nominee for director who fails to receive a majority vote (meaning a nominee who receives a greater number of votes “WITHHELD” from their election than votes “FOR” their election) must promptly tender a resignation to the Digimarc Board following certification of the shareholder vote. Such resignation will become effective if the Digimarc Board accepts it in accordance with the procedures set forth below.

The independent directors of the Digimarc Board will, no later than 90 days following certification of the shareholder vote, evaluate any such tendered resignation considering the best interests of the Company and its shareholders and determine whether to accept or reject the tendered resignation, or whether any other action should be taken. The independent directors may consider any factors and circumstances they consider appropriate and relevant when they decide whether to accept such tendered resignation. Any director who tenders their resignation pursuant to this policy may not participate in the Digimarc Board action regarding whether to accept the tendered resignation. Prior to voting, the Digimarc Board will allow the affected director an opportunity to provide any information or statement that the director deems relevant. If the independent directors determine not to accept the tendered resignation, the Company will publicly disclose (via press release or SEC filing) such determination and the factors considered by the independent directors in making such determination.

Digimarc Board Nominees

Each person listed below has been nominated by the Company to be elected to the Digimarc Board. TCM|Strategic is entitled to a Digimarc Board seat and membership on all committees under the terms of its Subscription Agreement with the Company, dated September 29, 2020. Mr. McCormack represents TCM|Strategic in this capacity but resigned from membership on Board committees upon becoming President and Chief Executive Officer of the Company on April 12, 2021. There are no other arrangements or understandings between any director and any other person pursuant to which the director is or was to be selected as a director, or pursuant to which the director receives compensation or any other payments from any third party for service as a director. There is no familial relationship between any director and any executive officer of Digimarc.

The following is information about the Digimarc Board’s nominees for election as a director as of March 12, 2026.

Candidates for the Digimarc Board

Director Nominees	Director Age	Director Since
LaShonda Anderson-Williams	52	2023
Rishi Bajaj	46	2025
Sheila Cheston	67	2024
Sandeep Dadlani	51	2021
Katie Kool	54	2022
Riley McCormack	50	2020
Dana Mcilwain	63	2024
Michael Park	57	2024

LaShonda Anderson-Williams LaShonda is the Chief Customer & Commercial Officer of Salesforce Industries. With her, she brings over 27 years of experience creating and delivering successful revenue-generation strategies within Fortune 200 organizations. LaShonda is known as a results-driven leader who has led multiple organizations to achieve double-digit revenue growth and increased profitability through enhanced strategic planning and exceptional execution, all while building diverse high-performing teams. In her current role, LaShonda leads the commercialization for Salesforce’s Industry Clouds, focused on the realization of deep, tangible value of Industries products. LaShonda is focused on driving customer success and lifetime value that directly impacts customer opportunities and challenges. Her success is driven by decades of deep executive experience which enables her to deliver strong performance. This is due largely in part to her strong collaboration skills leading cross-functional teams with Sales, Technology & Product, Enablement, Marketing, Customer Success Groups, as well as Alliances & Channels. LaShonda is a seasoned business executive with a proven track record of driving customer acquisition and retention across multiple business segments including SMB, Channels & Alliances, Business Applications, and more.

Expertise that Ms. Anderson-Williams brings to the Digimarc Board

Ms. Anderson-Williams understands the importance of setting the right culture to drive success in an all-digital world. Her leadership philosophy emphasizes the importance of leadership development, employee engagement, and growth. Her inspirational leadership style has created world-class team cultures through balanced coaching and clarity on expectations and results. As a result, LaShonda has attracted top talent to join her teams across the largest technology companies such as IBM, Microsoft, and Salesforce. LaShonda currently serves on the Board of Directors of Digimarc where she is Chair of the Compensation and Talent Management Committee, and a member of the Governance, Nominating, and Sustainability Committee, and she serves on the board of Medical Informatics Corp. She also serves as an advisory board member for the UofH College of Technology & Engineering Board, as well as FlockJay. She has been honored among the 2024 Most Influential Executives in Corporate America by Savoy Network, named as one of the 2021 Top 50 Most Powerful Women in Technology by the National Diversity Leadership Conference, as well as one of the 2021 Top 25 Women Leaders by The Healthcare Technology Report.

Rishi Bajaj Rishi founded Altai Capital Management, L.P., a private investment firm, in 2009. He serves as its President and Chief Investment Officer, where he is responsible for the management and operations of the business.

Prior to founding Altai Capital, Mr. Bajaj served as a Senior Investment Analyst at Silver Point Capital, L.P., a private investment management firm, from 2003 to 2009, and as an M&A and Restructuring Analyst at Gleacher Partners, LLC, an M&A advisory firm, from 2001 to 2003.

Expertise that Mr. Bajaj brings to the Board

Mr. Bajaj previously served on the Board of Directors of MobileIron, Inc. (NASDAQ: MOBL, formerly), a cybersecurity company, in 2020, where he served on the Strategy Committee, and on the Board of Directors of ServiceSource International, Inc. (NASDAQ: SREV, formerly), a software and services company, from 2014 to 2016, where he served on the Compensation Committee.

Mr. Bajaj holds a B.S. in Economics with concentrations in Finance and Statistics from The Wharton School at the University of Pennsylvania.

Mr. Bajaj’s qualifications to serve as a director of the Corporation include his years of service on public company boards and his extensive investment management experience and operational expertise, particularly in the technology sector. Mr. Bajaj currently serves on the Digimarc Board where he is a member of the Audit and Governance, Nominating, and Sustainability Committees.

Sheila Cheston Sheila is an accomplished legal and business leader with over 30 years of experience across multinational corporations and the U.S. government. Most recently, she served as Corporate Vice President and General Counsel of Northrop Grumman Corporation, a global security leader, where she retired in December 2023 after 13 years of service. In this role, Sheila was responsible for overseeing the law department, and the offices of the Corporate Secretary and Chief Compliance Officer, while also advising on key areas such as global strategy, capital allocation, mergers and acquisitions, human capital management, investor relations, and government relations. During her tenure, she helped Northrop Grumman achieve substantial growth, delivering long-term value to shareholders with returns more than three times that of the S&P Index. Prior to joining Northrop Grumman, Sheila held senior positions at BAE Systems, Inc., including Executive Vice President and Board Director, where she led critical functions such as finance, strategy, and legal matters.

Expertise that Ms. Cheston brings to the Board

Ms. Cheston has extensive government experience, having served as General Counsel of the U.S. Air Force, acting Undersecretary of the Air Force, and Special Associate Counsel to the President of the United States. Sheila is actively involved in nonprofit and professional boards, including the Board of Directors of Digimarc, serving as Chair of the Governance, Nominating, and Sustainability Committee, and a member of the Audit and Compensation and Talent Management Committees. She serves on boards of Grameen Foundation, the National Partnership for Women and Families, and the Legal Aid Society. Ms. Cheston also teaches at Columbia University School of Law and Middlebury College. A graduate of Dartmouth College and Columbia Law School, she has been recognized for her leadership and mentorship, receiving numerous awards throughout her career, including Burton’s Legends in the Law Award. Sheila continues to be a respected leader in both the corporate and legal communities.

Sandeep Dadlani Sandeep was elected to our Board in March of 2021. Mr. Dadlani serves as a member of the Audit Committee. Mr. Dadlani was named Chief Executive Officer for Optum Insight, a subsidiary of UnitedHealth Group, in October 2025. Prior to that, he served as EVP, Chief Digital and Technology Officer for UnitedHealth Group from September 2022 until October 2025. Prior to UnitedHealth Group, Mr. Dadlani was the Global Chief Digital Officer at Mars, Incorporated, a $40 billion global conglomerate in the pet care, food and confectionary businesses, where part of his responsibilities focused on the digitalization of the supply chain. He worked with Mars’ global business segments to drive their digital growth, while delivering effectiveness and efficiency to existing business and technology platforms. Earlier in his career, Mr. Dadlani was with Infosys (NYSE: INFY) from 2001 to 2017, where he last held the position of President, Head of Americas and Global Head of Infosys’s Manufacturing, Retail, Consumer Packaged Goods, and Logistic Practices. He co-founded, and eventually ran as Chairman, Infosys Edgeverve, a new artificial intelligence company for Infosys, and Skava, a mobile commerce company. Prior to his employment with Infosys, he began his career in investment banking at Citibank. Mr. Dadlani has won several awards, including CIO of the Year in 2019 by Consumer Goods Technology, one of the top 150 business transformation leaders globally by Constellation Research, and Blue Yonder’s 50 most prominent AI thought leaders in 2021. Mr. Dadlani earned a Bachelor’s degree in Electrical Engineering from M.S. University, Baroda, India and a Master of Business Administration in Finance from JBIMS, Mumbai University, India.

Expertise that Mr. Dadlani brings to the Board

Mr. Dadlani brings product management, operations, digital and technology platforms, data management, artificial intelligence, mobile commerce, e-commerce, platform automation, supply chain digitalization, and international experience to Digimarc. Mr. Dadlani is accomplished across many disciplines with extraordinary leadership qualities. He has more than 25 years of experience in operations, consulting, business development and product management. He has been a contributor to the Harvard Business Review and Forbes and is a regular keynote speaker at industry forums. He has co-authored the UN Global report on supply chain sustainability. Additionally, he is on the World Economic Forum’s Global Agenda Council on the Future of Consumption and has participated for several years in the World Economic Forum Annual Meeting in Davos. His experience is particularly germane to Digimarc initiatives to drive digital transformation through product digitization, improve operational efficiencies, and achieve scale across global and industry business segments.

Katie Kool Katie was elected to our Board in March of 2022. She began Board service on July 1, upon her retirement from Procter & Gamble, contingent on her election by the shareholders. She was elected as Board Chair in June 2024. Ms. Kool is also a member of the Audit Committee and the Compensation and Talent Management Committee. Ms. Kool is a seasoned finance executive, who began her career with Procter & Gamble in 1995 and successfully transitioned to general management as a divisional CEO, with a proven history of delivering superior results across both Consumer Products and Services business models. She brings executive, financial, international, innovation, and investor relations experience to the Digimarc Board. Starting in January of 2019, she served as the CEO of Tide Cleaners, a wholly owned subsidiary of Procter & Gamble, which is a service-based retailer providing out of home dry cleaning and laundry services through franchise and corporate stores, lockers, home delivery, and college campuses. For the three and a half years prior to her CEO experience, Ms. Kool was the CFO for North America Fabric Care, which includes the Tide, Gain, Downy, and Bounce brands and has over $8 billion in retail sales. She was also CFO for the Global Procter & Gamble Professional business, where she developed a 5-year strategic plan, including a more focused operating model, profit and loss, and cash investments to deliver sustainable Operating Total Shareholder Return. In addition to her extensive business leadership experience, Katie was a key member of Procter & Gamble’s award-winning Investor Relations team for 5.5 years, during which she partnered with 3 CEO’s and led communications for the strategy renewal that spanned two $10 billion productivity programs and a more focused portfolio of strategic brands.

Expertise that Ms. Kool brings to the Board

Ms. Kool is also a Board Member at Aspen Aerogels (ASPN) and serves as Chair of the Audit Committee and is a member of the Nominating, Governance, and Risk Committee.  In her personal time, Ms. Kool was Co-Founder & CEO of KW CrossFit. She is a Founder and President of Impact100 Genesee County, a nonprofit organization that empowers women to pool their funds and award significant grants to transform lives in their community.  Ms. Kool is a Board Member and CFO for Sonje Ayiti, a nonprofit organization focused on providing tools for Haitians to help themselves via education, economic development, and health promotion, and she co-led the creation of the Cima School of Hope in Haiti, a government-licensed school with over 300 students in Pre-K through 11th grade and over 30 employees.  Ms. Kool holds a Bachelor of Arts summa cum laude from Kalamazoo College and a Master’s degree in Business Administration from Washington University in St. Louis.

Riley McCormack Riley was elected to our Board of Directors in October 2020 and was appointed to be President and Chief Executive Officer in April 2021, prior to which he served as Lead Director and a member of the Audit Committee, Compensation Committee, Governance, Nominating, and Sustainability Committee, and Market Development Committee, and later the Chair of the Compensation Committee. Since 2015, Mr. McCormack has served as Managing Member and CEO of McCormack Family Investments and founded and has served as Managing Member and CEO of TCM|Strategic, a fund that invested $53.5 million in the Company in September 2020. Previously, Mr. McCormack was the founder, CEO, and PM of Tracer Capital Management, a $1.5 billion New York-based global technology, media, and telecommunication hedge fund. Prior to Tracer, he was a partner at Coatue Capital and a high-yield research analyst at Morgan Stanley, covering media and telecom companies. Mr. McCormack graduated summa cum laude from The Wharton School at the University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar.

Expertise that Mr. McCormack brings to the Board

Mr. McCormack brings executive leadership, strategic, financial, investment, operational and transactional expertise to the Board of Directors. He also brings the perspective of a longtime shareholder and major investor. He has extensive experience investing in, and providing advice to, a broad range of companies, with a specific focus on fast-growing global technology, media and telecommunication firms. His prior experience is particularly germane to strategic and financial oversight, attracting institutional investors to Digimarc, and ensuring the interests of all Digimarc shareholder-owners are well-represented. TCM|Strategic is entitled to a Board seat and membership on all committees under the terms of its Subscription Agreement with the Company, dated September 29, 2020, and Mr. McCormack was chosen to fill that Board seat.

Dana Mcilwain Dana is a seasoned executive with a proven track record of driving P&L growth and revenue expansion and leading successful technology transformations. As the former Chief Administrative Officer (CAO) and Network Operations Leader for PricewaterhouseCoopers (PwC), Dana oversaw a global network generating $52B+ in revenue, managing a $3B+ budget across 152 countries. He played a key role in guiding the firm through complex operational matters and large-scale technology transformations. Before his CAO role, Dana was PwC’s Vice Chairman and U.S. Services Leader, managing the U.S. profit and loss center across all U.S. service lines.

Expertise that Mr. Mcilwain brings to the Board

Mr. Mcilwain’s leadership in scaling the U.S. Advisory practice led to a remarkable triple revenue growth, including the successful execution of 12 acquisitions. Dana's leadership at PwC was marked by his strategic vision and expertise in managing critical operations, finance, investments, human capital, and digital transformation initiatives. He also chaired key management and governance committees. Recently retired from PwC after more than 35 years, Dana is on the Board of Directors of Digimarc serving as the Chair of the Audit Committee and a member of the Governance, Nominating, and Sustainability Committee. He previously served on the Board of Directors of the American Red Cross of Greater New York. Dana is a Certified Public Accountant with a Bachelor of Science in Management from Tulane University.

Michael Park Michael is SVP, Global Partnerships and Channels at ServiceNow, Inc. Michael was formerly CMO of ServiceNow where he revitalized ServiceNow’s marketing approach across the full marketing stack with a strong brand movement (The World Works with ServiceNow) and a data driven, solutions-oriented approach addressing customer’s most pressing digital transformation challenges. During his tenure as CMO, Forbes honored Michael as one of the world’s “50 Top Entrepreneurial CMOs.” As a strong advocate for diversity and inclusion, Michael serves as Executive Sponsor of the Asian and Pacific Islanders Group at ServiceNow and as a member of Gold House, a non-profit organization dedicated to enabling more authentic multi-cultural representation and societal equity.

Expertise that Mr. Park brings to the Board

Prior to ServiceNow, Michael led growth and transformation for over 25 years at the intersection of pivotal technology transitions, serving in key leadership positions across product, sales, and marketing roles at Microsoft, Oracle (Siebel) EagleView, HP, and SAP. Michael is also on the Board of Directors of Digimarc serving as a member of the Governance, Nominating, and Sustainability Committee, and of the Board’s Compensation and Talent Management Committees. He began his career at Procter & Gamble and holds a Master’s Degree from Harvard Graduate School of Business Administration and a Bachelor of Arts Degree in Economics and Finance from the University of Rochester.

The Digimarc Board believes that our current directors provide the diversity of experience and skills necessary for a well-functioning board. All our directors have substantial senior executive level experience. The Digimarc Board highly values the ability of individual directors to contribute to a constructive board environment, and the Digimarc Board believes that the current board members standing for reelection perform in such a manner.

The Governance, Nominating, and Sustainability Committee reviews the skills and contributions of all Board members annually and reflects those findings in the Digimarc Board and Committee minutes and in a summary form in the director biographies in the proxy statement. Each of the directors brings unique skills and contributions to the Board and, in aggregate, the members have the skills necessary to help the management team execute Digimarc’s business strategy.

Digimarc Board Skills Matrix

The Digimarc Board consists of current and former C-Suite executives with extensive experience overseeing domestic and global operations and managing risk of companies throughout their respective careers. A skills matrix follows. Each director’s profile above also contains a more complete description of each director’s background, professional experiences, qualifications, and skills and contributions. Any public company board of directors upon which a director currently serves or has served during the past five years is set forth in the description above.

In addition to the following matrix, all our directors have experience in the following areas:

●	C-Suite executive

●	Risk Management

●	Corporate Operations

●	International/Global Operations

A Balance of Director Skills, Experience, and Qualifications

Experience or Expertise	LaShonda Anderson- Williams	Rishi Bajaj	Sheila Cheston	Sandeep Dadlani	Katie Kool	Riley McCormack	Dana Mcilwain	Michael Park
Finance / Accounting		●			●	●	●
Legal / Governance			●		●
Human Capital / Talent Development	●		●	●	●		●	●
Technology, Data / Cyber Security		●		●		●	●	●
Government Affairs / Public Policy			●			●	●
Sustainability / Environmental & Social			●	●	●
Industry Knowledge	●	●		●		●
Culture / Diversity & Inclusion	●		●		●			●
Sales / Marketing	●						●	●

Determinations of Digimarc Board Member Independence

The Digimarc Board believes that maintaining a strong, independent group of directors is important for good governance, and all but one of our directors qualifies as independent. The Digimarc Board has determined that each of Ms. Anderson-Williams, Mr. Bajaj, Ms. Cheston, Mr. Dadlani, Ms. Kool, Mr. Mcilwain, and Mr. Park collectively representing all outside members and a majority of the Digimarc Board, is “independent” as that term is defined by Nasdaq Listing Rule 5605. There were no undisclosed transactions, relationships, or arrangements involving any of the independent directors of Digimarc that were considered by the Digimarc Board in connection with the determination of whether any particular director is independent.

Vote Required

If a quorum is present, the eight candidates receiving the highest number of affirmative votes cast on this proposal at the Annual Meeting will be elected to the Digimarc Board.

Recommendation

THE DIGIMARC BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

REPORT OF THE AUDIT COMMITTEE OF THE DIGIMARC BOARD

The Audit Committee reports as follows:

Review and Approval of Audited Financial Statements

1.	The Audit Committee has reviewed and discussed the audited financial statements and the internal controls over financial reporting with our management.

2.

The Audit Committee has discussed with KPMG LLP, Digimarc’s independent registered public accounting firm, the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees).

3.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Digimarc.

4.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Digimarc’s Board, and the Board approved, the inclusion of the audited financial statements in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

As described under the heading “Proposal 3: Ratification Proposal,” the Audit Committee has appointed KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2026, and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors: Dana Mcilwain, Chair Rishi Bajaj Sheila Cheston Sandeep Dadlani Katie Kool

PROPOSAL 3: RATIFICATION PROPOSAL

Appointment of KPMG LLP

The Audit Committee of the Digimarc Board has appointed KPMG LLP as Digimarc’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2026. Although ratification by our shareholders is not required by law, the Digimarc Board has determined that it is desirable to request ratification of this appointment by the shareholders. Notwithstanding the appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Digimarc and its shareholders.

If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders and to make a statement if they desire to do so.

Audit and Other Fees Paid to KPMG LLP

The following table presents aggregate fees billed for audit and other professional services rendered by KPMG LLP for the years ended December 31, 2024, and December 31, 2025.

	Fiscal Year Ended December 31,
	2024	2025
Audit Fees (1)	$631,750	$618,375
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$631,750	$618,375

(1)

Audit Fees consist of fees for professional services rendered for the audit of our 2024 and 2025 annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with regulatory filings, including comfort letters and consents.

(2)

Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” No such fees were incurred in 2024 or 2025.

(3)	Tax Fees consist of fees billed for professional services rendered for tax research and consulting services. No such fees were incurred in 2024 or 2025.

(4)	All Other Fees consist of fees related to other services. No such fees were incurred in 2024 or 2025.

Approval of Audit Fees and Pre-Approval Policy

The Audit Committee reviews and approves all fees paid to KPMG LLP. The Audit Committee pre-approves the Audit, Audit-Related, Tax, and All Other services performed by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm that is reviewed and updated from time to time. Under the policy, the term of any pre-approval is generally twelve months from the date of pre-approval.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm and the specific services included within the pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels, amounts, or type of services require specific pre-approval. No services were provided by the independent auditors under the categories of “Audit-Related Fees,” “Tax Fees” or “All Other Fees” in 2024 or 2025.

Vote Required

If a quorum is present, the appointment of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast in favor of this proposal exceed the votes cast opposing this proposal.

Recommendation

THE DIGIMARC BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

MANAGEMENT TEAM

Executive Officers

The following table contains information regarding our executive officers as of March 12, 2026. There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer is or was to be selected as an executive officer. Additionally, there is no family relationship between any director and any executive officer of Digimarc.

Name	Age	Position
Riley McCormack	50	Chief Executive Officer & President
Charles Beck	48	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Carle Quinn	50	Executive Vice President, Chief Operating Officer
Tony Rodriguez	57	Executive Vice President, Chief Technology Officer
Ken Sickles	55	Executive Vice President, Chief Product Officer

Riley McCormack was named our Chief Executive Officer and President on April 12, 2021. Since 2015, Mr. McCormack has served as Managing Member and Chief Executive Officer of McCormack Family Investments and founded and has served as Managing Member and Chief Executive Officer of TCM|Strategic, a fund that invested $53.5 million in the Company. Previously Mr. McCormack was the founder, Chief Executive Officer, and Portfolio Manager of Tracer Capital Management, a $1.5 billion New York-based global technology, media, and telecommunication hedge fund. Prior to Tracer, he was a Partner at Coatue Capital and a high-yield Research Analyst at Morgan Stanley, covering media and telecom companies. Mr. McCormack graduated summa cum laude from The Wharton School at the University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar.

Additional information concerning Mr. McCormack is set forth under “Proposal 2: Election Proposal” in this proxy statement/prospectus.

Charles Beck was named our Executive Vice President, Chief Financial Officer, and Treasurer on November 5, 2013, having served since May 2012 as our Controller, and was named our Secretary effective February 20, 2026. Mr. Beck also oversees information technology and facilities. Before joining Digimarc, Mr. Beck was a senior manager at KPMG LLP, which provides audit, tax and advisory services, where he served in various management roles since 2002. Mr. Beck is a CPA and holds an M.B.A. in Finance, and a B.A. in Accounting, having graduated summa cum laude from the University of Portland. Mr. Beck was also the recipient of the University of Portland Dean’s Award in 2000 and completed the Executive Program for Growing Companies from the Stanford University Graduate School of Business.

Carle Quinn was named our Executive Vice President and Chief Operating Officer (COO) on June 1, 2025. Ms. Quinn leads company-wide business operations, driving strategic alignment, go-to-market execution, and operational excellence across all functions. In her role as COO, Ms. Quinn partners with teams throughout the organization to accelerate scalable growth, optimize operational clarity, and deliver customer-centric results—ensuring Digimarc is positioned to achieve sustained success.

Ms. Quinn brings over two decades of leadership experience, scaling high-growth B2B SaaS organizations, accelerating go-to-market performance, and transforming operational structures. Her diverse background includes impactful roles at global companies such as SAP, Citrix, GE, IBM, and QVC, where she developed deep expertise in commercial strategy, customer value creation, and organizational effectiveness. Prior to joining Digimarc, Carle served as Chief People Officer at Workato, where she was instrumental in driving talent alignment, go-to-market execution, and operational maturity during a period of rapid growth.

Ms. Quinn holds a Bachelor’s degree in Global Business Administration with a specialization in Human Resources Management from Arizona State University.

Tony Rodriguez was named our Executive Vice President and Chief Technology Officer on April 29, 2019, having previously served as Chief Technology Officer and Vice President of Engineering and Research and Development since June 2008. Mr. Rodriguez joined Old Digimarc in September 1996 and has over 30 years of experience in computer science and image processing research and development. Prior to joining Digimarc, Mr. Rodriguez worked at the Intel Architecture Lab as a senior software engineer and held a variety of software development and engineering positions at Raytheon, the NASA Jet Propulsion Laboratory (JPL), and IBM. He holds a B.S. in electrical engineering from the University of Washington and completed the AeA/Stanford Executive Institute program from the Stanford Graduate School of Business.

Ken Sickles was named our Executive Vice President and Chief Product Officer on November 1, 2021. Mr. Sickles is responsible for developing, delivering, and supporting Digimarc’s world-class global technology platform that advances the reach and effectiveness of automatic identification of media across multiple industries. Mr. Sickles has built his expertise with product, technology and marketing over twenty-five years building software-as-a-service (SaaS) products in both the B2B and B2C space. He has helped build multi-sided SaaS platforms from the ground up and successfully bring them to market, as well as extend SaaS platforms currently in the market. He has a passion for using his experience to enable technology to make our world a better place. Mr. Sickles joined Digimarc from ThinkTank, where he was Chief Technology Officer/Chief Product Officer from 2017 through 2021 and was a key contributor in the acquisition of the company by Accenture in May 2021. His previous experience includes product leadership positions for companies like 1WorldSync (then a GS1 subsidiary), Dow Jones, and Cognos.

EXECUTIVE COMPENSATION

Report of the Compensation and Talent Management Committee of the Digimarc Board

The Compensation and Talent Management Committee reports as follows:

Determination and Approval of Executive Compensation

The Compensation and Talent Management Committee (“Compensation Committee”), together with the Company’s independent outside compensation consultant, reviews assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. In conjunction with the work of our independent outside compensation consultant, our President and Chief Executive Officer makes recommendations to the Compensation Committee for executives other than himself whose pay is reviewed by the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy and corporate strategy. The Compensation Committee considers any recommended changes and then adopts and approves compensation packages for each of the executive officers before the Company can implement them.

Use of Compensation Advisors

The Compensation Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant. The Compensation Committee retained Farient Advisors until September 5, 2025, and F.W. Cook & Co. beginning September 6, 2025, each a nationally recognized independent consulting firm, to provide an independent review of our executive compensation program, assist in identifying a peer group, examine our pay practices relative to the market, and assist in the design of compensation programs. The consultant provides, or provided, as applicable, the Compensation Committee information on market compensation classifications and trends from time to time but otherwise does, or did, as applicable, not have a material additional relationship with the Company.

Inclusion of a Compensation Discussion and Analysis

Although as a smaller reporting company Digimarc is exempt from the requirement to provide a Compensation Discussion and Analysis (the “CD&A”) as part of its proxy statement, we have elected to include the CD&A again this year, as we did for fiscal years 2022, 2023 and 2024. The CD&A is designed to provide an overview and understanding of the Company’s compensation for its named executive officers. It also provides detail on several items such as our compensation philosophy, the actions we have taken in response to prior advisory votes, the selection of our peer group, instances that can lead to forfeiture of equity compensation, the prohibition of speculative transactions involving Company stock (including hedging and pledging), the absence of problematic pay practices, cash and stock “claw-back” provisions, equity vesting periods and the role they play in retention and performance-based compensation, and the increasing shift to “at risk” short-term and long-term incentive compensation.

The Compensation Committee reviewed and discussed with Digimarc’s management the CD&A. Based on the review and discussions, the Compensation Committee recommended to the Digimarc Board that the CD&A be included in this proxy statement and incorporated by reference into the Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2025.

Increased “At-Risk” Compensation

While this topic is addressed in more detail in the CD&A, the Compensation Committee emphasizes that all officers have significant portions of their bonus and equity compensation pay at risk, with payment tied to rigorous targets. See the CD&A for more detail from the Compensation Committee.

Investor Feedback

The Compensation Committee solicits additional feedback from our investors.

●

You may write to the Compensation Committee c/o the Secretary at Digimarc. All such communications shall be in written form, addressed to the Compensation Committee, and sent care of the Secretary of the Company, at the address of the Company’s principal executive offices or via fax to (503) 520-0407. The Secretary will ensure that all communications get to the right member or members of the Board or the Compensation Committee.

●	Compensation Committee members are also available for telephonic meetings.

●	You can also vote on the annual “say-on-pay” proposal.

Information in this proxy statement describes the compensation paid to members of the Board and the named executive officers of the Company. We have provided summaries of the types and amounts of compensation, and how each is determined, in paragraphs and tables below.

Submitted by the Compensation and Talent Management Committee of the Board of Directors LaShonda Anderson-Williams, Chair Sheila Cheston Katie Kool Michael Park

Compensation Discussion and Analysis

This CD&A provides an overview and understanding of the Company’s compensation for its named executive officers. Biographical information relating to all of our officers is set forth on pages 59-60. Our named executive officers (“NEOs”) are the following officers:

●	Riley McCormack, President and Chief Executive Officer

●	Charles Beck, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

●	Carle Quinn, Executive Vice President, Chief Operating Officer

●	George Karamanos, Former Executive Vice President, Chief Legal Officer and Secretary

●	Tony Rodriguez, Executive Vice President, Chief Technology Officer

Executive Summary

Our Strategy

After purposeful strategic transformation, Digimarc has bolstered the depth and broad perspectives of our executive leadership, the Digimarc Board, and employees; focused and streamlined our solutions while expanding their capabilities; and increased our commitment to being a trusted, responsible enterprise partner to the world’s leading businesses and governments.

Digimarc is building the trust layer for the modern world. As AI accelerates how people produce, share, and interact with the world, the risks of fraud, counterfeiting, and misinformation are growing exponentially. The impacts of these threats are evidenced by:

●	Consumers demanding more transparency into how, where, and by whom products are made.

●	Brands and creators facing rampant counterfeiting and IP theft.

●	Retailers losing hundreds of billions of dollars annually to shrink and theft.

●	Enterprises experiencing an increase in information leaks and digital manipulation.

●	AI-generated content blurring reality, sowing confusion and mistrust.

●	Regulators increasing pressure on companies to prove product authenticity and data integrity.

Our innovative, highly scalable, and ultra-secure solutions make it possible for consumers, businesses, and intelligent systems to instantly verify what’s real, protect what matters, and transact with confidence. Our solutions for retail loss prevention, product authentication, and digital trust and integrity are built to counter the speed and sophistication of today’s AI-enabled threats. Trusted by the Central Banks to deter the counterfeiting of global currency, we exist to protect the truth in every interaction, spanning both the physical and digital worlds.

Our commercial solutions run on the Illuminate® platform—a high-performance, hyper-scalable, and ultra-secure SaaS cloud-based platform for digital connectivity. Tested and trusted by the most highly demanding and mission-critical ecosystems in the world, the Illuminate platform provides the tools for the application of advanced digital watermarks and dynamic QR codes, APIs that allow for direct integration into other mission critical systems, AI-assisted authentication workflows, and a centralized repository for capturing insights about digital interactions as well as automating activities based on that information.

The foundational digital watermarking technology used in our commercial solutions is backed by decades of innovation and inventions. It is also the same technology we use to deter digital counterfeiting of global currencies as part of our almost 30-year relationship with the Central Banks. This relationship was the first commercially successful large-scale use of our technologies and today protects hundreds of billions of banknotes in circulation around the world.

Aligning Strategy and Pay

To reinforce Digimarc’s strategic shift, the Company continues to review its executive compensation program to ensure alignment with Digimarc’s growth strategy and shareholder value creation by:

●	Focusing on both short and long-term performance for executives with our annual and long-term performance-based incentive program

●	Maintaining an annual performance-based plan focused on key financial and strategic drivers of success

●	Expanding our performance-based long-term incentive equity plan tied to long-term financial and relative external market metrics

2025 Incentive Plan Results and Other Notable Pay Actions

In 2025, our pay and performance were aligned as follows:

●

2025 Annual Incentive Payout = 112% of Target. Our significant financial and strategic achievements for the year were reflected in our annual incentive plan payout that was above target, particularly, our achievement of Non-GAAP net income in the fourth quarter of 2025.

●

2023-25 Performance Restricted Stock Units (PRSUs) Payout = 0% of Target. Our PRSUs paid out at 0% as we did not achieve our three-year subscription revenue growth and total shareholder return goals from 2023 to 2025, which also demonstrated strong alignment with shareholders over that same time period.

In addition to our regular program, we granted supplemental RSUs in 2025 equal to roughly 50% of salary for the purpose of retaining certain non-CEO executives because of the leadership required to execute the strategy while stabilizing the organization after the significant reduction in force in February 2025. We also granted a promotional equity award to the Chief Operating Officer upon her appointment to the role.

Finally, in December 2025, and in connection with the adoption of our aggressive strategic plan, the Compensation Committee and Digimarc Board structured a new equity award that will be granted to the CEO in 2026, which contains significant stock price goals ranging from $20 to $55 per share, and is expected to serve as all of the CEO’s equity compensation for at least the next three years.

Details on the above programs are provided below.

Shareholder Engagement and Say-on-Pay (“SOP”) Results

At our 2025 annual meeting of shareholders, shareholders approved our SOP advisory proposal with over 83% of the votes cast by our shareholders voting in favor of the proposal. This result is directly linked to the major changes the Compensation Committee made to the pay program in recent years, which better links executive pay with shareholder interests. The Compensation Committee made many of these changes based on shareholder feedback. The Company continues to further develop these plans and programs focused on driving Company success and stakeholder value.

Shareholder feedback has been and will continue to be an important component of the Company’s executive pay program. During the past several years, the Company has engaged with several of its top shareholders on topics ranging from business strategy and executive compensation to sustainability.

Compensation and Governance Practices

The Compensation Committee regularly reviews best practices in executive compensation and governance. A summary of “What We Do” and “What We Don’t Do” is listed below.

What We Do	What We Don’t Do

●     Pay-for-Performance philosophy and culture

●     Strong emphasis on performance-based incentive awards

●     Performance-based long-term equity awards focused on growth and shareholder value

●     Robust stock ownership and retention guidelines

●     Claw-back policies that cover short- and long-term incentive awards in the event of financial restatement as well as executive misconduct causing financial or reputational harm

●     Restrictions on short-term or speculative securities transactions

●     Double trigger change of control vesting provisions

●     Independent Board committee oversight

●     Independent compensation consultant

● No hedging and pledging of Digimarc stock ● No perquisites ● No excise tax gross ups

Our Compensation Process

Compensation Philosophy

Digimarc’s goals for its executive compensation program are to: (1) attract, retain, motivate, and appropriately reward the Company’s executive officers; and (2) align the interests of the Company’s executive officers with those of Digimarc shareholders. Digimarc seeks to accomplish these goals in a way that rewards performance and is aligned with its shareholders’ long-term interests. For 2025, the Company’s primary objectives for the plan evolved further to:

(1)	Provide a competitive compensation opportunity

(2)	Align the interest of the Company’s executive officers with those of Digimarc shareholders, with a reward for long-term value creation

(3)	Reward short-term and long-term performance in line with creating shareholder value

(4)	Create a collaborative focus for the executive team

(5)	Ensure compensation provides attractive fixed compensation, with an increased focus on performance

(6)	Create a greater pay-for-performance alignment, providing upside leverage for greater performance and wealth creation

(7)	Align with standards of good governance

(8)	Keep the program as simple as possible and yet achieve desired objectives

The Role of the Compensation and Talent Management Committee, Management, and Compensation Consultant

Independent Compensation and Talent Management Committee: Executive compensation is reviewed and established by the Compensation Committee of the Board, which consists solely of independent directors. The Compensation Committee periodically meets in executive session or working group meetings, without the executive officers present, to discuss and determine the annual named executive officers’ compensation. The Compensation Committee receives data, analysis, and input from an independent compensation consultant that does not perform any additional services for Digimarc’s management and works solely for the Compensation Committee. The Compensation Committee and management also solicit and value the comments and recommendations of our investors.

Management: The Chief Executive Officer reports regularly to the Board of Directors and the Compensation Committee information regarding the individual and collective performance of the executive officers and makes recommendations, in consultation with the independent compensation consultant, on all components of each executive officer’s total compensation package. The Compensation Committee considers these recommendations as one set of data in making their decisions.

Independent Compensation Consultant: The Compensation Committee retained Farient Advisors until September 5, 2025, and retained F.W. Cook & Co. (“FW Cook”) beginning September 6, 2025, to assist in designing a market competitive, performance-based compensation program for all executives, tied to financial, strategic and market metrics. The Compensation Committee relies on its independent compensation consultant to provide relevant market data, and to make recommendations for appropriate types and allocations of cash and equity compensation relative to the peer group and business objectives. The Compensation Committee requires all committee advisors and consultants to provide an annual independence assessment to the Compensation Committee.

Approach to Benchmarking

Our primary data source for evaluating all elements of compensation for our Chief Executive Officer is data compiled by our independent compensation consultant. For 2025, the Chief Executive Officer’s compensation was based on the Company’s peer group and the Radford Global Technology Survey, for relevant size groupings. For our other NEOs, our primary data source is the Radford Global Technology Survey.

In setting executive compensation, the Compensation Committee uses compensation data about other companies in our designated peer group as a reference point to provide a framework for its compensation decisions.

Digimarc’s approach to peer screening is focused on information technology and software companies with a similar customer base, business model, and product focus; performance, revenue and market capitalization; and good governance. The Compensation Committee approved the following group of 12 companies:

Aware, Inc.	Identiv, Inc.	Logility Supply Chain Solutions, Inc.	PDF Solutions, Inc.
Ceva, Inc.	Immersion Corporation	Mitek Systems, Inc.	Rekor Systems, Inc.
eGain Corporation	Intellicheck, Inc.	NVE Corporation	ReposiTrak, Inc.

Our Compensation Program

Compensation Elements and Pay Determination

There are three primary components of the executive compensation program: (1) base salary, (2) annual short-term incentive in the form of a cash bonus, and (3) a long-term incentive that is comprised of time-based RSUs and PRSUs. The Compensation Committee believes that a material portion of all officers’ compensation must be “at risk,” so all officers have an annual short-term incentive element (a performance bonus) included in their compensation packages. “At risk” also means that the Company must meet a threshold performance level before any bonus is paid, and once that threshold is met, there should be an escalating scale which encourages exceeding the targets. The same principle applies to performance-based equity grants.

Compensation Program for 2025

Pay Element	Form	Description			Rationale
Salary	Cash	●	Fixed component of pay targeted at the median of the market		●	Designed to be market-competitive and attract and retain talent
		●	Reviewed annually, taking into consideration executive’s level of responsibility, experience, knowledge, future potential, and competitive market data
Annual Incentive Plan	Cash	●	Variable compensation component linked to Company financial and strategic goals		●	Incentivizes executives to focus on top line growth balanced with improving cash flow for future investments and growth
		●	Tied to Ending Annual Recurring Revenue (1) (“ARR”) as a leading indicator of growth and improved Adjusted Non-GAAP Net Income (2) as an indicator of future cash flow		● ●	Reinforces key priorities of the organization Enhances employee engagement across the organization
		●	Tied to achieving New ARR in strategic focus areas(3)
		●	Tied to engagement survey results
		●	All executives tied to the same goals
		●	Executives could earn 0% to 200% of their target award based on achievement of pre-established targets
Long-term Incentive Plan	RSUs/PRSUs(4)	●	Variable compensation component linked to Company financial and stock performance		●	Intended to motivate and reward executive contribution to achieve Company’s long-term growth objectives and increase shareholder value
		●	PRSUs – cliff-vest in three years tied to growth		●	Serves as retention mechanism
			–	Subscription Revenue (50%)
			–	rTSR vs. the constituents of the S&P US Small Cap Software and Services Index (50%)
			–	Executives could earn 0% to 200% of their target award based on achievement of pre-established absolute and relative targets
		●	RSUs – vest quarterly over three years

(1)	Ending ARR is a Company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

(2)	Adjusted Non-GAAP Net Income reflects Non-GAAP Net Income, which excludes non-cash and non-recurring items, adjusted for cash incentive compensation.

(3)	New ARR reflects the total additions to Ending ARR in strategic focus areas during the fiscal year.

(4)	The Chief Executive Officer received his 2025 long-term equity incentive 100% in PRSUs, requiring the Company to meet performance thresholds to receive any compensation.

Digimarc believes that its 2025 executive compensation program, which emphasized long-term time and performance-based equity awards and annual short-term performance-based bonuses, is strongly aligned with the long-term interests of its shareholders.

Base Salary

The Compensation Committee’s approach to compensation is to offer a base salary that is competitive with an identified benchmarking peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of shareholders. Base salary is determined by market-median data for the executives’ positions, individual performance, and competitive pay positioning. For 2025, the Compensation Committee kept salaries for the Chief Executive Officer and executives other than Ms. Quinn the same as from the prior year. Ms. Quinn’s salary effective for the beginning of 2025 was $350,000 and was raised to $375,000 effective June 1, 2025 in connection with her promotion to Chief Operating Officer.

Executive	Salary
Riley McCormack	$415,000
Charles Beck	$375,000
Carle Quinn(1)	$375,000
George Karamanos	$375,000
Tony Rodriguez	$325,000

(1)	Ms. Quinn was promoted to Chief Operating Officer effective June 1, 2025. Her annual salary was raised from $350,000 to $375,000 effective that date.

Annual Incentive Plan

The annual incentive plan is meant to reward executives for achieving short-term goals that are key to the Company’s success. For 2025, the Chief Executive Officer had a target bonus of 80% and each executive had a target bonus of 40% of such executive’s base salary in effect at the end of 2025. Executives have an opportunity to receive 0% to 200% of their target based on performance versus pre-determined goals. Achievement of threshold performance would yield an incentive payout of 50% of target, while achieving stretch goals could yield up to 200% of target.

For 2025, the Compensation Committee set financial and strategic goals for the annual incentive plan focused on Net ARR growth as a leading indicator of subscription revenue growth, Q4 Adjusted Non-GAAP Net Income, and two strategic metrics: (i) new ARR in strategic focus areas and (ii) employee engagement survey results. The Compensation Committee tied all executives to the same goals to emphasize the importance of collaboration and teamwork in driving this success.

Category	Performance Measures	How Calculated	Reason for Use
Financial	Net ARR Growth	Measures the percentage growth in Net ARR from 12/31/2024 to 12/31/2025	Net ARR growth provides a leading indicator of future subscription revenue
	Q4 Adjusted Non-GAAP Net Income	Measures Non-GAAP Net Income for the 4th quarter of 2025 excluding cash incentive compensation	Adjusted Non-GAAP Net Income is a proxy for normalized cash flow used in operations
Strategic	Strategic New ARR

Measures the total additions to Ending ARR during the fiscal year, as a percentage of Ending ARR as of 12/31/2024. Includes total additions to Ending ARR from four particular strategic areas - Gift Cards, Leak Detection, Digital Asset Protection, and Security Solutions

Strategic New ARR drives focus on specific (and normally nascent) market opportunities deemed to be strategically important to future growth
	Employee Engagement	Measures employee engagement based on average employee engagement survey score across the organization	Digimarc’s success will be heavily driven by employee engagement and collaboration, operating as One Company that is agile, resilient, and adaptive

The financial metrics ranged from a payout opportunity of 50% at threshold, 100% at target and 200% at maximum.

The Company paid out 112% of the annual incentive plan target for 2025 based on the metrics set forth below.

2025 Annual Incentive Plan Measures, Goals, and Payouts

		Threshold	Target	Maximum	Actual	Payout	Weighted Payout
Financial Metrics	Wtg.	50%	100%	200%
Net ARR Growth	30%	5%	10%	20%	(27%)	0%	0%
Q4 Adjusted Non-GAAP Net Income (1)	45%	$(0.5)	$0.0	$0.5	$1.3	200%	90%
Strategic Metrics
Strategic New ARR	15%	5%	10%	15%	9%	94%	14%
Employee Engagement	10%	62	66	70	64	75%	8%
						Total Payout % (as % of Target)	112%

(1)	Dollars in millions.

Long-Term Incentive (“LTI”) Plan

For 2025, Digimarc continued to award performance-based long-term equity for all executive officers, similar to the plans for 2023 and 2024. The plan provides for performance-based equity awards to be earned from 0% to 200% of the target amount tied to measures of subscription revenue growth and relative total shareholder return (vs. the S&P US Small Cap Software & Services Index), which will cliff-vest in three years based on the Company’s performance on both metrics (split 50/50). The subscription revenue growth metric is fiscal year 2027 subscription revenue, measured using a compound annual growth rate (“CAGR”) relative to the fiscal year 2024 subscription revenue. The relative total shareholder return (“rTSR”) metric is calculated as the cumulative TSR for Digimarc vs. the constituents in the S&P US Small Cap Software and Services Index. The results of the subscription revenue and rTSR goals are weighted 50% each and combined for potential payout of 50% at threshold, up to 200% at the maximum level of performance. Awards are zero if below the threshold and linearly interpolated between threshold and target and target and maximum performance levels. The measurement period starts as of April 1st consistent with our compensation period.

Generally, the recipient of equity awards granted by Digimarc will forfeit the awards if the recipient does not perform as anticipated. The most obvious circumstances involve the PRSUs, where the recipient forfeits the award if the recipient does not achieve the preconditions to vesting, as well as if the employee does not remain employed until the end of the applicable performance period. We may also suspend continued vesting under certain circumstances.

The CEO continues to receive 100% of his LTI value in PRSUs tied to the same metrics as all executives. Non-CEO executives continue to receive 50% of their LTI in the form of time-based RSUs, which vest ratably over three years.

For the LTI period, 2023-2025, there were two equally weighted metrics: (1) Subscription Revenue Growth; and (2) rTSR rank versus Peers in S&P Small Cap Software and Services Index. Neither metric was achieved for the 2023-2025 period so there was no vesting of PRSUs for such period.

Subscription Revenue Growth and rTSR rank versus Peers in S&P Small Cap Software and Services Index continue to be two equally weighted metrics for LTI granted in 2024 and 2025 as set forth below:

Executive	2024 Targe t LTI Value (2)	2025 Target LTI Value (2)
Riley McCormack (1)	$1,050,000	$1,250,000
Charles Beck	$375,000	$525,000
Carle Quinn(3)	$350,000	$525,000
George Karamanos	$350,000	$425,000
Tony Rodriguez	$350,000	$445,000

(1)	Mr. McCormack’s LTI was awarded 100% in PRSUs.

(2)	For the other named executive officers, the portion of LTI in the form of PRSUs was 50%.

(3)

Ms. Quinn’s 2025 Target LTI Value was comprised of $350,000 received at the same time as other named executive officers and $175,000 received in connection with her promotion to Chief Operating Officer.

Also, in connection with her promotion to Chief Operating Officer, Ms. Quinn received an additional grant of 113,860 time-vesting RSUs which vest quarterly over a four-year period commencing August 15, 2025.

In addition to the regular PRSUs, the Compensation Committee determined that retention grants were necessary for executives other than the CEO because of the leadership required to execute the strategy while stabilizing the organization after the significant reduction in force in February 2025. These retention grants were provided to executives with a value of approximately 50% of their base salary. The retention grant vested based on continued employment through December 31, 2025, with settlement of such awards effective February 15, 2026. There was a potential for vesting in an additional 20% of the target award if Q4 Non-GAAP Net Income excluding cash incentive compensation met certain metrics, which was achieved.

In December 2025, the Compensation Committee and Digimarc Board thought it was important to better ensure Mr. McCormack’s incentive compensation was tied to performance and shareholder interests by structuring an arrangement whereby Mr. McCormack could receive an award heavily weighted towards share price appreciation in lieu of equity LTI for at least three years. 65% of the grant (the “Performance Grant Portion”) would vest incrementally upon the stock price reaching certain goals from $20 to $55 over a four-year period. The Performance Grant Portion vests based on stock price in the following manner: 20% at $20; additional 30% at $30; additional 30% at $42.50 and additional 20% at $55 The remaining 35% of such grant would vest in twelve equal quarterly installments on each consecutive calendar quarter-end with vesting upon issuance retroactive to December 31, 2025 as the first quarterly vesting installment resulting in full vesting of the time-vesting component on September 30, 2028. The estimated accounting fair value of the grant (calculated as of December 31, 2025) would be approximately $4,570,000. If the Reorganization Proposal is approved, such grant will be made as Equity Units. If the Reorganization is not approved, such grant will be made as RSUs. For a discussion of the value to shareholders of this equity incentive arrangement allowed for by the Reorganization, please refer to the section titled “Proposal 1: The Reorganization Proposal—Reasons for the Reorganization.” For a discussion of termination protection provided to Mr. McCormack under the equity arrangement, please refer to the section “Potential Payments upon Termination or Change-in-Control” beginning on page 77. Digimarc LLC may also permit Mr. McCormack and other key executives from time to time to make direct purchases of common units in Digimarc LLC in exchange for cash contributions equal to the fair market value of such common units at the time of purchase. Mr. McCormack expects to purchase $50,000 of common units in Digimarc LLC following the Reorganization.

The Compensation Committee believes that equity compensation is the primary tool that aligns the interests of Company executives with the shareholders. The bulk of many of Digimarc’s officers’ net worth is in Digimarc shares, driving increased incentive to meet or exceed deliverables and key performance indicators. Executives are provided an increasing return if the market price of our common stock appreciates, creating an incentive to increase shareholder value, and executives feel the pain that the shareholders feel if the stock price decreases. All executives have robust stock ownership requirements (as described under “Other Compensation Practices and Policies—Stock Ownership Guidelines”).

Benefits

No Perquisites. We do not provide perquisites or other personal benefits to our named executive officers, other than those benefits provided to all other employees. The Company does not engage in lending, gross-ups, or other questionable compensation practices.

Other Compensation Practices and Policies

Stock Ownership Guidelines

Our directors and named executive officers are subject to robust stock ownership guidelines. Under our guidelines, we require named executive officers and directors to own Company stock as a means of supporting alignment with the interests of our long-term shareholders. Our stock ownership guidelines are described in the section entitled “Officer and Director Stock Ownership Guidelines” beginning on page 45.

Insider Trading Policies

We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of our securities that apply to our directors, officers, executives, employees, consultants and their respective affiliates. We also follow procedures that apply to purchases and sales of securities by Digimarc. We believe that our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as listing standards applicable to Digimarc.

Anti-Hedging and Anti-Pledging Provisions

We expressly prohibit hedging and pledging of Company stock by all officers, directors, and employees. Moreover, we prohibit short-term and speculative transactions (expressly including hedging or pledging of Company stock) for all officers, directors, and employees under Digimarc’s insider trading policy. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel if they engage in short-term or speculative securities transactions. Therefore, we prohibit Company officers, directors, and employees from engaging in any of the following activities involving the Company’s shares:

●	Purchasing the Company’s securities on margin

●	Short sales

●	Buying or selling puts or calls

●	Trading in options (other than those granted by the Company)

●	Pledging Company securities as collateral for a loan

●	Any hedging or monetization transaction, such as zero-cost collars and forward sale contracts

Claw-back Policies

The Company has implemented an Incentive Compensation Recovery policy for executive officers in compliance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608, which requires the Company to recoup incentive compensation from executive officers in the event of a financial restatement. Pursuant to the Corporate Governance Guidelines, the Company’s Claw-back Policy also applies to all officers and employees. Under the revised guidelines, if any officer or employee of the Company engages in any of the following:

●	Fraud or intentional misconduct that causes the Company to restate its financial statements,

●	Sexual harassment, or

●	Detrimental conduct by such officer or employee that causes material financial or reputational harm,

then the Company will have the discretion, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, and to the extent permitted by applicable law, to take any or all of the following actions, as determined by the Compensation Committee in its discretion, regarding any incentive compensation (including any equity compensation) awarded or paid to such officer or employee:

●	Require such officer or employee to reimburse the Company for all or a portion of such incentive compensation,

●	Cancel all or a portion of such incentive compensation, or

●	Take other remedial and recovery action.

Post-Employment Compensation/Change-in-Control

The Company has entered into Executive Retention Agreements (the “Executive Retention Agreements”) with each of the executive officers that offer compensation and benefits in the event of qualifying terminations as described in more detail in the “Executive Agreements” section below.

Compensation Paid to Named Executive Officers in 2025 and its Components

2025 SUMMARY COMPENSATION TABLE

The following table contains information in summary form concerning the compensation earned by our named executive officers for the years ended December 31, 2023, 2024, and 2025.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Riley McCormack	2025	$415,000	$371,840	$1,662,931	$—	$2,449,771
Chief Executive Officer & President	2024	$415,000	$318,720	$1,393,981	$96	$2,127,797
	2023	$375,000	$600,000	$1,375,518	$100	$2,350,618

Charles Beck	2025	$375,000	$168,000	$810,485	$11,909	$1,365,394
Executive Vice President,	2024	$375,000	$144,000	$436,675	$14,375	$970,050
Chief Financial Officer, Treasurer and Secretary	2023	$355,000	$284,000	$433,274	$14,175	$1,086,449

Carle Quinn(3)	2025	$364,583	$168,000	$2,356,131	$8,036	$2,896,750
Chief Operating Officer

George Karamanos (4)	2025	$375,000	$168,000	$692,803	$49,850	$1,285,653
Former Executive Vice President,	2024	$317,500	$105,527	$757,605	$126,895	$1,307,527
Chief Legal Officer and Secretary

Tony Rodriguez	2025	$325,000	$145,600	$690,653	$—	$1,161,253
Executive Vice President,	2024	$325,000	$124,800	$407,683	$14,211	$871,694
Chief Technology Officer	2023	$310,000	$248,000	$404,305	$100	$962,405

(1)

These amounts do not reflect compensation actually received by the named executive officer, unless otherwise indicated. These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC 718. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The amounts with respect to performance-vesting awards included in 2025 represent the grant date fair value assuming achievement of 100% performance for such awards. The grant date fair value of all stock awards with the PRSU component assuming maximum performance is as follows: Mr. McCormack, $3,325,861; Mr. Beck, $1,198,140; Mrs. Quinn, $2,738,425; Mr. Karamanos, $1,013,944; and Mr. Rodriguez, $1,019,972. The awards for which the aggregate grant date fair value is shown in this column include awards described in the 2025 Grants of Plan-Based Awards Table and 2025 Outstanding Equity Awards at Fiscal Year-End Table.

(2)

These amounts generally consist of matching contributions to our 401(k) plan in the following amounts: Mr. McCormack, $0; Mr. Beck, $11,909; Mrs. Quinn, $8,036; Mr. Karamanos, $12,350; and Mr. Rodriguez, $0. It also included a sign-on bonus for Mr. Karamanos which was paid in quarterly installments for a total of $37,500 in 2025 and $112,500 in 2024.

(3)	Ms. Quinn was promoted to Chief Operating Officer on June 1, 2025.

(4)

Mr. Karamanos began service as Chief Legal Officer on April 9, 2024 and resigned as an executive officer effective February 20, 2026. Mr. Karamanos will continue to serve the Company in an advisory capacity.

2025 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information with respect to awards granted during the year ended December 31, 2025, to each of the named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (1)
Riley McCormack	Non-Equity Incentive Plan Award			$—	$332,000	$664,000
	Performance Unit Award	4/2/2025	4/2/2025				—	97,504	195,008		$1,662,931
Charles Beck	Non-Equity Incentive Plan Award			$—	$150,000	$300,000
	Retention Award	4/2/2025	4/2/2025				14,626	14,626	17,551		$192,186
	Performance Unit Award	4/2/2025	4/2/2025				—	20,476	40,952		$349,218
	Restricted Stock Award	4/2/2025	4/2/2025							20,478	$269,081
Carle Quinn	Non-Equity Incentive Plan Award			$—	$150,000	$300,000
	Retention Award	4/2/2025	4/2/2025				13,651	13,651	16,381		$179,374
	Performance Unit Award	4/2/2025	4/2/2025				—	13,652	27,304		$232,835
	Restricted Stock Award	4/2/2025	4/2/2025							13,652	$179,387
	Promotion Performance Unit Award	6/3/2025	6/3/2025				—	6,374	12,748		$113,585
	Promotion Restricted Stock Award	6/3/2025	6/3/2025							120,244	$1,650,950
George Karamanos	Non-Equity Incentive Plan Award			$—	$150,000	$300,000
	Retention Award	4/2/2025	4/2/2025				14,626	14,626	17,551		$192,186
	Performance Unit Award	4/2/2025	4/2/2025				—	16,576	33,152		$282,704
	Restricted Stock Award	4/2/2025	4/2/2025							16,584	$217,914

Tony Rodriguez	Non-Equity Incentive Plan Award			$—	$130,000	$260,000
	Retention Award	4/2/2025	4/2/2025				12,676	12,676	15,211		$166,563
	Performance Unit Award	4/2/2025	4/2/2025				—	17,356	34,712		$296,007
	Restricted Stock Award	4/2/2025	4/2/2025							17,358	$228,084

(1)

These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC 718 presuming 100% achievement of performance. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)	These amounts represent equity incentive awards assuming achievement of 100% performance.

The awards in the 2025 Grants of Plan-Based Awards Table include awards that are also described in the 2025 Summary Compensation Table.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Equity Compensation

Equity awards are made to our named executive officers in accordance with the provisions of the 2018 Incentive Plan. Annual RSUs granted to our named executive officers generally vest quarterly over a three-year period, following the date of grant, contingent upon the executive officer’s continued employment with us while retention grants generally vest at the end of the calendar year. PRSUs cliff-vest after a three-year performance period, subject to attaining performance goals.

Salary in Proportion to Total Compensation

In 2025, our named executive officers received the following percentage of their total compensation reported in the Summary Compensation Table in the form of base salary:

●	Mr. McCormack: 17%

●	Mr. Beck: 27%

●	Ms. Quinn: 13%

●	Mr. Karamanos: 29%

●	Mr. Rodriguez: 28%

2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides summary information, as to the named executive officers, concerning outstanding equity awards as of December 31, 2025.

		Stock Awards
	Grant	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not(1)	Equity Incentive Plan Awards: Market Value Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not
Name	Date	(#) Vested	($) Vested	(#) Vested		($) Vested
Riley McCormack	4/2/2025	—	$—	97,504	(2)	$639,626
	2/15/2024	—	$—	26,590	(3)	$174,430

Charles Beck	4/2/2025	16,410	$107,650	20,476	(2)	$134,323
	2/15/2024	1,980	$12,989	4,750	(3)	$31,160
	2/15/2023	700	$4,592	—		$—

Carle Quinn	6/3/2025	104,948	$688,459	6,374	(2)	$41,813
	4/2/2025	10,940	$71,766	13,652	(2)	$89,557
	5/15/2024	3,450	$22,632	6,894	(3)	$45,225

George Karamanos	4/2/2025	13,290	$87,182	16,576	(2)	$108,739
	5/15/2024	10,344	$67,857	6,894	(3)	$45,225

Tony Rodriguez	4/2/2025	13,910	$91,250	17,356	(2)	$113,855
	2/15/2024	1,850	$12,136	4,432	(3)	$29,074
	2/15/2023	653	$4,284	—		$—

(1)	RSU awards generally vest quarterly over a three-year period. Ms. Quinn’s RSU awards in connection with her promotion (6/3/2025 grant) vest over a four-year period commencing August 15, 2025.

(2)	Amount includes PRSUs measured at 100% attainment, which would vest in 2028.

(3)	Amount includes PRSUs measured at 100% attainment, which would vest in 2027.

PRSUs which would otherwise have vested in 2026 but because of performance as of December 31, 2025 will not vest are not included in the 2025 Outstanding Equity Awards Table. Retention PRSUs which vested as of December 31, 2025 and settled effective February 15, 2026 are also not included in the 2025 Outstanding Equity Awards Table.

The awards in the 2025 Outstanding Equity Awards at Fiscal Year-End Table include awards that are also described in the 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table.

Equity Value Realized by Officers in 2025

2025 STOCK VESTED TABLE

The following table provides summary information for each of the named executive officers who had stock awards that vested and settled in 2025.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Riley McCormack	35,135	$1,233,590
Charles Beck	12,249	$238,914
Carle Quinn	20,308	$187,014
George Karamanos	12,487	$145,947
Tony Rodriguez	11,022	$217,897

(1)	Table does not include any RSUs that vested in 2025 but were not settled in 2025.

Potential Payments upon Termination or Change-in-Control

There are several scenarios wherein payments can be made to executives upon termination or change-in-control of the Company. These scenarios include payments made pursuant to Executive Retention Agreements, the normal operation of the 2018 Incentive Plan, and severance or separation agreements. A table at the end of this section sets forth the potential payments under these scenarios.

Executive Agreements

The Compensation Committee approved effective for employment terminations after January 1, 2025 a form of Executive Retention Agreement for each of the named executive officers. Such agreements provide certain severance benefits in the event of termination of the executive officer without cause by Digimarc, or termination by the executive officer for good reason. The severance benefits payable upon such a termination include 18 months’ salary for Mr. McCormack and 12 months’ salary for the other executive officers and up to 18 months’ premiums necessary to continue the executive’s health insurance coverage under our health insurance plan. If such termination of employment occurs within three months before or twelve months after a change of control, the executive officer would also be entitled to a pro rata target bonus and vesting of equity awards.

In consideration for the post-termination payments described above, the named executive officer must execute and not revoke a settlement agreement and general release related to employment and termination.

Stock Options, Restricted Stock Awards and RSUs

The 2018 Incentive Plan provides that, unless the Compensation Committee otherwise determines in the grant document, an employment agreement, or other agreement between the plan participant and the Company, all outstanding awards that are not performance shares or performance units will fully vest and become exercisable or payable immediately prior to a change in control (as defined in the 2018 Incentive Plan). In the event of a change in control which constitutes a company transaction (as defined in the 2018 Incentive Plan), all outstanding awards that vest solely based on continued service will become fully vested and immediately exercisable or payable only if and to the extent that the awards are not assumed or replaced by the successor company; if and to the extent that the awards are assumed or replaced by the successor company, such awards will become fully vested and immediately exercisable or payable if the named executive officer’s employment is terminated other than voluntarily without good reason within one year following the change in control. Notwithstanding the foregoing, the Compensation Committee has discretionary authority to determine the terms and conditions of any award granted under the 2018 Incentive Plan. In the event a named executive officer’s employment terminates as a result of their death or disability, the executive’s RSU awards will generally fully vest and become payable.

Pursuant to Mr. McCormack’s December 2025 equity arrangement, if his employment is terminated without Cause or for Good Reason or a Change of Control occurs before such equity grant is made, he will be granted immediately before such termination of employment or Change of Control vested RSUs with respect to the full grant, which had an estimated accounting fair value (calculated as of December 31, 2025) of approximately $4,570,000. Mr. McCormack’s December 2025 equity arrangement also provides for certain vesting after the equity grant is made if there is a Change of Control or if he dies, becomes disabled or his employment is terminated without Cause or for Good Reason.

Table of Potential Payments upon Termination or Change-in-Control

The following table summarizes potential payments upon termination of employment or a change in control to each of the named executive officers employed on the last day of our most recently completed fiscal year. The amounts set forth in the table assume that the triggering event occurred on the last business day of our last completed fiscal year and that our stock price was the closing market price per share on that date and do not include any amounts to which the named executive officers were already entitled to.

Name	Benefit	After Change in Control Termination without Cause or for Good Reason (1)	Termination Upon Death or Disability (2)	Termination Without Cause or Good Reason (3)	Change in Control if Awards not Assumed (4)
Riley McCormack	December 2025 Equity Promise	$—	$6,923,303	$6,923,303	$6,923,303
	Performance RSU Vesting acceleration	639,626	639,626	—	639,626
	Salary Continuation	662,500	—	—	—
	Non-Equity Incentive Compensation	371,840	—	—	—
	Benefits Continuation	17,768	—	—	—
	Total Value	$1,651,734	$7,562,929	$6,923,303	$7,562,929

Charles Beck	RSU Vesting Acceleration	$125,230	$125,230	$—	$125,230
	Performance RSU Vesting acceleration	134,323	134,323	—	134,323
	Salary Continuation	375,000	—	—	—
	Non-Equity Incentive Compensation	168,000	—	—	—
	Benefits Continuation	17,768	—	—	—
	Total Value	$820,321	$259,553	$—	$259,553

Carle Quinn	RSU Vesting Acceleration	$782,857	$782,857	$—	$782,857
	Performance RSU Vesting acceleration	131,371	131,371	—	131,371
	Salary Continuation	375,000		—	—
	Non-Equity Incentive Compensation	168,000	—	—	—
	Benefits Continuation	17,768	—	—	—
	Total Value	$1,474,996	$914,228	$—	$914,228

George Karamanos(5)	RSU Vesting Acceleration	$155,039	$155,039	$—	$155,039
	Performance RSU Vesting acceleration	108,739	108,739	—	108,739
	Salary Continuation	375,000	—	—	—
	Non-Equity Incentive Compensation	168,000	—	—	—
	Benefits Continuation	17,768	—	—	—
	Total Value	$824,545	$263,778	$—	$263,778

Tony Rodriguez	RSU Vesting Acceleration	$107,669	$107,669	$—	$107,669
	Performance RSU Vesting acceleration	113,855	113,855	—	113,855
	Salary Continuation	325,000	—	—	—
	Non-Equity Incentive Compensation	145,600	—	—	—
	Benefits Continuation	17,768	—	—	—
	Total Value	$709,892	$221,525	$—	$221,525

(1)

This column reflects potential vesting acceleration at 100% for performance RSUs granted in 2025 and 0% for performance RSUs granted in 2024 under the 2018 Incentive Plan and applicable award agreements. It also shows payments under the executives’ Executive Retention Agreements.

(2)

This column reflects potential vesting acceleration at 100% for performance RSUs granted in 2025 and 0% for performance RSUs granted in 2024 under the 2018 Incentive Plan and applicable Company RSU Award agreements. Also reflects Mr. McCormack’s potential vesting acceleration under Mr. McCormack’s December 2025 special equity arrangement.

(3)	This column reflects potential vesting acceleration under Mr. McCormack’s December 2025 special equity arrangement.

(4)

This column reflects potential vesting acceleration at 100% for performance RSUs granted in 2025 and 0% for performance RSUs granted in 2024 under the 2018 Incentive Plan, in the case where there is a Change in Control that is not a Company Transaction or if the awards are not assumed. Also reflects Mr. McCormack’s potential vesting acceleration under Mr. McCormack’s December 2025 special equity arrangement.

(5)	Mr. Karamanos resigned as the Company’s Executive Vice President, Chief Legal Officer and Secretary, effective February 20, 2026. Mr. Karamanos continues to serve the Company in an advisory capacity.

Pay Ratio

We are providing the following information about the relationship of the annual total compensation of Mr. McCormack, our President and Chief Executive Officer, and the annual total compensation of our employees. For 2025, our last completed fiscal year: (i) the total annual compensation of our Chief Executive Officer was $2,449,771, and (ii) the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $210,175. Based on this information, for 2025, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 11.7 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows. We determined that as of December 31, 2025, our employee population consisted of 110 individuals working at the Company and its consolidated subsidiaries, with 87% of these individuals located in the United States and 13% located in Europe. We selected December 31, 2025, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner and allowed us to exclude from our calculation the few seasonal workers who assist us during the summer.

To identify the median employee from our employee population, we calculated each employee’s target annual compensation for 2025 based on information from the Company’s human resources and payroll records, which included the annual base salary for salaried employees, annualized for employees hired during 2025; the hourly rate multiplied by standard weekly hours worked for hourly employees, annualized for employees hired during 2025; any annual corporate bonus or other compensation at target; and the grant date fair value of equity incentives granted during 2025. All compensation elements for non-U.S. employees were converted to U.S. dollars using December 31, 2025, currency exchange rates. We did not make any cost-of-living adjustments in identifying the median employee. Using this methodology, we determined that the median employee was a full-time, salaried employee located in one of our U.S. locations, with total target compensation for 2025 in the amount of $210,175.

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K of the Securities Act, resulting in annual total compensation of $210,175, which included base pay, any overtime pay, stock, bonuses, and any other cash paid under the Company’s policy. With respect to the annual total compensation of our President and Chief Executive Officer, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table included in this proxy statement/prospectus.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio formulas reported by other companies may not be comparable to the pay ratio formula reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance

We strive for alignment between executive compensation, company performance and value creation. The Company remains in a period of strategic transformation, which is reflected in the compensation program updates we have made in recent years. Since the arrival of our new President and Chief Executive Officer, Riley McCormack, in 2021, we have increased the program’s focus on both short- and long-term performance through the introduction of new annual and long-term performance incentive plans, which tie to key financial, strategic and market drivers.

We believe that over the long-term, our investments in the Company, our unique technology and product offerings, and our overall strategy will serve to deliver value to all our stakeholders, including shareholders. Similarly, long-term executive pay outcomes will align with our performance and value creation. For further information concerning the Company’s performance-based approach to executive compensation and how the Company aligns executive compensation with the Company’s performance, refer to the Executive Compensation section of this proxy statement.

Pay versus Performance Table

As required by section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(v) of Regulation S-K under the Securities Act, we are providing the following information about the relationship between “compensation actually paid,” herein referred to as “CAP” to our Chief Executive Officer and our other named executive officers (“NEOs”) as compared to the Company’s total shareholder return and our GAAP net income. As we are a Smaller Reporting Company, the following table provides compensation and performance information for the past three fiscal years.

2025 Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (1)(2)	Total Shareholder Return (Value of Initial Fixed $100 Investment) (3)	Net Income (Loss) (4)
2025	$2,449,771	$(1,357,276)	$1,677,263	$236,479	$35.5	$(32,309,000)
2024	$2,127,797	$2,555,718	$1,052,576	$1,041,268	$94.9	$(39,010,000)
2023	$2,350,618	$5,126,883	$1,014,657	$1,678,725	$91.5	$(45,959,000)

(1)	The non-CEO NEOs for each applicable year are as follows:

-2025: Charles Beck, Carle Quinn, George Karamanos, and Tony Rodriguez

-2024: Charles Beck, Tom Benton, George Karamanos, and Tony Rodriguez

-2023: Charles Beck, Joel Meyer, Tony Rodriguez, and Ken Sickles

(2)

The SEC rules require that certain adjustments be made to the Summary Compensation Table (“SCT”) totals to determine CAP, as reported in the Pay versus Performance table above. The table below details the applicable adjustments that were made to determine CAP.

(3)	Cumulative indexed TSR is measured using the closing price as of a base date of December 31, 2022.

(4)	Net Income (Loss) reflects GAAP net income (loss), as disclosed in our financial statements.

Adjustments to Calculate CAP from SCT Pay

			Equity Awards
Fiscal Year	Executives	SCT Total Pay	Deduct SCT Stock & Option Awards	Add Year-End Value of Unvested Equity Granted in Year	Add Change in Value of Unvested Awards Granted in Prior Years	Add Change in Value of Vested Equity Granted in Year	Add Change in Value of Vested Equity Granted in Prior Years	Add Change in Value of Awards Not Meeting Vesting Conditions	Total CAP
2025	CEO	$2,449,771	$(1,662,931)	$630,851	$(2,296,493)	$—	$(478,474)	$—	$(1,357,276)
	Other NEOs (avg)	$1,677,263	$(1,137,518)	$491,353	$(625,168)	$(36,858)	$(132,592)	$—	$236,479
2024	CEO	$2,127,797	$(1,393,981)	$1,624,988	$196,914	$—	$—	$—	$2,555,718
	Other NEOs (avg)	$1,052,576	$(487,850)	$459,935	$16,129	$28,917	$(28,440)	$—	$1,041,268
2023	CEO	$2,350,618	$(1,375,518)	$3,192,488	$949,843	$—	$9,452	$—	$5,126,883
	Other NEOs (avg)	$1,014,657	$(411,547)	$757,445	$180,643	$64,607	$72,919	$—	$1,678,725

Relationship Between Compensation Actually Paid and Performance Measures

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance to our employees or non-employees, including directors, as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants, and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,116,875	$23.14	2,470,725
Equity compensation plans not approved by security holders	—	—	—
Total	1,116,875	$23.14	2,470,725

(1)

This amount is comprised of 407 shares to be issued upon exercise of options (with a weighted average exercise price of $23.14), 583,739 shares to be issued pursuant to RSUs, and 532,739 shares to be issued pursuant to PRSUs (assuming target performance). Additionally, there were 85,258 outstanding shares subject to Company Restricted Stock awards, for a total of 1,202,133 shares issued or to be issued.

(2)	Weighted-average exercise price in column (b) does not take into account shares to be issued pursuant to RSUs or PRSUs.

(3)	Consists of shares of Company Common Stock issuable pursuant to awards granted under the 2018 Incentive Plan and the Employee Stock Purchase Plan.

Shares available for issuance under our 2018 Incentive Plan may be granted pursuant to stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance shares, performance units and cash-based awards, which may be granted to officers, directors, employees, consultants, agents, advisors, and independent contractors who provide services to us and our affiliated companies.

Our non-employee directors receive restricted stock under our Equity Compensation Program for Non-Employee Directors adopted by the Digimarc Board and administered under the 2018 Incentive Plan. Each non-employee director receives an initial grant of Company Restricted Stock having an aggregate value of approximately $200,000. The restrictions lapse in equal installments on each of the first three anniversaries of the grant. Each non-employee director receives an annual grant of Company Restricted Stock having an aggregate value of approximately $100,000 on the date of each annual meeting of shareholders. If elected between annual meetings, new non-employee directors receive an annual grant Company Restricted Stock having an aggregate value of a pro-rated portion of $100,000 for their service until the next annual meeting. The restrictions lapse on the one-year anniversary date of the grant, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders.

PROPOSAL 4: COMPENSATION PROPOSAL

The Purpose of the Say-on-Pay Vote

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Digimarc shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement/prospectus. This advisory vote on executive compensation is referred to as a “say-on-pay vote.” Digimarc offers shareholders a say-on-pay vote every year.

How to Learn More About Digimarc’s Executive Compensation Program

We encourage shareholders to read the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement/prospectus for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in recent years, and the compensation awarded to our named executive officers.

Riley McCormack is now entering his fifth full year as Chief Executive Officer of the Company. His compensation for 2025, and the changes made from 2024, are summarized in the CD&A. The other executive officers of the Company are also compensated in a manner consistent with the processes and philosophy set forth below.

Digimarc’s Process to Determine Fair Compensation and Conduct Shareholder Outreach

In recent years, the Company conducted outreach to inform shareholders of changes to our executive compensation program, seek their advice and counsel regarding the changes, and bring that information into the process. Our shareholders favored placing a significant portion of each named executive officer’s compensation “at risk” by having more performance-based elements of compensation with both financial and operational elements. Several shareholders also recommended governance changes discussed in the Corporate Governance Functions and Processes section of this proxy statement/prospectus.

Responding to this feedback, the Compensation and Talent Management Committee has made significant changes to the Company’s executive compensation practices. The Company has (1) retained a new outside independent compensation consultant to help determine the Chief Executive Officer’s and other executives’ compensation program, (2) included material performance-based incentive plans (annual and long-term) to the compensation plan for all named executive officers representing a significant majority of executive compensation being at-risk, and (3) expanded the performance-based features of plans, driving a focus on key financial, strategic, and relative market goals.

Effect of the “Advisory Vote” Relating to Say-on-Pay

Digimarc requests shareholder approval of the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables).

Although this vote is advisory and non-binding on the Compensation and Talent Management Committee, the Digimarc Board, or the Company, the Digimarc Board and the Compensation and Talent Management Committee, which are responsible for designing and administering Digimarc’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote Required

Assuming that a quorum is present, the compensation of Digimarc’s named executive officers will be approved on a non-binding basis if the votes cast in favor of this proposal exceed the votes cast opposing this proposal.

Digimarc believes the compensation program for the named executive officers is instrumental in helping Digimarc achieve its strategic objectives and long-term financial goals. We ask for your support with a positive vote for the say-on-pay proposal.

Recommendation

THE DIGIMARC BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING BASIS, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2025.

PROPOSAL 5: ADJOURNMENT PROPOSAL

Purpose of the Adjournment Proposal

Shareholders are being asked to approve a proposal that will give the Digimarc Board authority to adjourn the Annual Meeting one or more times if necessary to solicit additional proxies if there are insufficient votes to approve the Reorganization Proposal at the time of the Annual Meeting, or any adjournment or postponement thereof. If Digimarc shareholders approve the Adjournment Proposal, Digimarc could adjourn the Annual Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Digimarc shareholders that have previously returned properly executed proxies voting against the Reorganization Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if Digimarc had received proxies representing a sufficient number of votes against the Reorganization Proposal such that the Reorganization Proposal would be defeated, Digimarc could adjourn the Annual Meeting without a vote on the Reorganization Proposal and seek to convince the holders of Company Common Stock to change their votes to votes in favor of the Reorganization Proposal. Additionally, Digimarc may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.

Vote Required

Assuming that a quorum is present, the Adjournment Proposal will be approved if the votes cast in favor of this proposal exceed the votes cast opposing this proposal.

Recommendation

THE DIGIMARC BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT DIGIMARC AND HOLDINGS

In the event the Reorganization is approved and consummated, Holdings’ business, consolidated financial condition, and assets and liabilities will be the same as Digimarc’s. As permitted under the rules of the SEC, this proxy statement/prospectus incorporates important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents, including copies of financial statements and management’s discussion and analysis, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. Accordingly, this information regarding Digimarc will become applicable to Holdings. Therefore, we have not included separate information regarding Holdings.

Following completion of the Reorganization, Holdings will be subject to the reporting requirements of the SEC as the successor issuer to Digimarc. Holdings will report consolidated financial results in accordance with U.S. GAAP and will file reports on Forms 10-K, 10-Q and 8-K with the SEC and comply with the proxy rules under the Exchange Act.

Available Information

Additional information about Digimarc and its business and operations is included in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026, and its Current Reports on Form 8-K, filed with the SEC on February 12, 2026 and March 12, 2026, each of which are incorporated by reference herein. Digimarc’s consolidated balance sheet as of December 31, 2025 and 2024 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2025 are contained in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 96.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Digimarc routinely publishes as part of its proxy the list of any shareholders that hold a beneficial interest of more than five percent of the outstanding shares of the corporation. These shareholders also provide filings of their ownership interest. The following table contains the list of the beneficial ownership of Company Common Stock as of March 6, 2026, by:

●	each person or entity known by us to own beneficially more than five percent of Company Common Stock;

●	our chief executive officer, our chief financial officer, our other named executive officers, and each of our directors; and

●	all our executive officers and directors as a group.

The beneficial ownership percentage is calculated based on 22,093,287 shares of Company Common Stock outstanding as of March 6, 2026.

Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares voting and investment power with their spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. The address of each of the executive officers and directors is care of Digimarc Corporation, 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Altai Capital Management, L.P. (1)	2,769,346	12.5%
4675 MacArthur Court, Suite 1500
Newport Beach, California 92660

TCM|Strategic Partners L.P. (2)	2,355,093	10.7%
c/o Riley McCormack 8500 S.W. Creekside Place
Beaverton, Oregon 97008

Vincent C Smith (3)	2,225,672	10.1%
33 New Montgomery Suite 1500
San Francisco, CA 94105

The Vanguard Group, Inc. (4)	1,150,516	5.2%
100 Vanguard Boulevard
Malvern, PA 19355

Ocho Investments LLC (5)	1,115,000	5.0%
1401 Lavaca Street, Unit 40912
Austin, TX 78701

Named Executive Officers:
Riley McCormack (6)	2,451,833	11.1%
Carle Quinn	138,768	*
Charles Beck	87,424	*
Tony Rodriguez	63,298	*
George Karamanos	44,542	*

Directors:
Rishi Bajaj(7)	2,794,749	12.6%
Sandeep Dadlani	40,186	*
Kathleen Kool	32,696	*
LaShonda Anderson-Williams	25,666	*
Michael Park	23,758	*
Dana Mcilwain	21,480	*
Sheila Cheston	21,314	*
All executive officers and directors as a group (12 persons)	5,745,714	26.0%

* Less than 1%

(1)

This information is based solely on the Schedule 13D filed jointly with the SEC on August 4, 2025, by Altai Capital Management, L.P. (“Altai L.P.”), Altai Capital Management, LLC (“Altai LLC” and, together with Altai L.P., “Altai”) and Rishi Bajaj, the President and Chief Investment Officer of Altai L.P. and Managing Member of Altai LLC. Each of Altai L.P., Altai LLC and Mr. Bajaj has shared voting power and shared dispositive power over the 2,769,346 shares of Company Common Stock.

(2)

This information is based solely on the Amendment No. 2 to Schedule 13D filed jointly with the SEC on March 19, 2025, by TCM Strategic Partners L.P. (“TCM LP”), TCM Strategic GP LLC (“TCM GP” and, together with TCM LP, “TCM”), and Riley McCormack, the Manager of TCM GP, which is the General Partner of TCM LP. Each of TCM LP, TCM GP, and Mr. McCormack has shared voting power and shared dispositive power over the 2,355,093 shares of Company Common Stock.

(3)

This information is based solely on the Amendment No. 3 to Schedule 13G filed jointly with the SEC on February 8, 2024, by Red Beard Holdings, LLC (“Red Beard”), VCS Master Holdings GP (“VCS”), LB 2, LLC (“LB 2”), and Vincent Smith, the Manager of each of Red Beard and LB2 and the Grantor of all the trusts that are the partners of VCS. Red Beard has shared voting power and shared dispositive power over 1,250,822 shares of Company Common Stock. VCS has shared voting power and shared dispositive power over 152,102 shares of Company Common Stock. LB 2 has shared voting power and shared dispositive power over 20,000 shares of Company Common Stock. Mr. Smith has sole voting power and sole dispositive power over 802,748 Company Common Stock and shared voting power and shared dispositive power over 1,422,924 shares of Company Common Stock.

(4)

This information is based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard has shared voting power over 28,137 shares of Company Common Stock, sole dispositive power over 1,109,721 shares of Company Common Stock, and shared dispositive power over 40,795 shares of Company Common Stock.

(5)

This information is based solely on the Amendment No. 1 to Schedule 13D filed jointly with the SEC on April 15, 2025 by Ocho Investments LLC (“Ocho”) and Andris Upitis, the Manager of Ocho. Each of Ocho and Mr. Upitis has shared voting power and shared dispositive power over the 1,115,000 shares of Company Common Stock.

(6)	Mr. McCormack’s shares include the shares of Company Common Stock held by TCM Strategic Partners L.P.

(7)	Mr. Bajaj’s shares include the shares of Company Common Stock held by Altai Capital Management, L.P.

DESCRIPTION OF HOLDINGS’ SECURITIES

The following is a summary of the terms of the securities of Holdings following the Reorganization. This summary does not purport to be complete nor does it represent all information which you might find to be important for understanding Holdings’ capital stock and may not contain all the information you should consider before voting on the Reorganization Proposal. This description is summarized from, and qualified in its entirety by reference to, the Holdings Articles of Incorporation and the Holdings Bylaws, copies of the forms of which are included with this proxy statement/prospectus as Annexes C and D.

Capital Stock

Holdings’ authorized capital stock consists of:

●	50,000,000 shares of Holdings Common Stock, $0.001 par value per share; and

●	2,500,000 shares of Holdings Preferred Stock, $0.001 par value per share.

Common Stock

Listing. Holdings Common Stock is expected to be listed on Nasdaq under the symbol “DMRC.”

Dividend Rights. Subject to preferences that may be granted to any then outstanding preferred stock, holders of Holdings Common Stock are entitled to receive ratably those dividends as may be declared by the Holdings Board out of funds legally available for such purpose, as well as any distributions to Holdings shareholders

Voting Rights. Holders of the Holdings Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of Holdings shareholders, including the election of directors.

No Preemptive or Similar Rights. Holders of Holdings Common Stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Holdings Common Stock.

Rights to Receive Liquidation Distributions. In the event of Holdings’ liquidation, dissolution or winding up, holders of Holdings Common Stock are entitled to share ratably in all of Holdings’ assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

No Liability for Further Assessment. All outstanding shares of Holdings Common Stock are fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for Holdings Common Stock is Broadridge Corporate Issuer Solutions. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, New York 11717.

Dividends

The decision to pay dividends is made by the Holdings Board and is dependent on Holdings’ earnings, management’s assessment of future capital needs, and other factors. Holdings does not expect to pay any cash dividends on Holdings Common Stock in the foreseeable future.

Oregon Control Share Act and Oregon Business Combination Act

Holdings is subject to provisions of Oregon law that may restrict the ability of its significant shareholders to exercise voting rights. The Oregon Control Share Act generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than one-fifth, one-third or one-half of the total voting power of the voting shares of the corporation. If such a transaction occurs, the person cannot vote the shares acquired in the acquisition unless voting rights are restored to those shares by a vote of:

●	the holders of a majority of the outstanding voting shares of each voting group entitled to vote; and

●	the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation’s officers and inside directors.

The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date the shares are acquired.

Holdings is also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. The Oregon Business Combination Act generally prohibits a corporation from entering into a business combination transaction with a person, or an affiliate of that person, for a period of three years following the date the person acquires 15% or more of the outstanding voting stock of the corporation. For the purposes of this law, the prohibition generally applies to the following business combination transactions:

●	a merger or plan of share exchange,

●

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the aggregate market value of all of the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, and

●	transactions that result in the issuance or transfer of capital stock of the corporation to the 15% shareholder.

However, the general prohibition does not apply if:

●

the 15% shareholder, as a result of the transaction in which the person became a 15% shareholder, owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers, and certain employee benefit plans),

●

the board of directors approves either (i) the business combination or (ii) the transaction that resulted in the person becoming an interested shareholder before the transaction by which the shareholder acquires 15% or more of the corporation’s outstanding voting stock occurs, or

●

the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction at an annual or special meeting on or after the date the shareholder acquires 15% or more of the corporation’s voting stock.

Preferred Stock

Holdings’ authorized capital stock includes 2,500,000 shares of Holdings Preferred Stock, of which 10,000 shares of Series A Redeemable Nonvoting Preferred Stock will be issued and outstanding on the effective date of the Reorganization. The Holdings Board is authorized to divide the undesignated Holdings Preferred Stock into series and, with respect to each series, to fix the number of shares constituting such series and determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. The Holdings Board could, without shareholder approval, issue Holdings Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Holdings Common Stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of Holdings Preferred Stock, the number of authorized shares of any series of Holdings Preferred Stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by the Holdings Board.

COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE REORGANIZATION

Digimarc and Holdings are both incorporated under the laws of the State of Oregon and, accordingly, the rights of the shareholders of each are governed by the OBCA, the Digimarc Articles of Incorporation and the Digimarc Bylaws, and the Holdings Articles of Incorporation and the Holdings Bylaws, as applicable. If the Reorganization is consummated, Digimarc shareholders will receive Holdings Common Stock in exchange for their shares of Company Common Stock (including options to purchase Company Common Stock, shares of Company Restricted Stock, RSUs to be settled in shares of Company Common Stock and PRSUs to be settled in shares of Company Common Stock) and become Holdings shareholders, and their rights will be governed by the OBCA and the Holdings Articles of Incorporation and the Holdings Bylaws.

The table below summarizes the material differences between the rights of Digimarc shareholders under the Digimarc Articles of Incorporation and the Digimarc Bylaws and the rights of Holdings shareholders to be provided under the Holdings Articles of Incorporation and the Holdings Bylaws. The full text of the forms of the Holdings Articles of Incorporation and the Holdings Bylaws to be in effect at the time of the Reorganization and prior to the issuance of shares thereunder are attached as Annexes C and D, respectively, to this proxy statement/prospectus. Any discussion of the Holdings Articles of Incorporation and the Holdings Bylaws contained in this proxy statement/prospectus, including the discussion below, is qualified in its entirety by reference to the complete text of each of these documents. The discussion in this section generally does not include a description of the rights of holders of Company Common Stock that will not materially change as a result of the Reorganization.

The following summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Digimarc and Holdings shareholders and are qualified in their entirety by reference to the OBCA and the various documents of Digimarc and Holdings that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of Digimarc and a shareholder of Holdings. Digimarc has filed copies of the Digimarc Articles of Incorporation and the Digimarc Bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. Copies of the forms of the Holdings Articles of Incorporation and the Holdings Bylaws have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. See “Where You Can Find Additional Information.”

Provision	Digimarc	Holdings

Authorized Capital Stock

Digimarc is authorized to issue a total of 52,500,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.001 par value per share and
(ii) 2,500,000 shares of preferred stock, $0.001 par value per share.

10,000 shares of Digimarc’s preferred stock are designated as Series A Redeemable Nonvoting Preferred Stock.

16,970 shares of Digimarc’s preferred stock are designated as Series B Convertible Preferred Stock. No shares of Series B Convertible Preferred Stock are currently issued or outstanding.

500,000 shares of Digimarc’s preferred stock are designated as Series R Participating Cumulative Preferred Stock.

Holdings will be authorized to issue the same number of shares of common stock, preferred stock and Series R Participating Cumulative Preferred Stock. Holdings will not have any shares of Series B Convertible Preferred Stock authorized.

Provision	Digimarc	Holdings

Voting

Holders of Digimarc’s common stock are entitled to one vote per share on any matter submitted to the shareholders.

Holders of Digimarc’s Series A Redeemable Nonvoting Preferred Stock have no voting rights, other than such rights as may be required by law.

Holders of Digimarc’s Series B Convertible Preferred Stock vote as a single class with the holders of the common stock and the holders of any other class or series of Digimarc’s capital stock then entitled to vote with the common stock on all matters submitted to a vote of the holders of common stock (and, if applicable, holders of any other class or series of capital stock), subject to certain limitations and restrictions set forth in Digimarc’s Articles of Incorporation.

Holders of Digimarc’s Series R Participating Cumulative Preferred Stock are entitled to a number of votes equal to the Formula Number then in effect for each share of Series R Preferred Stock held of record on each matter on which holders of Digimarc’s common stock or Digimarc’s shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the common stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied). The “Formula Number” is 100, subject to certain adjustments as set forth in Digimarc’s Articles of Incorporation.

Holders of Holdings’ common stock, Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock will have the same voting rights as the Digimarc common stock, Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock.

Conversion Rights

Digimarc’s Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock do not have conversion rights.

The shares of Digimarc’s Series B Convertible Preferred Stock are convertible into shares of Digimarc common stock pursuant to the terms of Digimarc’s Articles of Incorporation and the Subscription Agreement, dated September 29, 2020, by and between Digimarc and TCM Strategic Partners L.P., a Delaware limited partnership (the “Subscription Agreement”).

None of Holdings’ Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock will have conversion rights.

Provision	Digimarc	Holdings

Redemption Rights

Since June 18, 2013, Digimarc has had the right, at its sole option, to redeem the Series A Redeemable Nonvoting Preferred, in whole or in part, upon the terms and conditions which shall have been fixed and determined by the Board of Directors. The Series A Redeemable Nonvoting Preferred is redeemable at $5.00 per share.

Digimarc is required to redeem any outstanding shares of Series B Convertible Preferred Stock upon the occurrence of certain change of control events.

The shares of Digimarc’s Series R Preferred Stock shall not be subject to redemption by Digimarc or at the option of any holder of Series R Preferred Stock.

Holdings’ Series A Redeemable Nonvoting Preferred will be redeemable at any time at $5.00 per share.

The shares of Holdings’ Series R Preferred Stock will not be subject to redemption by Holdings or at the option of any holder of Series R Preferred Stock.

Preemptive Rights

Digimarc’s Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock do not have preemptive rights.

The vote or consent of the holders of at least a majority of the shares of any Series B Convertible Preferred Stock outstanding, voting together as a separate class, will be necessary for effecting or validating certain corporate actions, including amending or repealing Digimarc’s Articles of Incorporation or Bylaws in a manner which would adversely affect the rights, preferences, privileges or voting power of the Series B Convertible Preferred Stock, creating or increasing the number of shares of stock which ranks senior to or on par with the Series B Convertible Preferred Stock, and approving certain transactions, including related party transactions and change of control transactions.

Neither of Holdings’ Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock will have preemptive rights.

Provision	Digimarc	Holdings

Transfer Restrictions

None of Digimarc’s common stock, Series A Redeemable Nonvoting Preferred Stock or Series R Participating Cumulative Preferred Stock are subject to transfer restrictions.

Digimarc’s Series B Convertible Preferred Stock is subject to certain transfer restrictions as set forth in Digimarc’s Articles of Incorporation and the Subscription Agreement.

None of Holdings’ common stock, Series A Redeemable Nonvoting Preferred Stock or Series R Participating Cumulative Preferred Stock will be subject to transfer restrictions.

Liquidation Preferences

The Series B Convertible Preferred Stock ranks senior to Digimarc’s common stock and each other class or series of Digimarc’s capital stock, including, without limitation, the Series A Redeemable Nonvoting Preferred Stock and the Series R Participating Cumulative Preferred Stock.

Holdings’ Series A Redeemable Nonvoting Preferred Stock and Series R Participating Cumulative Preferred Stock will rank senior to Holdings’ common stock.

Declaration and Payment of Dividends

No dividends shall be declared or paid on Digimarc’s Series A Redeemable Nonvoting Preferred. Each of Digimarc’s common stock, Series B Convertible Preferred Stock and Series R Participating Cumulative Preferred Stock are entitled to dividends pursuant to Digimarc’s Articles of Incorporation.

No dividends shall be declared or paid on Holdings’ Series A Redeemable Nonvoting Preferred. Each of Holdings’ common stock and Series R Participating Cumulative Preferred Stock will be entitled to dividends pursuant to Holdings’ Articles of Incorporation.

LEGAL MATTERS

The legality of the shares of Holdings Common Stock to be issued pursuant to the Reorganization were passed upon for Holdings by Perkins Coie LLP, and certain tax matters were passed upon for Holdings by Perkins Coie LLP.

EXPERTS

The consolidated financial statements of Digimarc Corporation as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting

Pursuant to the Digimarc Bylaws, a shareholder nomination of one or more persons for election to the Digimarc Board and the proposal of other business to be considered by shareholders must be timely noticed to the Secretary of Digimarc to be considered properly brought before an annual meeting by a shareholder. To be timely for the 2027 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than December 31, 2026, and no later than January 30, 2027.

In addition to satisfying the foregoing requirements under the Digimarc Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Digimarc’s nominees at the 2027 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2027.

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act and intended to be presented at our 2027 Annual Meeting of Shareholders must be received by us not later than November 24, 2026, in order to be considered for inclusion in our proxy materials for that meeting.

ANNUAL MEETING MATERIALS

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Digimarc Corporation, Attn: Investor Relations, 8500 S.W. Creekside Place, Beaverton, Oregon 97008, Phone: (503) 469-4800, Fax: (503) 520-0407. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials. We ask you to consider the environment in deciding the necessity of these requests.

Form 10-K

Every year, Digimarc prepares and files with the SEC our Annual Report on Form 10-K for that fiscal year. We will provide, without charge, upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as we have filed with the SEC. Written requests should be mailed to Charles Beck, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Digimarc Corporation, 8500 S.W. Creekside Place, Beaverton, Oregon 97008. We ask you to consider the environment in deciding the necessity of these requests.

Other Materials

All materials filed by us with the SEC can be obtained through the SEC’s website at www.sec.gov.

OTHER BUSINESS

As of the date of this proxy statement/prospectus, we know of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement/prospectus. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Digimarc files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers, including Digimarc, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Holdings has filed a registration statement on Form S-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the Holdings Common Stock that Digimarc shareholders will receive in connection with the Reorganization. This proxy statement/prospectus, which is part of the registration statement as well as a proxy statement with respect to the Annual Meeting, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. Holdings may also file amendments to the registration statement. For further information, you are referred to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, you are referred to the copy of the document that has been filed. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Holdings has supplied all information contained in this proxy statement/prospectus relating to Holdings, and Digimarc has supplied all information contained in this proxy statement/prospectus relating to Digimarc.

Digimarc is incorporating by reference specified documents that Digimarc files with the SEC, which means that Digimarc can disclose important information to you by referring to those documents that are considered part of this proxy statement/prospectus. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the filing of this proxy statement/prospectus as described below. Digimarc has filed with the SEC, and incorporates by reference in this proxy statement/prospectus:

●	its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026; and

●	its Current Reports on Form 8-K filed with the SEC on February 12, 2026 and March 12, 2026.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, all documents filed by Digimarc pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this proxy statement/prospectus and before the date of the Annual Meeting or (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement (excluding in each case any current reports on Form 8-K to the extent disclosure is furnished and not filed) will be deemed to be incorporated by reference into this proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to Digimarc:

Digimarc Corporation

8500 SW Creekside Place

Beaverton, Oregon 97008

United States of America

Telephone: (503) 469-4800

or

D.F. King & Co., Inc.

28 Liberty Street

53rd Floor

New York, New York 10005

Shareholders may call toll-free: (877) 674-6273

Email: digimarc@dfking.com

To receive timely delivery of the documents in advance of the Annual Meeting, you should make your request no later than April 23, 2026, which is five business days before the Annual Meeting.

In addition, you may obtain copies of documents filed by Digimarc with the SEC on Digimarc’s website at www.digimarc.com/company/investors.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE ANNUAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 24, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF
REORGANIZATION BY AND AMONG
DIGIMARC CORPORATION, DESCHUTES PARENT, INC. AND
DESCHUTES MERGER SUB, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of March 12, 2026, is by and among Digimarc Corporation, an Oregon corporation (the “Company”), Deschutes Parent, Inc., an Oregon corporation (“Holdings”), and Deschutes Merger Sub, Inc., an Oregon corporation (“Merger Sub”).

WITNESSETH:

WHEREAS, the Company has an authorized capital stock of 52,500,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”), of which 22,093,287 shares are issued and outstanding as of the date hereof, and (ii) 2,500,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Securities”), of which 10,000 shares of Redeemable Nonvoting Preferred Stock are issued and outstanding on the date hereof (the “Company Redeemable Preferred Stock”);

WHEREAS, Holdings has an authorized capital stock of 52,500,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.001 par value per share (the “Holdings Common Stock”), of which one share is issued and outstanding and is held by the Company as of the date hereof, and (ii) 2,500,000 shares of preferred stock, $0.001 par value per share (the “Holdings Preferred Stock” and, together with the Holdings Common Stock, the “Holdings Securities”), of which one share is issued and outstanding and is held by the Company as of the date hereof;

WHEREAS, Merger Sub has an authorized capital stock consisting of 100 shares of common stock, par value $0.001 per share, (the “Merger Sub Common Stock”), of which one share is issued and outstanding and is held by Holdings on the date hereof;

WHEREAS, the Company, Holdings and Merger Sub desire to effect a reorganization of the Company into a holding company structure by means of the Merger (as defined below), followed by the Conversion (as defined below), pursuant to which the Company will become a wholly owned subsidiary of Holdings and shareholders of the Company will exchange their Company Securities for Holdings Securities (the “Reorganization”);

WHEREAS, the boards of directors of the Company, Holdings and Merger Sub each desire that, to facilitate the Reorganization, (i) Merger Sub merge with and into the Company (the “Merger”) pursuant to Section 60.487 of the Oregon Revised Statutes (the “ORS”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the ORS, and (ii) effective on the day immediately following the effective date of the Merger, the Company will be converted from an Oregon corporation to an Oregon limited liability company (the “Conversion”) pursuant to Section 60.472 of the ORS on the terms set forth in this Agreement, and the boards of directors of the Company, Holdings and Merger Sub have each adopted this Agreement and authorized the Company, Holdings and Merger Sub, respectively, to join and be bound by it; and

WHEREAS, the board of directors of the Company has directed that this Agreement be submitted to a vote of the Company’s shareholders at its annual meeting of shareholders (the “Annual Meeting”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE ONE
THE MERGER

1.1

The Merger; Effect of Merger; Conversion. At the Effective Time (as defined in Section 1.2 below), Merger Sub shall be merged with and into the Company pursuant to Section 60.487 of the ORS, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Oregon, all with the effect provided in the ORS, all as more fully described in the Agreement and Plan of Merger attached as Annex A hereto. The Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the ORS. At the Effective Time of the Conversion (as defined in Section 1.2 below), the Company, as the surviving corporation, shall be converted from an Oregon corporation to an Oregon limited liability company and continue as a wholly owned subsidiary of Holdings.

1.2

Effective Time. The Effective Time (as defined below) shall be the Pacific Time at which a duly executed copy of Articles of Merger with respect to the Merger is filed in the office of the Secretary of State of Oregon in accordance with the provisions of the ORS, or at such later Pacific Time as is agreed to by the parties to this Agreement and specified in the Articles of Merger (the “Effective Time,” and the date during which the Effective Time occurs, the “Effective Date”). The effective time of the Conversion will be 12:01 A.M. Pacific Time of the day immediately following the Effective Date of the Merger (the “Effective Time of the Conversion”).

1.3

Company Articles of Incorporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, continue to be the articles of incorporation of the Company and shall thereafter continue in full force and effect as the articles of incorporation of the surviving corporation until such articles of incorporation shall thereafter be amended as provided by law or, if earlier, until the Effective Time of the Conversion, upon which the limited liability company will be governed by its articles of formation.

1.4

Company Bylaws. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, continue to be the bylaws of the Company and shall thereafter continue in full force and effect as the bylaws of the surviving corporation until such bylaws shall thereafter be amended as provided by law or, if earlier, until the Effective Time of the Conversion, upon which the limited liability company will be governed by its limited liability company agreement.

1.5

Company’s and Holdings’ Directors and Officers. The directors and officers, respectively, of the Company immediately prior to the Effective Time shall continue as the directors and officers, respectively, of Holdings following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the articles of incorporation and bylaws of Holdings.

1.6

Holdings Articles of Incorporation and Bylaws. Prior to the Effective Time, Holdings and the Company shall take all action reasonably necessary to cause Holdings’ articles of incorporation and bylaws to read in their entirety substantially as set forth in Annex B and Annex C, attached hereto, respectively.

ARTICLE TWO
CONVERSION OF SHARES

2.1

Company Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly issued, fully paid and nonassessable share of Holdings Common Stock upon compliance with the procedures specified in Article Three of this Agreement. No shares of Company Common Stock shall be issued or outstanding after the Effective Time, except as set forth in Section 2.2 below.

2.2

Company Preferred Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly issued, fully paid and nonassessable share of Redeemable Nonvoting Preferred Stock of Holdings (“Holdings Redeemable Preferred Stock”) upon compliance with the procedures specified in Article Three of this Agreement. No shares of Company Redeemable Preferred Stock shall be issued or outstanding after the Effective Time.

2.3

Merger Sub Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, Holdings shall become the sole shareholder of the Company. At the Effective Time of the Conversion, all of the outstanding shares of Company Common Stock will be converted to limited liability interests pursuant to the Conversion, whereupon Holdings will own all of the limited liability interests in the Company.

2.4

Holdings Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Common Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

2.5

Holdings Preferred Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Preferred Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

2.6

Stock Plans. At the Effective Time, Holdings shall assume and continue the Company’s obligations under the Digimarc Corporation 2008 Incentive Plan, as amended (the “2008 Incentive Plan”), and continue the Company’s obligations under the Digimarc Corporation 2018 Incentive Plan, as amended (the “2018 Incentive Plan” and, together with the 2008 Incentive Plan, the “Plans” and each individually, a “Plan”) and shall be substituted as the “Company” under the terms and provisions of each of the Plans and assume all rights and obligations of the Company under each Plan as theretofore in effect and all stock options, restricted stock, restricted stock units, performance-based restricted stock units and other awards outstanding thereunder (the “Outstanding Awards”). The Plans and the Outstanding Awards shall, pursuant to their terms, thereafter, apply to shares of Holdings Common Stock in the same manner as they theretofore applied to shares of Company Common Stock. Prior to the Effective Time, the Company shall take such action with respect to each Plan as is appropriate to facilitate performance of the foregoing provisions of this Section 2.6.

2.7

Name Change. As promptly as practicable after the Effective Time, Holdings shall take such action as is necessary to effect a name change of Holdings from “Deschutes Parent, Inc.,” as such name may be amended from time to time, to “Digimarc Corporation.”

ARTICLE THREE
EXCHANGE OF STOCK CERTIFICATES

3.1

Appointment of Exchange Agent. At or prior to the Effective Time, Holdings shall appoint an exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of Company Securities for Holdings Securities including certificates evidencing shares of Company Common Stock or Company Preferred Stock (“Company Certificates”) for book-entry shares evidencing such shares of Holdings Common Stock or Holdings Preferred Stock.

3.2

Exchange Procedures for Certificated Shares. As promptly as reasonably practicable after the Effective Time, Holdings and the Company shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of certificated shares of Company Securities: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor, as applicable: book-entry shares representing that number of shares of Holdings Common Stock or Holdings Redeemable Preferred Stock, as applicable, as the number of shares of Company Common Stock or Company Redeemable Preferred Stock, as applicable, represented by the surrendered Company Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3, and the Company Certificates so surrendered shall forthwith be cancelled. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock or Company Redeemable Preferred Stock, as applicable, shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock or Holdings Redeemable Preferred Stock, as applicable.

3.3

Restriction on Payment of Dividends and Distributions. No dividends or other distributions declared after the Effective Time with respect to Holdings Common Stock or Holdings Redeemable Preferred Stock, as applicable, shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with Section 3.2. After the surrender of a Company Certificate in accordance with Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holdings Common Stock or Holdings Redeemable Preferred Stock, as applicable, represented by such Company Certificate. Notwithstanding the foregoing, to the fullest extent permitted by law, none of Holdings, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Holdings Redeemable Preferred Stock, as applicable, or for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.4

Issuance of Holdings Securities in a Different Name. If any Holdings Securities are to be issued pursuant to Section 3.2 in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of any book-entry shares of Holdings Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.5

No Transfers of Company Common Stock or Company Preferred Stock After the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or shares of Company Redeemable Preferred Stock, which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares and no book-entry shares of Holdings Common Stock shall be issued in exchange for such shares of Company Common Stock or Company Redeemable Preferred Stock, as applicable, unless and until such Company Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.2 (or such other documents as are satisfactory to Holdings and the Exchange Agent in their sole discretion).

3.6

Lost Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such person of a bond in such amount as Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate book-entry shares representing the shares of Holdings Common Stock or Holdings Redeemable Preferred Stock, as applicable, to which the holder thereof is entitled pursuant to Section 2.1 or Section 2.4, as applicable, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3.

3.7

Uncertificated Shares. In the case of each share of Company Common Stock or Company Redeemable Preferred Stock, as applicable, that is not represented by a certificate, the Exchange Agent shall issue at the Effective Time one book-entry share of Holdings Common Stock or Holdings Redeemable Preferred Stock, as applicable, to the holders of such security without any action by such holder, and in the case of Company Common Stock or Company Redeemable Preferred Stock, as applicable, such holder shall be deemed to have surrendered Company Certificates in accordance with Section 3.2.

ARTICLE FOUR
CONDITIONS TO REORGANIZATION

4.1

Conditions to Reorganization. The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law) waiver by the Company, of the following conditions prior to the Effective Time:

a.	Consents. Any consents, approvals or authorizations that the Company deems necessary or appropriate to be obtained in connection with the consummation of the Reorganization shall have been obtained;

b.

Company Shareholder Approval. This Agreement shall have been adopted and approved by holders of shares of Company Common Stock representing a majority of all the votes entitled to be cast, in accordance with the ORS;

c.	Holdings Board and Shareholder Approval. This Agreement shall have been adopted and approved by the board of directors and sole shareholder of Holdings;

d.	Merger Sub Board and Shareholder Approval. This Agreement shall have been adopted and approved by the board of directors and sole shareholder of Merger Sub; and

e.

Listing. The listing of Holdings Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) shall have been determined to be treated as a substitution listing event in connection with the Reorganization or, in the alternative, Holdings Common Stock to be issued and reserved for issuance in connection with the Reorganization shall have been approved for listing by Nasdaq.

ARTICLE FIVE
AMENDMENT, DEFERRAL AND TERMINATION

5.1	Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement prior to the filing of the Articles of Merger with the Secretary of State of Oregon.

5.2

Deferral. Consummation of the Reorganization may be deferred by the board of directors of the Company or any authorized officer of the Company following the Annual Meeting if said board of directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its shareholders.

5.3

Termination. This Agreement may be terminated and the Reorganization abandoned at any time prior to the filing of the Articles of Merger with the Secretary of State of Oregon, whether before or after approval of this Agreement by the shareholders of the Company or, by action of the board of directors of the Company, if the board of directors of the Company determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its shareholders.

ARTICLE SIX
MISCELLANEOUS

6.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon.

6.2

Further Assurances. From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization. Merger Sub hereby authorizes and empowers the Company, as the surviving corporation, to execute and deliver all such assignments, assurances and other instruments and to take all such further actions in the name of Merger Sub following the Effective Time.

6.3

Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

6.4	Description of Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

DIGIMARC CORPORATION

By:	/s/ Charles Beck
Name: Charles Beck Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

DESCHUTES PARENT, INC.

By:	/s/ Charles Beck
Name: Charles Beck Title: Treasurer and Secretary

DESCHUTES MERGER SUB, INC.

By:	/s/ Charles Beck
Name: Charles Beck Title: Treasurer and Secretary

ANNEX A
AGREEMENT AND PLAN OF MERGER

ANNEX B
ARTICLES OF INCORPORATION OF HOLDINGS

ANNEX C
BYLAWS OF HOLDINGS

Annex B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of March 12, 2026, by and among Digimarc Corporation, an Oregon corporation (the “Company”), Deschutes Parent, Inc., an Oregon corporation (“Holdings”), and Deschutes Merger Sub, Inc., an Oregon corporation (“Merger Sub”).

RECITALS

A.    Holdings is an Oregon corporation and a wholly owned subsidiary of the Company on the date hereof.

B.    Merger Sub is an Oregon corporation and a wholly owned subsidiary of Holdings on the date hereof.

C.    The Company is an Oregon corporation. All of the shares of stock in Holdings issued and outstanding on the date hereof are held by the Company.

D.    Each of the Company, Holdings and Merger Sub desire that Merger Sub merge with and into the Company (the “Merger”) as authorized by the laws of the State of Oregon.

AGREEMENT

In consideration of the foregoing recitals and of the following covenants and agreements set forth in this Agreement, and for the purpose of prescribing the terms and conditions of the Merger, the parties agree as follows:

1.	Merger; Effectiveness.

1.1    Merger Sub shall be merged with and into the Company pursuant to Section 60.487 of the Oregon Revised Statutes (“ORS”) and in accordance with the terms and conditions of this Merger Agreement, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Oregon, all with the effect provided in the ORS, as a wholly owned subsidiary of Holdings.

1.2    Upon completion of the following events:

  (i)    the adoption of the plan of merger as stated herein by the Board of Directors of the Company;

  (ii)    the adoption of the plan of merger as stated herein by the Board of Directors of Holdings;

  (iii)    the adoption of the plan of merger as stated herein by the Board of Directors of Merger Sub;

 (iv)    the approval of the plan of merger as stated herein by the holders of common stock, $0.001 par value per share, of the Company;

 (v)    the approval of the plan of merger as stated herein by the holder of common stock, $0.001 par value per share, of Holdings;

 (vi)    the approval of the plan of merger as stated herein by the holder of common stock, $0.001 par value per share, of Merger Sub; and

 (vii)    the execution by the Company of the Articles of Merger and the filing of such Articles of Merger with the State of Oregon;

the Merger shall become effective at 11:59 p.m. Pacific Time on the date on which a duly executed copy of Articles of Merger with respect to the Merger is filed in the office of the Secretary of State of Oregon in accordance with the provisions of the ORS (such date and time, the “Effective Time”).

2.    Articles of Incorporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, continue to be the articles of incorporation of the Company and shall thereafter continue in full force and effect as the articles of incorporation of the Company until such articles of incorporation shall thereafter be amended as provided by law.

3.    Bylaws. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, continue to be the bylaws of the Company and shall thereafter continue in full force and effect as the bylaws of the Company until such bylaws shall thereafter be amended as provided by law.

4.    Directors and Officers. The directors and officers of the Company in office immediately prior to the Effective Time shall continue as the directors and officers, respectively, of the Company following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the articles of incorporation and bylaws of the Company.

5.    Treatment of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Company or any shares of stock of Merger Sub, all issued and outstanding shares of stock of Merger Sub, all of which are owned by Holdings, shall be cancelled, and no consideration shall be delivered in exchange therefor.

6.    Rights, Duties, Powers, Liabilities, Etc. At the Effective Time, the separate existence of Merger Sub shall cease, and Merger Sub shall be merged in accordance with the provisions of this Merger Agreement with and into the Company, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, duties and liabilities of the Company and Merger Sub; and all such things shall be taken and deemed to be transferred to and vested in the Company without further act or deed; and the title to any real estate, or any interest therein, vested by deed or otherwise in either the Company or Merger Sub, shall be vested in the Company without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either the Company or Merger Sub, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Company may be substituted in any such action or proceeding.

7.    Implementation. Each of the Company and Merger Sub shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Oregon to consummate and make effective the Merger, and shall execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be necessary, proper or advisable to effect the transactions contemplated by this Merger Agreement.

8.    Termination. This Merger Agreement may be terminated for any reason at any time before the filing of Articles of Merger with the State of Oregon (whether before or after adoption by the Board of Directors of each of the Company, Holdings, and Merger Sub) by resolution of the Board of Directors of the Company.

9.    Amendment. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

DIGIMARC CORPORATION

By:	/s/ Charles Beck
Name: Charles Beck Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

DESCHUTES PARENT, INC.

By:	/s/ Charles Beck
Name: Charles Beck Title: Treasurer and Secretary

DESCHUTES MERGER SUB, INC.

By:	/s/ Charles Beck
Name: Charles Beck Title: Treasurer and Secretary

Annex C

ARTICLES OF INCORPORATION
OF
DESCHUTES PARENT, INC.

ARTICLE I
NAME

The name of this Corporation (which is hereinafter referred to as the “Corporation”) is Deschutes Parent, Inc.

ARTICLE II
PURPOSE

The Corporation shall have the power to engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act as amended from time to time (the “Act”).

ARTICLE III
STOCK

Section 1.     Authorization. The aggregate number of shares which the Corporation shall have authority to issue is 52,500,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”); and (ii) 2,500,000 shares of preferred stock (“Preferred Stock”), $0.001 par value per share.

Section 2.     Common Stock. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. Subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor. On dissolution of the Corporation, after any preferential amount with respect to Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation. Holders of the Common Stock shall not have preemptive rights.

Section 3.     Series of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the Act, and by the provisions of this Article III, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designation, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series shall include determination of the following:

(a)     The number of shares in and the distinguishing designation of that series;

(b)     Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

(c)     Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

(d)     Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

(e)     The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

(f)     The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

(g)     Any other relative rights, preferences and limitations of the series that are permitted by law to vary.

Section 4.     Series A Redeemable Nonvoting Preferred Stock. Ten Thousand (10,000) shares of Preferred Stock of the Corporation are hereby designated as Series A Redeemable Nonvoting Preferred Stock (the “Series A Redeemable Nonvoting Preferred”) with the following powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof:

(a)     Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph shall have, for the purposes of this Section 4, the meanings herein specified.

(i) Issue Date. The term “Issue Date” shall mean the date that shares of Series A Redeemable Nonvoting Preferred are first issued by the Corporation.

(ii) Junior Stock. The term “Junior Stock” shall mean the Common Stock and any class or series of shares of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the shares of Series A Redeemable Nonvoting Preferred shall have received the Stated Value of all outstanding shares of Series A Redeemable Nonvoting Preferred as of the date of such liquidation, dissolution or winding up, plus any accrued and unpaid dividends to such date.

(iii) Parity Stock. The term “Parity Stock” shall mean, for purposes of this Section 4, any class or series of shares of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Redeemable Nonvoting Preferred.

(iv) Senior Stock. The term “Senior Stock” shall mean any class or series of shares of the Corporation issued after the Issue Date ranking senior to the Series A Redeemable Nonvoting Preferred in respect of the right to receive dividends, or assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

(v) Stated Value. The term “Stated Value” when used in reference to the Series A Redeemable Nonvoting Preferred shall mean $5.00 per share of Series A Redeemable Nonvoting Preferred.

(b) Dividend Rate; Payment. No dividends shall be declared or paid on the Series A Redeemable Nonvoting Preferred.

(c) Liquidation, Dissolution or Other Winding Up of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, subject to the prior preferences and other rights of any shares of Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the shares of Series A Redeemable Nonvoting Preferred shall be entitled to be paid the Stated Value of all outstanding shares of Series A Redeemable Nonvoting Preferred as of the date of such liquidation or dissolution or such other winding up, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Redeemable Nonvoting Preferred, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall have a preference, then the remaining assets and funds of the Corporation shall be distributed pro rata, on a share-for-share basis, among the holders of shares of Junior Stock. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of Series A Redeemable Nonvoting Preferred and of any shares of Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any shares of Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the shares of Series A Redeemable Nonvoting Preferred and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. For purposes of this Section 4(c), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution, distribution of assets or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d) Voting Rights. The Series A Redeemable Nonvoting Preferred shall have no voting rights other than such rights as may be required by law.

(e) Redemption. The Corporation at its sole option shall have the right to redeem out of funds lawfully available therefor the Series A Redeemable Nonvoting Preferred, in whole or in part, at any time or from time to time, upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto. The Corporation shall effect redemption by paying cash in an amount per share equal to the Stated Value.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the Series A Redeemable Nonvoting Preferred to be redeemed at the address shown in the records of the Corporation; provided that, if the Series A Redeemable Nonvoting Preferred is held in book-entry form through DTC, the Corporation may give notice in any manner permitted by DTC. Each notice will state, as appropriate: (i) the redemption date; (ii) the number of shares of Series A Redeemable Nonvoting Preferred to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Series A Redeemable Nonvoting Preferred are to be surrendered for payment of the redemption price if any such certificates are outstanding; and (v) the CUSIP, ISIN or similar identification number or numbers of the Series A Redeemable Nonvoting Preferred to be redeemed. If fewer than all shares of Series A Redeemable Nonvoting Preferred are to be redeemed, the Board of Directors shall select, in such manner as in its sole discretion it deems appropriate, the Series A Redeemable Nonvoting Preferred to be redeemed, and the notice provided to each such holder thereof will specify the number of shares of Series A Redeemable Nonvoting Preferred to be redeemed from such holder. If notice of redemption of any Series A Redeemable Nonvoting Preferred has been given and if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of holders of the Series A Redeemable Nonvoting Preferred so called for redemption, then from and after the redemption date, the Series A Redeemable Nonvoting Preferred will no longer be deemed to be outstanding and all rights of holders of such shares will terminate, except the right to receive the redemption price.

(f) Other Terms. Except as may otherwise be provided in this Section 4 or as required by law, the terms of the Series A Redeemable Nonvoting Preferred shall be identical to those of the Common Stock.

Section 5.     Series R Participating Cumulative Preferred Stock. An initial Five Hundred Thousand (500,000) shares of Preferred Stock of the Corporation are hereby designated as Series R Participating Cumulative Preferred Stock (the “Series R Preferred Stock”). Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series R Preferred Stock. The Series R Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof:

(a) Dividends and Distributions. Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Corporation’s Board of Directors shall approve (each such date being referred to in this Section 5 as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.001 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series R Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Section 5, the “Formula Number” shall be 100; provided, however, that if the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if the Corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 5(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Corporation’s Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series R Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series R Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the Corporation’s Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

So long as any shares of Series R Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 5(a) to be declared on the Series R Preferred Stock shall have been declared.

The holders of shares of Series R Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Section 5.

(b) Voting Rights. The holders of shares of Series R Preferred Stock shall have the following voting rights:

(i)     Each holder of Series R Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series R Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(ii)     Except as otherwise provided in this Section 5 or by applicable law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

(iii)     Except as provided in this Section 5 or by applicable law, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in these Articles) for authorizing or taking any corporate action.

(c) Certain Restrictions.

(i)     Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 5(a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series R Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(1)     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock;

(2)     declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3)     redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series R Preferred Stock; or

(4)     redeem or purchase or otherwise acquire for consideration any shares of Series R Preferred Stock, or any shares of stock ranking on a parity with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Corporation’s Board of Directors) to all holders of such shares upon such terms as the Corporation’s Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Preferred Stock classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this Section 5(c), purchase or otherwise acquire such shares at such time and in such manner.

(d) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received an amount equal to the greater of (i) $0.001 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(e) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series R Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 5(e) and Section 5(a) appear to apply to a transaction, this Section 5(e) will control.

(f) No Redemption; No Sinking Fund.

(i)     The shares of Series R Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series R Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series R Preferred Stock in the open market or by offer to any holder or holders of shares of Series R Preferred Stock.

(ii)     The shares of Series R Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(g) Ranking. The Series R Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Corporation’s Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such Preferred Stock and the qualifications, limitations and restrictions thereof.

(h) Fractional Shares. The Series R Preferred Stock shall be issuable in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series R Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fractional share of Series R Preferred Stock, may elect to (a) make a cash payment for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series R Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series R Preferred Stock.

(i)     Reacquired Shares. Any shares of Series R Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular Series by the Corporation’s Board of Directors pursuant to the provisions of this Article III.

(j)     Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series R Preferred Stock as provided in this Section 5 shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series R Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series R Preferred Stock, voting as a separate class.

ARTICLE IV
BOARD OF DIRECTORS

Section 1.     Number of Directors. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

Section 2.     Quorum and Manner of Acting. Unless otherwise provided by applicable law, the presence of a majority of the total number of directors constituting the whole Board (including vacancies and unfilled newly-created directorships) shall be necessary to constitute a quorum for the transaction of business. At all meetings of the Board at which a quorum is present, all matters shall be decided by the affirmative vote of the majority of the directors present, except as otherwise required by law.

Section 3.     Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause but only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote for the election of directors.

Section 4.     Vacancies and Newly Created Directorships. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock or unless the Board of Directors determines by resolution that any vacancy or newly created directorship shall be filled by the shareholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE V
AMENDING THE BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the shareholders of the Corporation to adopt, amend or repeal any Bylaws. The foregoing notwithstanding, the shareholders of the Corporation shall have no power to adopt, amend or repeal any Bylaws unless such adoption, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article V as a single class.

ARTICLE VI
AMENDING THE ARTICLES OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding that a lesser percentage may be specified by law), the provisions of Article IV, Article V, Article VII, and this Article VI hereof may not be altered, amended or repealed unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article VI as a single class.

ARTICLE VII
SHAREHOLDER MEETINGS

Section 1.     Written Action. Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes for filing with the corporate records.

Section 2.     Special Meetings. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of shareholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, or (b) the Board of Directors pursuant to a resolution approved by a majority of the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships, and any power of shareholders to call a special meeting is specifically denied.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, officer or employee in any such proceeding in advance of the final disposition of the proceeding if the officer or director sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article VIII and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article VIII. The indemnification and advancement of expenses specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office.

The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VIII (whether by reason of the fact that such person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VIII (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

ARTICLE IX
DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article IX shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the Act is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its shareholders shall be limited to the full extent permitted by the Act, as so amended from time to time. No amendment, modification or repeal of this Article, adoption of any provision in these Articles of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article IX with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

ARTICLE X
REGISTERED OFFICE AND AGENT

The name of the initial registered agent of the corporation and the address of its registered office are as follows:

Corporation Service Company
1127 Broadway Street NE, Suite 310
Salem, OR 97301

ARTICLE XI
INCORPORATOR

The name and address of the incorporator are:

Charles Beck
8500 SW Creekside Place
Beaverton, Oregon 97008

ARTICLE XII
NOTICES

The address where the State of Oregon Corporation Division may mail notices to the corporation is:

8500 SW Creekside Place
Beaverton, Oregon 97008

ARTICLE XIII
STREET ADDRESS OF PRINCIPAL OFFICE

The initial physical street address of the corporation is:

8500 SW Creekside Place
Beaverton, Oregon 97008

ARTICLE XIV
INDIVIDUAL WITH DIRECT KNOWLEDGE

The name and address of an authorized representative of the corporation are:

Riley McCormack
8500 SW Creekside Place
Beaverton, Oregon 97008

[Signature Page Follows]

I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the Corporation. This filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

/s/ Charles Beck
Charles Beck, Incorporator

Annex D

BYLAWS
OF
DESCHUTES PARENT, INC.

Incorporated under the Laws of the State of Oregon

ARTICLE I
SHAREHOLDERS

Section 1.1     Annual Meeting. The annual meeting of the shareholders shall be held on such date and at such time as may be fixed by resolution of the Board of Directors.

Section 1.2     Special Meetings. Special meetings of the shareholders may be called only by the Chairman of the Board or the Board of Directors pursuant to a resolution approved by a majority of the total number of directors that the corporation would have if there were no vacancies or unfilled newly created directorships (the “Whole Board”).

Section 1.3     Place of Meetings. Meetings of the shareholders shall be held at the principal business office of the corporation or at such other places within or without the State of Oregon, as may be determined by the Board of Directors. The Board of Directors may, at its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Oregon Business Corporation Act (the “Act”).

Section 1.4     Notice of Meetings. Written notices stating the date, time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting. If mailed, the notice shall be effectively given when it is mailed to the shareholder with postage prepaid at the shareholder’s address shown in the corporation’s current record of shareholders.

Section 1.5     Waiver of Notice. A shareholder may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. The waiver must be in writing, be signed by the shareholder entitled to the notice and be delivered to the corporation for inclusion in the minutes for filing with the corporate records. A shareholder’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. The shareholder’s attendance also waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 1.6     Record Date.

(a)    For the purpose of determining shareholders entitled to notice of a shareholders’ meeting or to vote or to take any other action, the Board of Directors of the corporation may fix a future date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days before the meeting or action requiring a determination of shareholders. The record date shall be the same for all voting groups.

(b)    A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

(c)    If a court orders a meeting adjourned to a date more than 120 days after the date fixed for the original meeting, it may provide that the original record date continue in effect or it may fix a new record date.

Section 1.7     Shareholders’ List for Meeting. After a record date for a meeting is fixed, the corporation shall prepare an alphabetical list of the names of all of its shareholders entitled to notice of a shareholders’ meeting. The list must be arranged by voting group and within each voting group by class or series of shares and show the address of and number of shares held by each shareholder. The shareholders’ list must be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held. The corporation shall make the shareholders’ list available at the meeting, and any shareholder or the shareholder’s agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment. Refusal or failure to prepare or make available the shareholder’s list does not affect the validity of action taken at the meeting.

Section 1.8     Quorum: Adjournment. Shares entitled to vote may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter constitutes a quorum for action on that matter. Any meeting of shareholders, annual or special, may be adjourned solely by the chairman of the meeting from time to time to reconvene at the same or some other time, date and place, and notice need not be given of any such adjourned meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. The shareholders present at a meeting shall not have authority to adjourn the meeting. At an adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting originally held. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is set for the adjourned meeting.

Section 1.9     Voting Requirements: Action Without Meeting. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast by the shares entitled to vote favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation. Directors are elected by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Action taken under this section is effective when the last shareholder signs the consent, unless the consent specifies an earlier or later effective date. If the law requires that notice of proposed action be given to nonvoting shareholders and the action is to be taken by unanimous consent of the voting shareholders, the corporation must give its nonvoting shareholders written notice of the proposed action at least 10 days before the action is taken. The notice must contain or be accompanied by the same material that, under the Act, would have been required to be sent to nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

Section 1.10     Proxies. A shareholder may vote shares in person or by proxy. An appointment of a proxy shall be effective when received by the Secretary or other officer of the corporation authorized to tabulate votes. An appointment is valid for 11 months unless a longer period is expressly provided for in the appointment form. An appointment is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest that has not been extinguished.

Section 1.11     Advance Notice of Shareholder Nominees and Shareholder Business.

(a)    Advance Notice of Shareholder Business.

At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the Board of Directors, or (C) by a shareholder of the corporation who (1) is a shareholder of record at the time of the giving of the notice required by this Section 1.11(a) and on the record date for the determination of shareholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 1.11(a). In addition, for business to be properly brought before an annual meeting by a shareholder, such business must be a proper matter for shareholder action pursuant to these bylaws and applicable law. For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to bring business before an annual meeting of shareholders.

(i)    To comply with clause (C) of Section 1.11(a) above, a shareholder’s notice must set forth all information required under this Section 1.11(a) and must be timely received by the Secretary of the corporation. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of the corporation not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the shareholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 1.11(a)(i). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”).

(ii)    To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter of business the shareholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business and any Shareholder Associated Person (as defined below), (3) the class and number of shares of the corporation that are held of record or are beneficially owned by the shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any securities of the corporation, (5) any material interest of the shareholder or a Shareholder Associated Person in such business, and (6) a statement whether either such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to approve the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a shareholder’s notice to the Secretary must be supplemented not later than ten days following the record date to disclose the information contained in clauses (3) and (4) above as of the record date. For purposes of this Section 1.11, a “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(iii)    Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.11(a) and, if applicable, Section 1.11(b). In addition, business proposed to be brought by a shareholder may not be brought before the annual meeting if such shareholder or a Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 1.11(a), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(b)    Advance Notice of Director Nominations at Annual Meetings.

Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 1.11(b) shall be eligible for election or re-election as directors at an annual meeting of shareholders. Nominations of persons for election to the Board of Directors of the corporation shall be made at an annual meeting of shareholders only (A) by or at the direction of the Board of Directors or (B) by a shareholder of the corporation who (1) was a shareholder of record at the time of the giving of the notice required by this Section 1.11(b) and on the record date for the determination of shareholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 1.11(b). In addition to any other applicable requirements, for a nomination to be made by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

(i)    To comply with clause (B) of Section 1.11(b) above, a nomination to be made by a shareholder must set forth all information required under this Section 1.11(b) and must be received by the Secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 1.11(a)(i) above.

(ii)    To be in proper written form, such shareholder’s notice to the Secretary must set forth:

(1)    as to each person (a “nominee”) whom the shareholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, (F) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Oregon law with respect to the corporation and its shareholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (2) as to such shareholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 1.11(a)(ii) above, and the supplement referenced in the second sentence of Section 1.11(a)(ii) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such shareholder or Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the corporation’s voting shares reasonably believed by such shareholder or Shareholder Associated Person to be necessary to elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(iii)    At the request of the Board of Directors, any person nominated by a shareholder for election as a director must furnish to the Secretary of the corporation (1) that information required to be set forth in the shareholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such shareholder’s nomination shall not be considered in proper form pursuant to this Section 1.11(b).

(iv)    Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of shareholders unless nominated in accordance with the provisions set forth in this Section 1.11(b). In addition, a nominee shall not be eligible for election or re-election if a shareholder or Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(c)    Advance Notice of Director Nominations for Special Meetings.

(i)    Nominations of persons for election to the Board of Directors shall be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting only (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the corporation who (A) is a shareholder of record at the time of the giving of the notice required by this Section 1.11(c) and on the record date for the determination of shareholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the Secretary of the corporation that includes the information set forth in Sections 1.11(b)(ii) and (b)(iii) above. To be timely, such notice must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a shareholder in accordance with the notice procedures set forth in this Section 1.11(c). In addition, a nominee shall not be eligible for election or re-election if a shareholder or Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(ii)    The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(d)    Other Requirements and Rights.

In addition to the foregoing provisions of this Section 1.11, a shareholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.11, including, with respect to business such shareholder intends to bring before the annual meeting that involves a proposal that such shareholder requests to be included in the corporation’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the 1934 Act. Nothing in this Section 1.11 shall be deemed to affect any right of the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

Section 1.12     Organization. Meetings of shareholders shall be presided over by the Chief Executive Officer or by another chairman designated by the Board of Directors. The Secretary, or in his or her absence, an Assistant Secretary, or, in the absence of the Secretary and all Assistant Secretaries, a person whom the Chairman of the meeting shall appoint shall act as Secretary of the meeting and keep a record of the proceedings thereof.

The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies, and such other persons as the Chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the Chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE II
BOARD OF DIRECTORS

Section 2.1     Duties of Board of Directors. All corporate powers shall be exercised by or under the authority of and the business and affairs of the corporation shall be managed by its Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as are not required by the Act, the Articles of Incorporation, or these Bylaws to be exercised or done by the shareholders.

Section 2.2     Number, Election and Qualification. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors of the corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution approved by the affirmative vote of a majority of the Board of Directors. The Board of Directors shall be elected by the shareholders at their annual meeting, and each director shall be elected to serve until the next annual meeting of shareholders, and until the director’s successor shall be elected and qualified or until earlier death, resignation or removal. Directors need not be residents of the State of Oregon or shareholders of the corporation.

Section 2.3     Regular Meetings. A regular meeting of the Board of Directors may be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 2.4     Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 2.5     Notice. Notice of the date, time and place of any special meetings of the Board of Directors shall be given to each director in any manner reasonably likely to be received at least 24 hours prior to the meeting by any means provided by law. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 2.6     Waiver of Notice. A director may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 2.7     Quorum, Majority Vote. Subject to Section 2.9 of these Bylaws, a number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 2.8     Meeting by Telephone Conference; Action Without Meeting.

(a)    Members of the Board of Directors may hold a board meeting by telephone conference or other communications equipment by means of which all persons participating in the meeting can simultaneously hear each other. Participation in such a meeting shall constitute presence in person at the meeting.

(b)    Any action that is required or permitted to be taken by the directors at a meeting may be taken without a meeting if a consent in writing, or by electronic transmission, setting forth the action so taken shall be signed by all of the directors entitled to vote on the matter. The action shall be effective on the date when the last signature is placed on the consent or at such earlier or later time as is set forth therein. Such writing or writings, or electronic transmission or transmissions, which shall have the same effect as a unanimous vote of the directors, shall be filed with the minutes of the corporation.

Section 2.9     Vacancies and Newly Created Directorships. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, or unless the Board of Directors determines by resolution that any vacancy or newly created directorship shall be filled by the shareholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.10     Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors or a committee of the Board of Directors shall be deemed to have assented to the action taken unless (a) the director’s dissent to, or abstention from, the action is entered in the minutes of the meeting, (b) a written dissent or abstention to the action is filed with the presiding officer of the meeting before the adjournment thereof or forwarded by certified or registered mail to the Secretary of the corporation immediately after the adjournment of the meeting or (c) the director objects at the beginning of the meeting, or promptly upon arrival, to the holding of the meeting or transacting business at the meeting. The right to dissent or abstention shall not apply to a director who voted in favor of the action.

Section 2.11     Transactions with Directors.

(a)    A transaction in which a director of the corporation has a direct or indirect interest shall be valid notwithstanding the director’s interest in the transaction if (1) the material facts of the transaction and the director’s interest are disclosed or known to the Board of Directors or a committee thereof and it authorizes, approves or ratifies the transaction; (2) the material facts of the transaction and the director’s interest are disclosed or known to shareholders entitled to vote and they authorize, approve or ratify the transaction; or (3) the transaction is fair to the corporation.

(b)    For purposes of Section 2.11(a)(1) above, a conflict of interest transaction may be authorized, approved or ratified if it receives the affirmative vote of a majority of directors or committee members thereof, who have no direct or indirect interest in the transaction. If such a majority of such members vote to authorize, approve or ratify the transaction, a quorum is present for the purpose of taking action.

(c)    For purposes of Section 2.11(a)(2) above, a conflict of interest transaction may be authorized, approved or ratified by a majority vote of shareholders entitled to vote thereon. Shares owned by or voted under the control of a director, or an entity controlled by a director, who has a direct or indirect interest in the transaction may be counted in a vote of shareholders to determine whether to authorize, approve or ratify a conflict of interest transaction.

(d)    A director has an indirect interest in a transaction if another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction or another entity of which the director is a director, officer or trustee is a party to the transaction and the transaction is or should be considered by the Board of Directors of the corporation.

Section 2.12     Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause but only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the corporation entitled to vote for the election of directors.

Section 2.13     Resignation. Any director may resign by delivering written notice to the Board of Directors, the Chairman or the corporation. Such resignation shall be effective (a) on receipt, (b) five days after its deposit in the United States mails, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by addressee, unless the notice specifies a later effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Articles of Incorporation, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

ARTICLE III
COMMITTEES OF THE BOARD

Section 3.1     Appointment. Unless the Articles of Incorporation provide otherwise, the Board of Directors may create one or more committees and appoint one or more members of the Board of Directors to serve on them. A majority of all directors in office must approve the creation of a committee and the appointment of its members. No member of any committee shall continue to be a member thereof after ceasing to be a director of the corporation. The Board of Directors shall have the power at any time to increase or decrease the number of members of any committee, to fill vacancies thereon, to change any member thereof and to change the functions or terminate the existence thereof.

Section 3.2     Limitation on Powers of a Committee. A committee shall not have the authority of the Board of Directors in reference to: (a) authorizing distributions, except according to a formula or method, or within limits, prescribed by the Board of Directors; (b) approving or proposing to shareholders actions that the law requires to be approved by shareholders; (c) filling vacancies on the Board of Directors or on any of its committees; or (d) adopting, amending or repealing the Bylaws.

Section 3.3     Conduct of Meetings. Each committee shall conduct its meetings in accordance with the applicable provisions of these Bylaws relating to meetings and action without meetings of the Board of Directors. Each committee shall adopt any further rules regarding its conduct, keep minutes and other records and appoint subcommittees and assistants as it deems appropriate.

Section 3.4     Compensation. By resolution of the Board of Directors, committee members may be paid reasonable compensation for services on committees and their expenses of attending committee meetings.

ARTICLE IV
OFFICERS

Section 4.1     Number. The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary. At this meeting, or at any other time, the Board of Directors may appoint one of its members as Chairman of the Board. Other officers and assistant officers as may be deemed necessary or desirable may be appointed by the Board of Directors and shall have such powers and duties prescribed by the Board of Directors or the officer authorized by the Board of Directors to prescribe the duties of other officers. Any two or more offices may be held by the same person and directors may hold any office unless the Articles of Incorporation or these Bylaws otherwise provide.

Section 4.2     Appointment and Term of Office. The officers of the corporation shall be appointed annually by the Board of Directors. The term of office of each officer commences upon appointment. Each officer shall hold office until a successor shall have been duly appointed and shall have qualified or until the officer’s death, resignation or removal in the manner hereinafter provided.

Section 4.3     Qualification. No officer need be a director, shareholder or Oregon resident.

Section 4.4     Resignation and Removal. An officer may resign at any time by delivering notice to the corporation. A resignation is effective (a) on receipt, (b) five days after its deposit in the United States mails, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by addressee, unless the notice specifies a later effective date. If the corporation accepts a specified later effective date, the Board of Directors may fill the pending vacancy before the effective date but the successor may not take office until the effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors. Any officer appointed by the Board of Directors may be removed from the officer position at any time with or without cause. Appointment of an officer shall not of itself create contract rights. Removal or resignation of an officer shall not affect the contract rights, if any, of the corporation or the officer.

Section 4.5     Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

Section 4.6     Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee shall so preside. Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the Chairman of the Board shall possess the same power as the Chief Executive Officer to sign all contracts, certificates and other instruments of the corporation which may be authorized by the Board of Directors. The Chairman of the Board shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chairman of the Board shall be responsible, in consultation with the Chief Executive Officer, for setting an agenda for each meeting of the Board of Directors.

Section 4.7     President. The President shall be the Chief Executive Officer of the corporation unless the Board of Directors shall have designated another officer as the Chief Executive Officer of the corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairman of the Board, and/or to any other officer, the President shall have the responsibility for the general management and the control of the business and affairs of the corporation and the general supervision and direction of all of the officers, employees and agents of the corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are prescribed from time to time by the Board of Directors.

Section 4.8     Secretary. The Secretary shall attend all meetings of the Board of Directors and any committee thereof and all meetings of shareholders and shall record and keep the minutes of all meetings of directors and shareholders in one or more books to be kept for that purpose. The Secretary shall perform such other duties and have such other authorities as are prescribed from time to time by the Board of Directors or the Chief Executive Officer.

Section 4.9     Vice Presidents: Each Vice president shall perform duties and responsibilities prescribed by the Board of Directors or the President. The Board of Directors or the President may confer a special title upon a Vice President.

ARTICLE V
INDEMNIFICATION

Section 5.1     Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of alleged occurrences of actions or omissions preceding any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the Act permitted the corporation to provide prior to such amendment).

Section 5.2     Employees and Other Agents. The corporation shall have power to indemnify its non-officer employees and other agents as set forth in the Act.

Section 5.3     No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

Section 5.4     Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the corporation in advance at the written request of the director or officer, if the director or officer:

(a)    furnishes the corporation a written affirmation of such person’s good faith belief that such person is entitled to be indemnified by the corporation; and

(b)    furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined that such person is not entitled to be indemnified by the corporation. Such advances shall be made without regard to the person’s ability to repay such expenses and without regard to the person’s ultimate entitlement to indemnification under this Article V or otherwise.

Section 5.5     Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this Article V shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the corporation and the director or officer who serves in such capacity at any time while this Article V and relevant provisions of the Act and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this Article V to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to a commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 5.6     Non-Exclusivity of Rights. The right conferred on any person by this Article V shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

Section 5.7     Survival of Rights. The right conferred on any person by this Article V shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 5.8     Insurance. To the fullest extent permitted by the Act, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article V.

Section 5.9     Amendments. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the corporation pursuant to this Article V (whether by reason of the fact that such person is or was acting as a director, officer or agent of the corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the corporation. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article V (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

Section 5.10     Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated, or by any other applicable law.

Section 5.11     Certain Definitions. For the purposes of this Article V, the following definitions shall apply:

(a)    The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement and appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b)    The term “expenses” shall be broadly construed and shall include without limitation, expense of investigations, judicial or administrative proceedings or appeals, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under Section 5.5 of this Article V, but shall not include judgments or fines against the indemnified party.

(c)    The term “corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as the person would have with respect to such constituent corporation if its separate existence had continued.

(d)    References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e)    References to “other enterprises” shall include employee benefit plans; references to “fines” in the Act shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

ARTICLE VI
ISSUANCE OF SHARES

Section 6.1     Certificate for Shares.

(a)    No shares of the corporation shall be issued unless authorized by the Board of Directors, which authorization shall include the maximum number of shares to be issued and the consideration to be received for each share. Before the corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for such shares is adequate. Such determination by the Board of Directors shall be conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid and nonassessable. The Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. If certificates are issued, the certificates shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by any two of the following Officers: the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary. Any or all of the signatures on a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the corporation itself or an employee of the corporation. All certificates shall be consecutively numbered or otherwise identified.

(b)    Every certificate for shares of stock that are subject to any restriction on transfer pursuant to the Articles of Incorporation, the Bylaws, applicable securities laws, agreements among or between shareholders or any agreement to which the corporation is a party shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction and that the corporation retains a copy of the restriction. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued and the authority of the Board of Directors to determine variations for future series or a statement of the existence of such designations, relative rights, preferences and limitations and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

(c)    The name and mailing address of the person to whom the shares represented thereby are issued with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled, and no new certificates shall be issued until a former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors prescribes.

Section 6.2     Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

Section 6.3     Transfer Agent and Registrar. The Board of Directors may from time to time appoint one or more Transfer Agents and one or more Registrars for the shares of the corporation, with such powers and duties as the Board of Directors determines by resolution. The signature of officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a Transfer Agent or by a Registrar other than the corporation itself or an employee of the corporation.

Section 6.4     Officer Ceasing to Act. If the person who signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, the certificate is nevertheless valid.

Section 6.5     Fractional Shares. The corporation shall not issue certificates for fractional shares.

ARTICLE VII
CONTRACTS, LOANS, CHECKS AND OTHER INSTRUMENTS

Section 7.1     Contracts. The Board of Directors may authorize any officer or officers and agent or agents to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 7.2     Loans. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name less authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 7.3     Checks, Drafts, etc. All checks, drafts or other orders for the payment of money and notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers and agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1     Seal. If the Board of Directors adopts a corporate seal, the seal of the corporation shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words “Corporate Seal.”

Section 8.2     Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, invalid, illegal or otherwise ineffective shall not affect of invalidate any other provision of these Bylaws.

ARTICLE IX
AMENDMENTS

Subject to the provisions of the Articles of Incorporation, and in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal these Bylaws at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the shareholders of the corporation to adopt, amend or repeal any Bylaws. The foregoing notwithstanding, the shareholders shall have no power to adopt, amend or repeal these Bylaws unless such adoption, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for purposes of this Article IX as a single class.

Adopted: February 26, 2026